Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-142442

PROSPECTUS SUPPLEMENT NO. 7
DATED April 3, 2008
(To Prospectus Dated July 17, 2007)

LIQUIDMETAL TECHNOLOGIES, INC.

12,032,140 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated July 17, 2007, of Liquidmetal Technologies, Inc, as supplemented by Supplement #1 dated July 27, 2007, Supplement #2 dated August 14, 2007, Supplement #3 dated September 26, 2007, Supplement #4 dated November 14, 2007, Supplement #5 dated January 15, 2008, and Supplement #6 dated February 28, 2008.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplements #1, #2, #3, #4, #5 and #6 thereto.  The Prospectus relates to the public sale, from time to time, of up to 12,032,140 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplements #1, #2, #3, #4, #5 and #6.

This prospectus supplement includes the attached Annual Report on Form 10-K, as filed by us with the Securities and Exchange Commission on April 3, 2008.

We may amend or supplement the Prospectus, as supplemented, from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus, as previously supplemented) is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 3, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2007

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to

Commission File No. 000-31332

LIQUIDMETAL TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	33-0264467
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30452 Esperanza
Rancho Santa Margarita, CA 92688
(address of principal executive office, zip code)

Registrant’s telephone number, including area code: (949) 635-2100

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class
Common Stock, $0.001 par value

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
Yes  ☐  No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
Yes  ☐  No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past 90 days.
Yes  ☒   No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐  No ☒

The aggregate market value of the registrant’s Common Stock held by non-affiliates of the registrant as of June 30, 2007 was approximately $30,991,876. For purposes of this calculation only, (i) shares of Common Stock are deemed to have a market value of $0.85 per share, the closing price of the Common Stock as reported on the OTC Bulletin Board on June 29, 2007, and (ii) each of the executive officers, directors and persons holding more than 10% of the outstanding Common Stock as of June 30, 2007 is deemed to be an affiliate.

PART I

Forward-Looking Statements

This annual report on Form 10-K of Liquidmetal Technologies, Inc. contains “forward-looking statements” that may state our management’s current expectations, estimates, forecasts, and projections about the company and its business. Any statement in this report that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result. These statements are not guarantees of future performance, and undue reliance should not be placed on these statements. It is important to note that Liquidmetal Technologies, Inc.’s actual results could differ materially from what is expressed in our forward-looking statements due to the risk factors described in the section of this report entitled “Risk Factors” in Item 1A of this report as well as the following risks and uncertainties:

•      Our history of operating losses and uncertainty surrounding our ability to achieve or sustain profitability;

•      Our limited history of developing, manufacturing, and selling products made from our bulk amorphous alloys;

•      Lengthy customer adoption cycles and unpredictable customer adoption practices;

•      Our ability to identify, develop, and commercialize new product applications for our technology;

•      Competition from current suppliers of incumbent materials or producers of competing products;

•      Our ability to identify, consummate, and/or integrate strategic partnerships;

•      The potential for manufacturing problems or delays; and

•      Potential difficulties associated with protecting or expanding our intellectual property position.

Liquidmetal Technologies, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 1. Business

In this annual report on Form 10-K, unless the context indicates otherwise, references to “the Company”, “Liquidmetal Technologies”, “our Company”, “we”, “us”, and similar references refer to Liquidmetal Technologies, Inc. and its subsidiaries.

Overview

We are a materials technology company that develops and commercializes products made from amorphous alloys.  Our Liquidmetal® family of alloys consists of a variety of proprietary coatings, powders, bulk alloys, and composites that utilize the advantages offered by amorphous alloy technology. We develop, manufacture, and sell products and components from bulk amorphous alloys to customers in various industries, and we also partner with third-party licensees and distributors to develop and commercialize bulk Liquidmetal alloy products. We believe that our proprietary bulk alloys are the only commercially viable bulk amorphous alloys currently available in the marketplace.  In addition to our bulk alloys, we market and sell a line of proprietary amorphous alloy-based industrial coatings under the Liquidmetal® ArmacorTM Coatings brand.

Amorphous alloys are unique materials that are distinguished by their ability to retain a random atomic structure when they solidify, in contrast to the crystalline atomic structure that forms in other metals and alloys when they solidify. Liquidmetal alloys possess a combination of performance, processing, and potential cost advantages that we believe will make them preferable to other materials in a variety of applications. The amorphous atomic structure of our alloys enables them to overcome certain performance limitations caused by inherent weaknesses in crystalline atomic structures, thus facilitating performance and processing characteristics superior in many ways to those of their crystalline counterparts. For example, our zirconium-titanium Liquidmetal alloys are approximately 250% stronger than commonly used titanium alloys such as Ti-6Al-4V, but they also have some of the beneficial processing characteristics more commonly associated with plastics. We believe these advantages could result in Liquidmetal alloys supplanting high-performance alloys, such as titanium and stainless steel, and other incumbent materials in a wide variety of applications. Moreover, we believe these advantages could enable the introduction of entirely new products and applications that are not possible or commercially viable with other materials.

General Corporate Information

We were originally incorporated in California in 1987, and we reincorporated in Delaware in May 2003.  Our principal executive offices are located at 30452 Esperanza, Rancho Santa Margarita, California 92688. Our telephone number at that address is (949) 635-2100. Previously, our principal executive offices were located in Lake Forest, California. In May 2007, we relocated all corporate and research and development functions into our new facility in Rancho Santa Margarita. Our Internet website address is www.liquidmetal.com and all of our filings with the Securities and Exchange Commission are available free of charge on our website.

Subsidiaries and Other Locations

We currently own and operate a manufacturing facility in Pyongtaek, South Korea, which became operational in the third quarter of 2002.  This Korean subsidiary handles our Bulk Liquidmetal alloy business which includes market opportunities to manufacture and sell components made out our bulk alloys.  We operate a distribution warehouse division in Huntsville, Texas to handle our Liquidmetal alloy industrial coatings which are used primarily as protective coatings for industrial machinery and equipment, such as drill pipe used by the oil drilling industry and boiler tubes used by coal burning power plants.  Lastly, we acquired a coatings application business based in Dothan, Alabama in the second quarter of 2007 which is used to support our industrial coatings business.

Segments

In April 2002, we began classifying operations into two reportable segments: Liquidmetal alloy industrial coatings and bulk Liquidmetal alloys. The Liquidmetal alloy industrial coatings are used primarily as a protective coating for industrial machinery and equipment, such as drill pipe used by the oil drilling industry and boiler tubes used by coal burning power plants. Bulk Liquidmetal alloys include market opportunities to manufacture and sell components made out of our bulk alloys. The expenses incurred by the bulk Liquidmetal alloy segment are manufacturing, research and development costs, and selling expenses associated with identifying and developing market opportunities. Bulk Liquidmetal alloy products can be distinguished from Liquidmetal alloy coatings in that the bulk Liquidmetal alloy can have significant thickness, up to approximately one inch, which allows for their use in a wider variety of applications other than a thin protective coating applied to machinery and equipment. Revenue and expenses associated with research and development services are included in the bulk Liquidmetal alloy segment.

Results of segment operations and assets are included in Note 16 to the Consolidated Financial Statements contained in this Form 10-K.

Our Technology

The performance, processing, and potential cost advantages of Liquidmetal alloys are a function of their unique atomic structure and their proprietary material composition.

Unique Atomic Structure

The atomic structure of Liquidmetal alloys is the fundamental feature that differentiates them from other alloys and metals. In the molten state, the atomic particles of all alloys and metals have an amorphous atomic structure, which means that the atomic particles appear in a completely random structure with no discernible patterns. However, when non-amorphous alloys and metals are cooled to a solid state, their atoms bond together in a repeating pattern of regular and predictable shapes, or crystalline grains. This process is analogous to the way ice forms when water freezes and crystallizes. In non-amorphous metals and alloys, the individual crystalline grains contain naturally occurring structural defects that limit the potential strength and performance characteristics of the material. These defects, known as dislocations, consist of discontinuities or inconsistencies in the patterned atomic structure of each grain. Unlike other alloys and metals, bulk Liquidmetal alloys can retain their amorphous atomic structure throughout the solidification process and therefore do not develop crystalline grains and the associated dislocations. Consequently, bulk Liquidmetal alloys exhibit superior strength and other superior performance characteristics compared to their crystalline counterparts. Our Liquidmetal alloy coatings, in contrast to our bulk alloys, have a crystalline atomic structure when initially applied, but their atomic structure becomes amorphous as the coatings rub against surfaces under force, thus improving their performance over time.

Prior to 1993, commercially viable amorphous alloys could be created only in thin forms, such as coatings, films, or ribbons. However, in 1993, researchers at the California Institute of Technology (Caltech) developed the first commercially viable amorphous alloy in a bulk form. Today, bulk Liquidmetal alloys can be formed into objects that are up to one inch thick, and we are not aware of any other commercially available amorphous alloys that can achieve this thickness. We have the exclusive right to commercialize bulk amorphous alloy technology through a license agreement with Caltech and other patents that we own.

Proprietary Material Composition

The constituent elements and percentage composition of Liquidmetal alloys are critical to their ability to solidify into an amorphous atomic structure. We have several different alloy compositions that have different constituent elements in varying percentages. These compositions are protected by various patents that we own or exclusively license from third parties, including Caltech. The raw materials that we use in Liquidmetal alloys are readily available and can be purchased from multiple suppliers.

Advantages of Liquidmetal Alloys

Liquidmetal alloys possess a unique combination of performance, processing and cost advantages that we believe makes them superior in many ways to other commercially available materials for a variety of existing and potential future product applications.

Performance Advantages

Our bulk Liquidmetal alloys provide several distinct performance advantages over other materials, and we believe that these advantages make the alloys desirable in applications that require high yield strength, strength-to-weight ratio, elasticity and hardness.

The high yield strength of bulk Liquidmetal alloys means that a high amount of stress must be exerted to create permanent deformation. However, because the yield strength is so high, the yield strength of many of our bulk Liquidmetal alloy compositions is very near their ultimate strength, which is the measure of stress at which total breakage occurs. Therefore, very little additional stress may be required to break an object made of bulk Liquidmetal alloys once the yield strength is exceeded. Although we believe that the yield strength of many of our bulk alloys exceeds the ultimate strength of most other commonly used alloys and metals, our bulk alloys may not be suitable for certain applications, such as pressurized tanks, in which the ability of the material to yield significantly before it breaks is more important than its strength advantage. Additionally, although our bulk alloys show a high resistance to crack initiation because of their very high strength and hardness, certain of our bulk alloys are sensitive to crack propagation under certain long-term, cyclical loading conditions. Crack propagation is the tendency of a crack to grow after it forms. We are currently developing new alloy compositions that have improved material properties to overcome these limitations.

Processing Advantages

The processing of a material generally refers to how a material is shaped, formed, or combined with other materials to create a finished product. Bulk Liquidmetal alloys possess processing characteristics that we believe make them preferable to other materials in a wide variety of applications. In particular, our alloys are amenable to processing options that are similar in many respects to those associated with plastics. For example, we believe that bulk Liquidmetal alloys have superior net-shape casting capabilities as compared to high-strength crystalline metals and alloys.  “Net-shape casting” is a type of casting that permits the creation of near-to-net shaped products that reduce costly post-cast processing or machining. Additionally, unlike most metals and alloys, our bulk Liquidmetal alloys are capable of being thermoplastically molded in bulk form. Thermoplastic molding consists of heating a solid piece of material until it is transformed into a moldable state, although at temperatures much lower than the melting temperature, and then introducing it into a mold to form near-to-net shaped products.  Accordingly, thermoplastic molding can be beneficial and economical for net shape fabrication of high-strength products.

Bulk Liquidmetal alloys also permit the creation of composite materials that cannot be created with most non-amorphous metals and alloys. A composite is a material that is made from two or more different types of materials. In general, the ability to create composites is beneficial because constituent materials can be combined with one another to optimize the composite’s performance characteristics for different applications. In other metals and alloys, the high temperatures required for processing could damage some of the composite’s constituent materials and therefore limit their utility. However, the relatively low melting temperatures of bulk Liquidmetal alloys allow mild processing conditions that eliminate or limit damage to the constituent materials when creating composites. In addition to composites, we believe that the processing advantages of Liquidmetal alloys will ultimately allow for a variety of other finished forms, including sheets and extrusions.

Notwithstanding the foregoing advantages, our bulk Liquidmetal alloys possess certain limitations relative to processing. The beneficial processing features of our bulk alloys are made possible in part by the alloys’ relatively low melting temperatures. Although a lower melting temperature is a beneficial characteristic for processing purposes, it renders certain bulk alloy compositions unsuitable for certain high-temperature applications, such as jet engine exhaust components. Additionally, the current one-inch thickness limitation of our zirconium-titanium bulk alloy renders our alloys currently unsuitable for use as structural materials in large-scale applications, such as load-bearing beams in building construction. We are currently engaged in research and development with the goal of developing processing technology and new alloy compositions that will enable our bulk alloys to be formed into thicker objects.

Cost Advantages

Liquidmetal alloys have the potential to provide cost advantages over other high-strength metals and alloys in certain applications. Because bulk Liquidmetal alloy has processing characteristics similar in some respects to plastics, which lends itself to near-to-net shape casting and molding, Liquidmetal alloys can in many cases be shaped efficiently into intricate, engineered products. This capability can eliminate or reduce certain post-casting steps, such as machining and re-forming, and therefore has the potential to significantly reduce processing costs associated with making parts in high volume.

Additionally, because the near-to-net shape processing of Liquidmetal alloys reduces the need for capital-intensive heavy industrial equipment such as that found in foundry and forging operations, Liquidmetal alloys can be processed with a smaller machinery footprint, which allows for more efficient development of facilities and reduced permitting and regulatory costs. We believe that these advantages may allow our customers an opportunity to maintain or improve the performance of their products without a commensurate increase in cost.

Our Strategy

As a result of the experience and knowledge that we have gained through our activities to date, and recognizing that developing and commercializing a revolutionary new technology is an evolutionary process, we are continually modifying our business strategy to enable us to better capitalize on our evolving core strengths and more effectively pursue revenue growth and profitability. The key elements of our strategy include:

•              Identifying and Developing New Applications for Our Liquidmetal Alloy Technology. We intend to continue to identify and develop new applications that will benefit from the performance, processing, and cost advantages of Liquidmetal alloys.

•              Focusing Our Marketing and Internal Manufacturing Activities on Select Products with Expected Higher Gross-Margins. We intend to focus our marketing and internal manufacturing activities on select products with anticipated higher gross margins.  This strategy is designed to align our product development initiatives with our manufacturing processes and manufacturing cost structure, and to reduce our exposure to more commodity-type product applications that are prone to unpredictable demand and fluctuating pricing.  Our focus is primarily on higher-margin products that possess design features that take optimal advantage of our existing and developing manufacturing technology and that command a price commensurate with the performance advantages of our alloys.  In addition to our focus on products with higher gross margins, we will continue to engage in prototype manufacturing, both for internally manufactured products and for products that will ultimately be licensed to or manufactured by third parties.

•              Further Developing Our Manufacturing Processes, Capabilities, and Efficiencies for Bulk Liquidmetal Alloys. We intend to improve and enhance our internal manufacturing processes, capabilities, and efficiencies in order to maintain quality control over products made from bulk Liquidmetal alloys, to focus on improvements to the processing of our alloys, and to protect our intellectual property. As our alloys become more pervasive, however, we expect to enter into additional strategic relationships that would involve the licensing of Liquidmetal technology to third parties for certain market segments.

•              Pursuing Strategic Partnerships In Order to More Rapidly Develop and Commercialize Products. We intend to actively pursue and support strategic partnerships that will enable us to leverage the resources, strength, and technologies of other companies in order to more rapidly develop and commercialize products.  These partnerships may include licensing transactions in which we license full commercial rights to our technology in a specific application area, or they may include transactions of a more limited scope in which, for example, we outsource manufacturing activities or grant distribution rights.  We believe that utilizing such a partnering strategy will enable us to reduce our working capital burden, better fund product development efforts, better understand customer adoption practices, leverage the technical and financial resources of our partners, and more effectively handle product design and process challenges.  As this partnering strategy evolves, a growing portion of our revenue mix may be comprised of revenue from the provision of product development services, technical support, and engineering services, as well as revenues from royalties on the sale of Liquidmetal alloy products by our partners.

•              Advancing the Liquidmetal® Brand. We believe that building our corporate brand will foster continued adoption of our technology. Our goal is to position Liquidmetal alloys as a superior substitute for materials currently used in a variety of products across a range of industries. Furthermore, we seek to establish Liquidmetal alloys as an enabling technology that will facilitate the creation of a broad range of commercially viable new products. To enhance industry awareness of our company and increase demand for Liquidmetal alloys, we are reviewing various brand development strategies that could include collaborative advertising and promotional campaigns with select customers, industry conference and trade show appearances, public relations, and other means.

Applications for Liquidmetal Alloys

We have focused our commercialization efforts for Liquidmetal alloys on five identified product areas.  We believe that these areas are consistent with our strategy in terms of market size, building brand recognition, and providing an opportunity to develop and refine our processing capabilities. Although we believe that strategic partnering transactions could create valuable opportunities beyond the parameters of these target markets, we anticipate continuing to pursue these markets both internally and in conjunction with partners.

Components for Electronic Products

We produce components for electronic devices using our bulk Liquidmetal alloys and believe that our alloys offer enhanced performance and design benefits for these components in certain applications.  Bulk Liquidmetal alloys can be used for various structural components of a cellular phone, including the shield, faceplate, hinge, hinge housings, back plate, side plates, brackets, and the cover on the phones. We initially targeted the electronic casings market because of its potential for high product volumes and branding opportunities; however, unpredictable customer adoption practices, short product model lives, processing limitations, and intense pricing pressures make it very challenging to compete in this high-volume market.  Accordingly, we are currently limiting our focus in this market to higher-margin applications that have the potential to benefit from the unique performance characteristics of bulk Liquidmetal alloys.  We continue to believe that the high strength-to-weight ratio and elastic limit of bulk Liquidmetal alloys enable the production of stronger and thinner electronic devices as compared to plastic, zinc, and magnesium, and we intend to focus on products that require these design and performance benefits.

Sporting Goods and Leisure Products

We are developing a variety of applications for Liquidmetal alloys in the sporting goods and leisure products area.

In the sporting goods industry, we believe that the high strength, hardness, and elasticity of our bulk alloys have the potential to enhance performance in a variety of products, and we further believe that many sporting goods products are conducive to our internal manufacturing strategy of focusing on high-margin products that meet our design criteria.  Substantial opportunities also exist for our amorphous alloy coatings, powders and composites. In 2003, Rawlings Sporting Goods Company launched a new line of baseball and softball bats that utilize a Liquidmetal alloy coating, and HEAD NV Sport launched a new line of HEAD® Liquidmetal® tennis racquets that incorporates Liquidmetal alloy in composite form in their racquet design. In 2005, we have also launched goods that utilize Liquidmetal alloy including skis.  Other potential applications for our alloys in this industry include golf clubs, eyewear, fishing, hunting, and other sport products.

In the leisure products category, we believe that bulk Liquidmetal alloys can be used to efficiently produce intricately engineered designs with high-quality finishes, such as premium watchcases, and we further believe that Liquidmetal alloy technology can be used to make high-quality, high-strength jewelry from precious metals.  We have successfully produced prototype rings made from an amorphous Liquidmetal platinum alloy that is harder (and hence more scratch resistant) than conventional platinum jewelry.

In order to accelerate the commercialization of Liquidmetal alloys in the jewelry and high-end luxury products market, in June 2003, we entered into an exclusive, ten-year license agreement with LLPG, Inc. (“LLPG”).  Under the terms of the agreement, LLPG has the right to commercialize Liquidmetal alloys, particularly precious-metal based compositions, in jewelry and high-end luxury product markets.

Medical Devices

We are engaged in product development efforts relating to various medical devices that could be made from Liquidmetal alloys. We believe that the unique properties of bulk Liquidmetal alloys provide a combination of performance and cost benefits that could make them a desirable replacement to incumbent materials, such as stainless steel and titanium, currently used in various medical device applications.  Our ongoing emphasis in 2006 and 2007 has been on surgical instrument applications for Liquidmetal alloys. These include, but are not limited to, specialized blades, orthopedic instruments utilized for implant surgery procedures, dental devices, and general surgery devices. The potential value offered by our alloys is high performance in some cases and cost reduction in others, the latter stemming from the ability of Liquidmetal alloys to be net shape cast into components, thus reducing costs of secondary processing. The status of most components in the prototyping phase is subject to non-disclosure agreements with our customers.

We believe that our future success in the medical device market will be driven largely by strategically aligning ourselves with well-established companies that are uniquely positioned to facilitate the introduction of Liquidmetal alloys into this market, especially as it relates to the unique processing challenges and stringent material qualification requirements that are prevalent in this industry.  We also believe that our prospects for success in this market will be enhanced through our focus on optimizing existing alloy compositions and developing new alloy compositions to satisfy the industry’s rigorous material qualification standards.

Industrial Coatings and Powders

We continue to market and sell amorphous alloy industrial coatings and powders under the Liquidmetal® ArmacorTM Coatings brand name. Liquidmetal alloy coatings are used primarily as a protective coating for industrial machinery and equipment. Since the inception of this business in the late 1980s, our proprietary coatings have demonstrated a high degree of hardness and low coefficient of friction which, when combined with their strong adhesion properties, reduce the wear and consequent failure of the machinery and equipment on which they are used. In contrast to our bulk alloys, we sell Liquidmetal coatings primarily in the form of a wire or powder feedstock that is melted and applied to machinery or equipment through welding or thermal spray processes.

Our Liquidmetal coatings are widely used in the oil drilling industry as a protective coating on drill pipe and casings, and we estimate that our coatings represent a dominant share of annual worldwide sales of hard band coatings for new oil drill pipe. Drilling often places tremendous stress on pipes and casings, especially whenever the drill changes direction. Both the drill pipe and casing experience excessive wear, which leads to higher replacement costs and greater failure rates. Liquidmetal coatings are used to provide a protective coating, or hard band, around the outside of the drill pipe and the inside of casings to reduce wear and failure rates and accordingly reduce operating costs.

Liquidmetal coatings have also been sold into the power generation industry specifically for the purpose of coating boiler tubes in coal-burning power plants in order to extend the lives of these boilers. Boiler tubes are subject to high heat, erosion, and corrosion and often require costly replacement, both in terms of replacement parts and length of downtime for installation. Additionally, residue build-up in boiler tubes of coal burning power plants creates operating inefficiencies. Historic performance and testing of Liquidmetal coatings have demonstrated that our coatings extend the life of these boiler tubes meaningfully beyond their current average life depending on the specific environment. In addition, our coatings have demonstrated the ability to reduce build-up of residue on boiler tubes, helping to improve the efficiencies of the boilers. Historically, we have not concentrated sales efforts on the boiler tube market in a substantial way. However, given the size of the market and potential opportunities for our coatings, we have recently dedicated greater effort to this area.

Defense Applications

We are working with the U.S. Department of Defense, as well as a variety of defense-related research and development agencies and large defense contractors, to develop various defense-related applications for Liquidmetal alloys. For example, we are currently developing prototype kinetic energy penetrator rods for use in armor-piercing ammunition systems. Kinetic energy penetrators, or KEPs, are armor piercing munitions that are currently made primarily from depleted uranium (DU) or tungsten heavy alloys (WHA). From inception of our KEP research program in 2002 through 2007, the KEP program as expended approximately $12.4 million to replicate the terminal ballistic performance on depleted uranium in medium caliber ammunition. Latest ballistic tests under the Liquidmetal KEP program have demonstrated that tungsten KEPs perform significantly better compared to currently used WHA.

We also continue to work with a number of defense-related research and development agencies and large defense companies to identify additional military applications that may benefit from using Liquidmetal alloys. We believe that our alloys can present opportunities that we can capitalize on the trend toward lighter but stronger weapon systems in the U.S. military, and our strategy is to align ourselves with the largest and most significant players in this industry.  Product development programs for defense applications are currently underway with several leading defense contractors, including Alliant Techsystems, General Dynamics, and Lockheed Martin Missiles and Fire Control.

Going Concern /Liquidity

We have experienced significant operating losses since our inception. Our net loss for the fiscal years ended December 31, 2007, 2006, and 2005 was $5.6 million, $14.5 million, and $7.1 million, respectively.  In the audit report on our financial statements for our fiscal years ended December 31, 2007 and 2006, our auditors included a going-concern qualification indicating that our significant operating losses and working capital deficit cause substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations without additional funding.  On February 22, 2008, we received $1.7 million distribution from our majority owned subsidiary, Liquidmetal Coatings, LLC (“LMC”) from which it issued and sold $2.5 million in preferred membership units to two existing holders of LMC common membership units.  The preferred units issued by LMC have an accruing priority return of 14% per year and are redeemable by the preferred holders on the fourth anniversary of the issue date.

We anticipate that the $1.7 million distribution received will be sufficient to pursue our current operating plan only through the second quarter of 2008, and we will therefore require additional funding at or prior to that time.  We are actively seeking additional sources of capital and seeking to restructure and/or modify existing indebtedness.  The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues through obtaining additional purchase orders for our products and/or the extent to which we can restructure or modify our debt.  Because we cannot be certain that we will be able to obtain adequate funding from debt, equity, or other traditional financing sources, we are also actively exploring several strategic financing options, including the possible sale of our manufacturing plant in South Korea (which would then be replaced with a smaller facility) and additional licensing and outsourcing of our manufacturing operations.

We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations.

Additionally, we have approximately $3.0 million of principal and accrued interest outstanding as of December 31, 2007, under the 8% unsecured subordinated notes (the “Bridge Notes”), which were due August 17, 2007.  Subsequent to December 31, 2007 and as of the filing of this report, we repaid $1.9 million of principal and accrued interest due under the Bridge Notes and have approximately $1.1 million of principal and accrued interest outstanding.  We intend to fully repay the amounts due under the Bridge Notes.  However, as of the filing of this report we do not have sufficient funds to repay the Bridge Notes.  As a result, we are currently in default under the Bridge Notes.   Such a default may have material adverse effect on our operations, financial condition, and results of operations. We have not received a formal notice of default and we are currently working to resolve this matter with the investors holding our Bridge Notes.

We were required under our amended Security Purchase Agreement, dated April 23, 2007, between our company and holders of our 8% convertible subordinated notes due January 2010 (the “January 2010 Notes”), to repay outstanding debt under previously issued promissory notes, including the Bridge Notes (“Debt Satisfaction Covenant”) by October 1, 2007.  As we have not yet fully repaid our Bridge Notes, we are not in compliance with this covenant and are subject to default under the January 2010 Notes.  Such a default may have material adverse effect on our operations, financial condition, and results of operations. We have not received a formal notice of default under this covenant and we are currently working to resolve this matter.

Liquidmetal Golf

From 1997 until September 2001, we were engaged in the retail marketing and sale of golf clubs through a majority owned subsidiary, Liquidmetal Golf. The retail business of Liquidmetal Golf was discontinued in September 2001. Although the retail golf club business has been discontinued, Liquidmetal Golf is engaged in the development of golf club components for golf original equipment manufacturers that will integrate these components into their own clubs and then sell them under their respective brand names. Liquidmetal Technologies owns 79% of the outstanding common stock in Liquidmetal Golf.

Our Liquidmetal Golf subsidiary has the exclusive right and license to utilize our Liquidmetal alloy technology for purposes of golf equipment applications. This right and license is set forth in an intercompany license agreement between Liquidmetal Technologies and Liquidmetal Golf. This license agreement provides that Liquidmetal Golf has a perpetual and exclusive license to use Liquidmetal alloy technology for the purpose of manufacturing, marketing, and selling golf club components and other products used in the sport of golf. In consideration of this license, Liquidmetal Golf has issued 4,500,000 shares of Liquidmetal Golf common stock to Liquidmetal Technologies.

Our Intellectual Property

Our intellectual property consists of patents, trade secrets, know-how, and trademarks. Protection of our intellectual property is a strategic priority for our business, and we intend to vigorously protect our patents and other intellectual property. Our intellectual property portfolio includes 36 owned or licensed U.S. patents and numerous patent applications relating to the composition, processing, and application of our alloys, as well as various foreign counterpart patents and patent applications.

Our initial bulk amorphous alloy technology was developed by researchers at the California Institute of Technology (“Caltech”). We have purchased patent rights that provide us with the exclusive right to commercialize the amorphous alloy and other amorphous alloy technology acquired from Caltech through a license agreement (“Caltech License Agreement”) with Caltech. In addition to the patents and patent applications that we license from Caltech, we are building a portfolio of our own patents to expand and enhance our technology position. These patents and patent applications primarily relate to various applications of our bulk amorphous alloys, the composition of our coatings and powders, and the processing of our alloys. The patents relating to our coatings expire on various dates between 2006 and 2022, and the patents relating to our bulk amorphous alloys expire on various dates between 2013 and 2025. Our policy is to seek patent protection for all technology, inventions, and improvements that are of commercial importance to the development of our business, except to the extent that we believe it is advisable to maintain such technology or invention as a trade secret.

In order to protect the confidentiality of our technology, including trade secrets, know-how, and other proprietary technical and business information, we require that all of our employees, consultants, advisors and collaborators enter into confidentiality agreements that prohibit the use or disclosure of information that is deemed confidential. The agreements also obligate our employees, consultants, advisors and collaborators to assign to us developments, discoveries and inventions made by such persons in connection with their work with us.

Research and Development

We are engaged in ongoing research and development programs that are driven by the following key objectives:

•              Enhance Material Processing and Manufacturing Efficiencies. We plan to continue research and development of processes and compositions that will decrease our cost of making products from Liquidmetal alloys.

•              Optimize Existing Alloys and Develop New Compositions. We believe that the primary technology driver of our business will continue to be our proprietary alloy compositions. We plan to continue research and development on new alloy compositions to generate a broader class of amorphous alloys with a wider range of specialized performance characteristics. During 2003 and continuing into 2007, we have successfully expanded our portfolio of bulk amorphous alloys to include additional zirconium-titanium alloys, as well as alloys based on other metals, such as iron, gold, and platinum.  Although these various compositions are at different stages of development and only a few are currently suitable for commercial use, we believe that a larger alloy portfolio will enable us to increase the attractiveness of our alloys as an alternative to incumbent materials and, in certain cases, drive down product costs.  We also believe that our ability to optimize our existing alloy compositions will enable us to better tailor our alloys to our customers’ specific application requirements.

•              Develop New Applications. We will continue research and development of new applications for Liquidmetal alloys. We believe the range of potential applications will broaden by expanding the forms, compositions, and methods of processing of our alloys.

We conduct our research and development programs internally and also through strategic relationships that we enter into with third parties. Our internal research and development efforts are conducted by a team of 14 scientists and engineers whom we either employ directly or engage as consultants.  Included among this team are Professor William Johnson, who discovered our initial bulk amorphous alloy at Caltech in 1993.  Professor Johnson was an employee of our company from October 2001 through December 2003 and then became a consultant to our company.  Professor Johnson continues to be a member of our board of directors.

In addition to our internal research and development efforts, we enter into cooperative research and development relationships with leading academic institutions.  We have entered into development relationships with other companies for the purpose of identifying new applications for our alloys and establishing customer relationships with such companies. Some of our product development programs are partially funded by our customers. We are also engaged in negotiations with other potential customers regarding possible product development relationships. Our research and development expenses for the years ended December 31, 2007, 2006, and 2005, were $1.1 million, $1.0 million, and $1.1 million, respectively.

Manufacturing

We currently own and operate a 166,000 square foot manufacturing facility in Pyongtaek, South Korea, which became operational in the third quarter of 2002.  We opened a 14,400 square foot facility in Weihai, China in August 2004 to facilitate our bulk alloy manufacturing business.  Effective June 1, 2007, we discontinued our operation in Weihai and transferred our manufacturing staff and equipment in Weihai to Grace Metal, a South Korean corporation, as result of a strategy to shift the cost and burden of our manufacturing operations to a third party.  We believe that these facilities will meet our anticipated manufacturing needs for the foreseeable future, although these needs may change depending upon the actual and forecasted orders we receive for our products. We currently intend to develop supplemental research and development, prototyping and manufacturing capabilities elsewhere, including the United States, for purposes of meeting our long-term manufacturing needs and our customers’ requirements.

In June 2006, we entered into a joint venture agreement with SAGA, SpA in Padova, Italy, (‘SAGA”) a specialist precision parts manufacturer. The joint venture is named Liquidmetal SAGA Italy, Srl (“LSI”), under which LSI is currently acting as a contract manufacturer to our company for the purpose of producing prototypes and certain products in Europe.  In June 2007, we entered into a licensing agreement with Grace Metal a 10-year exclusive license to manufacture Liquidmetal alloys for customers whose principal headquarters or major operations are based in South Korea.

Raw Materials

Liquidmetal alloy compositions are comprised of many elements, all of which are available commodity products. We believe that each of these raw materials is readily available in sufficient quantities from multiple sources on commercially acceptable terms. However, any substantial increase in the price or interruption in the supply of these materials could have an adverse effect on our profitability.

Customers

During 2007, two customers, Grant Prideco and Grace Metal, accounted for 10% or more of our revenue from continuing operations.  During 2006, one customer, Flextronics Manufacturing LTD, who is a direct supplier to SanDisk, accounted for 10% or more of our revenue from continuing operations. During 2005, one customer, Samsung, accounted for 10% or more of our revenue from continuing operations.  We expect that a significant portion of our revenue may continue to be concentrated in a limited number of customers, even as our bulk Liquidmetal alloy business grows.

Competition

We are not aware of any other company or business that manufactures, markets, distributes, or sells bulk amorphous alloys or products made from bulk amorphous alloys. We believe it would be difficult to develop a competitive bulk amorphous alloy without infringing our patents. However, our bulk Liquidmetal alloys face competition from other materials, including metals, alloys, plastics and composites, which are currently used in the commercial applications that we pursue. For example, we face significant competition from plastics and zinc in our electronics components business, and titanium and composites will continue to be used widely in medical devices and sporting goods. Based on our experience with developing products for a variety of customers, we believe that the selection of materials by potential customers will continue to be product-specific in nature, with the decision for each product being driven primarily by the performance needs of the application and secondarily by cost considerations and design flexibility. Because of the relatively high strength of our alloys and the design flexibility of our process, we are most competitive when the customer is seeking a higher strength as well as greater design flexibility than currently available with other materials. However, if currently available materials, such as plastics, are strong enough for the application, our alloys are often not competitive those applications with respect to price. We also believe that our alloys are generally not competitive with the cost of some of the basic metals, such as steel, aluminum or copper, when such basic metals can be used in specific applications, but our alloys are generally more competitive with price on more exotic metals, such as titanium. Our alloys could also face competition from new materials that may be developed in the future, including new materials that could render our alloys obsolete.

Our Liquidmetal alloy coatings face competition from industrial coatings currently manufactured or sold by other companies. At present, the primary competitors of our coatings business are Varco International, Inc. and Arnco Technology Trust, Limited. Although we believe, based on market data gathered by us, that our coatings compete favorably with these companies’ products and that we continue to maintain the dominant market share with respect to protective coatings for oil drill pipe and casings, these competitors are larger well-established businesses that have substantially greater financial, marketing, and other resources than we do.

We will also experience indirect competition from the competitors of our customers. Because we will rely on our customers to market and sell finished goods that incorporate our components or products, our success will depend in part on the ability of our customers to effectively market and sell their own products and compete in their respective markets.

Backlog

In our bulk alloy segment, because of the minimal lead-time associated with orders of bulk alloy parts, we generally do not carry a significant backlog. In our coatings segment, we typically ship our coating products shortly after receipt of an order, and our coatings backlog is therefore also insignificant. In both our bulk alloy segment and coatings segment, the backlog as of any particular date gives no indication of actual sales for any succeeding period.

Sales and Marketing

We direct our marketing efforts towards customers that will incorporate our components and products into their finished goods. To that end, we will continue to hire business development personnel who, in conjunction with engineers and scientists, will actively identify potential customers that may be able to benefit from the introduction of Liquidmetal alloys to their products. In some cases, we will develop applications in conjunction with existing or potential customers. By adopting this strategy, we intend to take advantage of the sales and marketing forces and distribution channels of our customers to facilitate the commercialization of our alloys. We also direct business development efforts toward companies who we believe could be viable candidates for potential partnering transactions, such as licensing relationships, distribution arrangements, joint ventures, and the like.

Employees

As of December 31, 2007, we had 98 full-time and 78 part-time employees. As of that date, 57 of our Korean operation employees were represented by a labor union. We have not experienced any work stoppages and we consider our employee relations to be favorable.

Governmental Regulation

Medical instruments incorporating our Liquidmetal alloys will be subject to regulation in the United States by the FDA and corresponding state and foreign regulatory agencies. Any orthopedic devices that we develop will be regulated in a similar manner. Medical device manufacturers to whom we intend to sell our products may need to obtain FDA approval before marketing their medical devices that incorporate our products. Medical device manufacturers may need to obtain similar approvals before marketing these medical device products in foreign countries.

Because we intend to sell our medical device products to medical device manufacturers, we do not believe that we will need to obtain FDA approval or similar foreign approvals before selling products to medical device manufacturers. Nonetheless, as a manufacturer of medical device components, we would be subject to quality control and record keeping requirements of FDA and other federal and state statutes and regulations, as well as similar regulations in foreign countries.

The process of obtaining and maintaining required FDA and foreign regulatory approvals for medical devices that incorporate our products could be lengthy, expensive, and uncertain for our customers. Additionally, regulatory agencies can delay or prevent product introductions. Generally, before a medical device manufacturer can market a product incorporating one of our products, our customer must obtain for their finished product marketing clearance through a 510(k) premarket notification or approval of a pre-market approval application, or PMA. The FDA will typically grant a 510(k) clearance if the applicant can establish that the device is substantially equivalent to a predicate device. It generally takes a number of months from the date of a 510(k) submission to obtain clearance, but it may take longer, particularly if a clinical trial is required.

The FDA may find that a 510(k) is not appropriate for a medical device that incorporates our product or that substantial equivalence has not been shown and as a result will require a PMA. A PMA application must be submitted if a proposed medical device does not qualify for a 510(k) pre-market clearance procedure. PMA applications must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests, and laboratory and animal studies. The PMA process can be expensive, uncertain and lengthy, requires detailed and comprehensive data, and generally takes significantly longer than the 510(k) process. Additionally, the FDA may never approve the PMA.

Similar regulations in foreign countries vary significantly from country to country and with respect to the nature of the particular medical device. The time required to obtain these foreign approvals to market our products may be longer or shorter than that required in the United States, and requirements for such approval may differ from FDA requirements.

Environmental Law Compliance

Our manufacturing operations are subject to national, state, and local environmental laws in each of China, South Korea, and the United States. We believe that we are in material compliance with all applicable environmental regulations. While we continue to incur costs to comply with environmental regulations, we do not believe that such costs will have a material effect on our capital expenditures, earnings, or competitive position.

Item 1A. Risk Factors

This report contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on management’s current expectations, estimates, forecasts, and projections about the Company and its business. In addition, other written or oral statements which constitute forward-looking statements may be made from time to time by or on behalf of Liquidmetal Technologies, Inc. Any statement in this report that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result. These statements are not guarantees of future performance, and undue reliance should not be placed on these statements. Liquidmetal Technologies, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results to differ materially from what is expressed or forecasted in our forward-looking statements include, but are not limited to, the following:

We have incurred significant operating losses in the past and may not be able to achieve or sustain profitability in the future.

We have experienced significant operating losses since our inception. Our net loss for the fiscal years ended December 31, 2007, 2006, and 2005, was $5.6 million, $14.5 million, and $7.1 million, respectively. We had an accumulated deficit of approximately $154.7 million at December 31, 2007. Of this accumulated deficit, $44.5 million was attributable to losses generated by our discontinued equipment manufacturing and retail golf operations. We anticipate that we may continue to incur operating losses for the foreseeable future. Consequently, it is possible that we may never achieve positive earnings and, if we do achieve positive earnings, we may not be able to achieve them on a sustainable basis.

We may require additional funding, which may not be available on favorable terms or at all.

Our future capital requirements will depend on the amount of cash generated by our operations. Our projections of cash flows from operations and, consequently, future cash needs are subject to substantial uncertainty. In addition, in our audit report on our financial statements for our fiscal years ended December 31, 2007 and 2006, our auditors included a going-concern qualification indicating that our significant operating losses and working capital deficit cause substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations without additional funding. On February 22, 2008, we received $1.7 million distribution from our majority owned subsidiary, Liquidmetal Coatings, LLC (“LMC”) from which it issued and sold $2.5 million in preferred membership units to two existing holders of LMC common membership units. The preferred units issued by LMC have an accruing priority return of 14% per year and are redeemable by the preferred holders on the fourth anniversary of the issue date.

We anticipate that the $1.7 million cash distribution received will be sufficient to pursue our current operating plan only through the second quarter of 2008, and we will therefore require additional funding at or prior to that time. As a result, we are actively seeking additional sources of capital. The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues through obtaining additional purchase orders for our products and/or the extent to which we can restructure or modify our debt. Because we cannot be certain that we will be able to obtain adequate funding from debt, equity, or other traditional financing sources, we are also actively exploring several strategic financing options, including the possible sale of our manufacturing plant in South Korea (which would then be replaced with a smaller facility) and additional licensing and outsourcing of our manufacturing operations. We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations. If we raise additional funds by issuing equity securities, existing stockholders may be diluted. In addition, if shares of our common stock or securities convertible into or exercisable for our common stock are issued in consideration of such funds at an effective per share price lower than the conversion and exercise prices of our currently outstanding convertible notes and warrants, then anti-dilution provisions in such convertible notes and warrants would be triggered, thus possibly causing even greater dilution o our then-existing stockholders if the notes are converted or the warrants are exercised. See “RISK FACTORS— Our convertible notes and warrants contain anti-dilution provisions that, if triggered, could cause substantial dilution to our then-existing stockholders.”

We have a limited history of developing, manufacturing, and selling products made from our bulk amorphous alloys.

We have marketed and sold industrial coatings to distributors in the coatings industry since 1987. Prior to the third quarter of 2002, our experience selling products made from bulk amorphous alloys has been limited to our discontinued retail golf business, which had a different marketing strategy than the one we are currently employing. Therefore, we have a relatively limited history of producing bulk amorphous alloy components and products on a mass-production basis. Furthermore, our ability to produce our products in desired quantities and at commercially reasonable prices is uncertain and is dependent on a variety of factors that are outside of our control, including the nature and design of the component, the customer’s specifications, and required delivery timelines.

We rely on assumptions about the markets for our products and components that, if incorrect, may adversely affect our profitability.

We have a relatively short history producing bulk amorphous alloy components on a mass-production basis. We have made assumptions regarding the market size for, and the manufacturing requirements of, our products and components based in part on information we received from third parties and also from our limited history. If these assumptions prove to be incorrect, we may not achieve anticipated revenue targets or profitability.

If we cannot establish and maintain relationships with customers that incorporate our components and products into their finished goods, we will not be able to increase our revenue and commercialize our products.

Our business is based upon the commercialization of a new and unique materials technology. Our ability to increase our revenues will depend on our ability to successfully maintain and establish relationships with customers who are willing to incorporate our proprietary alloys and technology into their finished products. However, we believe that the size of our company and the newness of our technology and manufacturing process may continue to make it challenging to maintain and establish such relationships. In addition, we rely and will continue to rely to a large extent on the manufacturing, research, and development capabilities, as well as the marketing and distribution capabilities, of our customers in order to commercialize our products. Our future growth and success will depend in large part on our ability to enter into these relationships and the subsequent success of these relationships. If our products are selected for use in a customer’s products, we still may not realize significant revenue from that customer if that customer’s products are not commercially successful.

It may take significant time and cost for us to develop new customer relationships, which may delay our ability to generate additional revenue or achieve profitability.

Our ability to generate revenue from new customers is generally affected by the amount of time it takes for us to, among other things:

•                  identify a potential customer and introduce the customer to Liquidmetal alloys;

•                  work with the customer to select and design the parts to be fabricated from Liquidmetal alloys;

•                  make the molds and tooling to be used to produce the selected part;

•                  make prototypes and samples for customer testing;

•                  work with our customers to test and analyze prototypes and samples; and

•                  with respect to some types of products, such as medical devices, to obtain regulatory approval.

We currently do not have a sufficient history of selling products made from our bulk amorphous alloys to predict accurately the length of our average sales cycle. We believe that our average sales cycle from the time we deliver an active proposal to a customer until the time our customer fully integrates our bulk amorphous alloys into its product could be a significant period of time. Our history to date has demonstrated that the sales cycle could extend significantly longer than we anticipate. The time it takes to transition a customer from limited production to full-scale production runs will depend upon the nature of the processes and products into which our alloys are integrated. Moreover, we have found that customers often proceed very cautiously and slowly before incorporating a fundamentally new and unique type of material into their products.

After we develop a customer relationship, it may take a significant amount of time for that customer to develop, manufacture, and sell finished goods that incorporate our components and products.

Our experience has shown that our customers will perform numerous tests and extensively evaluate our components and products before incorporating them into their finished products. The time required for testing, evaluating, and designing our components and products into a customer’s products, and in some cases, obtaining regulatory approval, can take a significant amount of time, with an additional period of time before a customer commences volume production of products incorporating our components and products, if ever. Moreover, because of this lengthy development cycle, we may experience a delay between the time we accrue expenses for research and development and sales and marketing efforts and the time when we generate revenue, if any. We may incur substantial costs in an attempt to transition a customer from initial testing to prototype and from prototype to final product. If we are unable to minimize these transition costs, or to recover the costs of these transitions from our customers, our operating results will be adversely affected.

A limited number of our customers generate a significant portion of our revenue.

For the near future, we expect that a significant portion of our revenue will be concentrated in a limited number of customers. For example, for the year ended December 31, 2007, revenues from two customers, Grant Prideco and Grace Metal, represented approximately 22% of total revenues from continuing operations, for the year ended December 31, 2006, revenues from one customer, Flextronics Manufacturing LTD, represented approximately 13% of total revenues from continuing operations, and for the year ended December 31, 2005, revenues from one customer, Samsung, represented approximately 10% of total revenue from continuing operations. Revenues from direct suppliers to SanDisk were approximately 6% and 22% of total revenues for the years ended December 31, 2007 and 2006, respectively. Revenues from direct suppliers to Samsung represented approximately 12%, 15%, and 14% of total revenues from continuing operations for the years ended December 31, 2007, 2006, and 2005, respectively. A reduction, delay, or cancellation of orders from one or more of these customers or the loss of one or more customer relationships could significantly reduce our revenue. Unless we establish long-term sales arrangements with these customers, they will have the ability to reduce or discontinue their purchases of our products on short notice.

We expect to rely on our customers to market and sell finished goods that incorporate our products and components, a process over which we will have little control.

Our future revenue growth and ultimate profitability will depend in part on the ability of our customers to successfully market and sell their finished goods that incorporate our products. We will have little control over our customers’ marketing and sales efforts. These marketing and sales efforts may be unsuccessful for various reasons, any of which could hinder our ability to increase revenue or achieve profitability. For example, our customers may not have or devote sufficient resources to develop, market, and sell their finished goods that incorporate our products. Because we typically will not have exclusive sales arrangements with our customers, they will not be precluded from exploring and adopting competing technologies. Also, products incorporating competing technologies may be more successful for reasons unrelated to the performance of our customers’ products or the marketing efforts of our customers.

Our growth depends on our ability to identify, develop, and commercialize new applications for our technology.

Our future growth and success will depend in part on our ability to identify, develop, and commercialize, either alone or in conjunction with our customers, new applications and uses for Liquidmetal alloys. If we are unable to identify and develop new applications, we may be unable to develop new products or generate additional revenue. Successful development of new applications for our products may require additional investment, including costs associated with research and development and the identification of new customers. In addition, difficulties in developing and achieving market acceptance of new products would harm our business.

We may not be able to effectively compete with current suppliers of incumbent materials or producers of competing products.

The future growth and success of our bulk amorphous alloy business will depend in part on our ability to establish and retain a technological advantage over other materials for our targeted applications. For many of our targeted applications, we will compete with manufacturers of similar products that use different materials. These different materials may include plastics, titanium alloys, or stainless steel, among others. For example, we have targeted the cellular phone component market as an application for bulk Liquidmetal alloys. In this market, we believe we will compete with other manufacturers of cellular phone components who use plastics or metal to construct their components. These other manufacturers may be able to manufacture their cellular phone components, particularly those made from plastics, at significantly less cost than our alloys. In other markets, we will compete directly with suppliers of the incumbent material. In addition, in each of our targeted markets, our success will depend in part on the ability of our customers to compete successfully in their respective markets. Thus, even if we are successful in replacing an incumbent material in a finished product, we will remain subject to the risk that our customer will not compete successfully in its own market.

Our bulk amorphous alloy technology is still at an early stage of commercialization relative to many other materials.

Our bulk amorphous alloy technology is a relatively new technology as compared to many other material technologies, such as plastics and widely-used high-performance crystalline alloys. Historically, the successful commercialization of a new materials technology has required the persistent improvement and refining of the technology over a sometimes lengthy period of time. Accordingly, we believe that our company’s future success will be dependent on our ability to continue expanding and improving our technology platform by, among other things, constantly refining and improving our manufacturing processes, optimizing our existing amorphous alloy compositions for various applications, and developing and improving new bulk amorphous alloy compositions. Our failure to further expand our technology base could limit our growth opportunities and hamper our commercialization efforts.

Future advances in materials science could render Liquidmetal alloys obsolete.

Academic institutions and business enterprises frequently engage in the research and testing of new materials, including alloys and plastics. Advances in materials science could lead to new materials that have a more favorable combination of performance, processing, and cost characteristics than our alloys. The future development of any such new materials could render our alloys obsolete and unmarketable or may impair our ability to compete effectively.

Our growth depends upon our ability to retain and attract a sufficient number of qualified employees.

Our business is based upon the commercialization of a new and unique materials technology. Our future growth and success will depend in part on our ability to retain key members of our management and scientific staff, who are familiar with this technology and the potential applications and markets for it. For example, as a result of their experience and knowledge of our alloy technology, we believe that our future growth and success will depend in large part on the efforts of Larry Buffington, our President and Chief Executive Officer. We do not have “key man” or similar insurance on any of these individuals. If we lose their services or the services of other key personnel, our financial results or business prospects may be harmed. Additionally, our future growth and success will depend in part on our ability to attract, train, and retain scientific engineering, manufacturing, sales, marketing, and management personnel. We cannot be certain that we will be able to attract and retain the personnel necessary to manage our operations effectively. Competition for experienced executives and scientists from numerous companies and academic and other research institutions may limit our ability to hire or retain personnel on acceptable terms. In addition, many of the companies with which we compete for experienced personnel have greater financial and other resources than we do. Moreover, the employment of non-citizens may be restricted by applicable immigration laws.

We may not be able to successfully identify, consummate, or integrate strategic partnerships.

As a part of our business strategy, we intend to pursue strategic partnering transactions that provide access to new technologies, products, markets, and manufacturing capabilities. These transactions could include licensing agreements, joint ventures, or even business combinations. We believe that these transactions will be particularly important to our future growth and success due to the size and resources of our company and the newness of our technology. For example, we may determine that we may need to license our technology to a larger manufacturer in order to penetrate a particular market. In addition, we may pursue transactions that will give us access to new technologies that are useful in connection with the composition, processing, or application of Liquidmetal alloys. We may not be able to successfully identify any potential strategic partnerships. Even if we do identify one or more potentially beneficial strategic partnering, we may not be able to consummate these transactions on favorable terms or obtain the benefits we anticipate from such a transaction.

We may encounter manufacturing problems or delays or may be unable to produce high-quality products at acceptable costs.

We have relatively limited experience in manufacturing our products and may be required to manufacture a range of products in high volumes while ensuring high quality and consistency. Although we currently own and operate a 166,000 square feet manufacturing facility in South Korea, we cannot guarantee that the facility will be able to produce the intended products with production yields, quality controls, and production costs that provide us with acceptable margins or profitability or satisfy the requirements of our customers.

We expect to derive a substantial portion of our revenue from sales outside the United States, and problems associated with international business operations could affect our ability to manufacture and sell our products.

We expect that we will continue to manufacture a substantial portion of our initial bulk Liquidmetal alloy products in our South Korean facility and derive a material portion of our revenues from customers in South Korea and revenues from products manufactured by our licensing partner in China. For our fiscal years ended December 31, 2007, 2006, and 2005, approximately 27%, 12%, and 31%, of our revenues came from customers located in South Korea, respectively. As a result, our manufacturing operations and financial results are subject to risks of political instability, including the risk of conflict between North Korea and South Korea and tensions between the United States and North Korea. In addition, we anticipate that the trend of foreign customers accounting for a significant portion of our total revenues may continue. Specifically, we expect to continue to derive a significant amount of revenue from sales to customers located in Asia. A downturn in the economies of Asian countries where our products will be sold, particularly South Korea’s economy, could materially harm our business.

Consequently, our operations and revenue likely will be subject to a number of risks associated with foreign commerce, including:

•                  staffing and managing our manufacturing facility located in South Korea;

•                  product or material transportation delays or disruption, including the availability and costs of air and other transportation between our South Korean facility and the United States;

•                  political and economic instability, including instability involving China and North Korea that may disrupt our operations in South Korea;

•                  potentially adverse tax consequences, which may reduce the profitability of products manufactured overseas or sold to overseas customers;

•                  burden of complying with complex foreign laws and treaties, which could limit our ability to conduct our business as contemplated in South Korea; and

•                  trade protection laws, policies, and measures and other regulatory requirements affecting trade and investment that could adversely affect the profitability of our South Korean Operations, including loss or modification of exemptions for taxes and tariffs.

Moreover, customers may sell finished goods that incorporate our components and products outside of the United States, which exposes us indirectly to additional foreign commerce risks.

A substantial increase in the price or interruption in the supply of raw materials for our alloys could have an adverse effect on our profitability.

Our proprietary alloy compositions are comprised of many elements, all of which are available commodity products. Although we believe that each of these raw materials is currently readily available in sufficient quantities from multiple sources on commercially acceptable terms, if the prices of these materials substantially increase or there is an interruption in the supply of these materials, such increase or interruption could adversely affect our profitability. For example, if the price of one of the elements included in our alloys substantially increases, we may not be able to pass the price increase on to our customers.

Our business is subject to the potential adverse consequences of exchange rate fluctuations.

We expect to conduct business in various foreign currencies and will be exposed to market risk from changes in foreign currency exchange rates and interest rates. Fluctuations in exchange rates between the U.S. dollar and such foreign currencies may have a material adverse effect on our business, results of operations, and financial condition and could specifically result in foreign exchange gains and losses. The impact of future exchange rate fluctuations on our operations cannot be accurately predicted. To the extent that the percentage of our non-U.S. dollar revenue derived from international sales increases in the future, our exposure to risks associated with fluctuations in foreign exchange rates will increase further. Moreover, as a result of operating a manufacturing facility in South Korea, a substantial portion of our costs are and will continue to be denominated in the South Korean won. Adverse changes in the exchange rates of the South Korean won to the U.S. dollar will affect our costs of goods sold and operating margins and could result in exchange losses. The average foreign exchange rates for the years ended December 31, 2007, 2006, and 2005 were 935, 967, and 1,028 South Korean Won to the U.S. dollar, respectively. The fluctuations in the exchange rates resulted in foreign currency translation gains of $0.2 million, $0.3 million, and $0.3 million for the years ended December 31, 2007, 2006, and 2005, respectively.

Our inability to protect our licenses, patents, and proprietary rights in the United States and foreign countries could harm our business because third parties may take advantage of our research and development efforts.

We have an exclusive license from the California Institute of Technology, or Caltech, to several patents and patent applications relating to amorphous alloy technology, and we have obtained several of our own patents. Our success depends in part on our ability to obtain and maintain patent and other proprietary right protection for our technologies and products in the United States and other countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. Specifically, we must:

•                  protect and enforce our owned and licensed patents and intellectual property;

•                  exploit our patented technology (owned and licensed); and

•                  operate our business without infringing on the intellectual property rights of third parties.

Our licensed technology comprises several issued United States patents covering the composition and method of manufacturing of the family of Liquidmetal alloys. We also hold several United States and corresponding foreign patents covering the manufacturing processes of Liquidmetal alloys and their use. The patents relating to our coatings have various expiration dates until 2022, and those relating to our bulk amorphous alloys have expiration dates between 2013 and 2025. Patents covering the sale of our ArmacoreTM coatings material expired during 2005. We continue to hold other coatings related patents; however, if we are unable to protect our proprietary rights prior to the expiration of these patents, we may lose the advantage we have established as being the first to market bulk amorphous alloy products. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems and costs in protecting our proprietary rights in these foreign countries.

Patent law is still evolving relative to the scope and enforceability of claims in the fields in which we operate. Our patent protection involves complex legal and technical questions. Our patents and those patents for which we have license rights may be challenged, narrowed, invalidated, or circumvented. We may be able to protect our proprietary rights from infringement by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. Litigation or other proceedings to defend or enforce our intellectual property rights could require us to spend significant time and money and could otherwise adversely affect our business.

Other companies may claim that we infringe their intellectual property rights, which could cause us to incur significant expenses or prevent us from selling our products.

Our success depends, in part, on our ability to operate without infringing on valid, enforceable patents or proprietary rights of third parties and not breaching any licenses that may relate to our technology and products. Future patents issued to third parties may contain claims that conflict with our patents and that compete with our products and technologies, and third parties could assert infringement claims against us. Any litigation or interference proceedings, regardless of their outcome, may be costly and may require significant time and attention of our management and technical personnel. Litigation or interference proceedings could also force us to:

•                   stop or delay using our technology;

•                   stop or delay our customers from selling, manufacturing or using products that incorporate the challenged intellectual property;

•                   pay damages; or

•                   enter into licensing or royalty agreements that may be unavailable on acceptable terms.

Our level of indebtedness reduces our financial flexibility and could impede our ability to operate.

As of December 31, 2007, our long-term debt was $20.7 million net of debt discount of $10.5 million, including the current portion of such debt. Our long-term debt (including the current portion) includes the following:

•                  $0.5 million in principal outstanding under our Korean subsidiary’s loan from Kookmin Bank of South Korea;

•                  $17.8 million in principal outstanding under the 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”) issued in our January 3, 2007 private placement, as amended; and

•                  $2.6 million in principal outstanding under the 8% Unsecured Subordinated Notes issued in May 2006, September 2006, and December 2006 private placements.

•                  $3.7 million in principal outstanding under the Bank Midwest term loan issued in July 2007

•                  $6.6 million in principal outstanding under the C3 Capital Partners Subordinated Promissory Notes due July 2012 issued in July 2007

As of December 31, 2007, our short-term debt was $2.2 million. Our short-term debt included the following:

•                  $1.0 million in outstanding advances received under a factoring, loan, and security agreement executed in April 2005, as amended, with a financing company.

•                  $1.2 million in outstanding advances received under a revolving loan from Bank Midwest issued in July 2007.

Under our loan from Kookmin Bank, we are obligated to make equal monthly payments of principal and interest of $0.1 million each through the period ending in February 2008. Subsequent to December 31, 2007 and as of the filing of this report, we repaid $0.3 million of principal and accrued interest due under the Kookmin Note and have approximately $0.2 million of principal and accrued interest outstanding. Under our January 2010 Notes we are required to make cash interest payments to the noteholders of $0.4 million per quarter until such notes are converted or paid.

The $2.7 million in aggregate principal amount under the 8% Unsecured Subordinated Notes became due in August 2007, and $17.8 million in aggregate principal amount under our January 2010 Notes will become due beginning July 31, 2008 through January 3, 2010.

Our level of debt affects our operations in several important ways, including the following:

•                  a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness;

•                  we may be unable to refinance our indebtedness on terms acceptable to us or at all;

•                  our cash flow may be insufficient to meet our required principal and interest payments; and

•                  we may be unable to obtain additional loans as a result of covenants and agreements with existing debt holders.

In addition, our convertible notes and related documents contain restrictive covenants pursuant to which we generally may not incur any indebtedness that would be senior to, or on the same rank as, the convertible notes with respect to payment or security. These covenants may curtail our ability to raise capital in the future or otherwise restrict our ability to enter into a transaction that we believe would be in the best interest of our stockholders.

We have not fully repaid our 8% unsecured subordinated notes due August 17, 2007.

We have approximately $3.0 million of principal and accrued interest outstanding as of December 31, 2007, under the 8% unsecured subordinated notes (the “Bridge Notes”), which were due August 17, 2007. Subsequent to December 31, 2007 and as of the filing of this report, we repaid $1.9 million of principal and accrued interest due under the Bridge Notes and have approximately $1.1 million of principal and accrued interest outstanding. We intend to fully repay the amounts due under the Bridge Notes. However, as of the filing of this report we do not have sufficient funds to repay the Bridge Notes. As a result, we are currently in default under the Bridge Notes.  Such a default may have material adverse effect on our operations, financial condition, and results of operations. We have not received a formal notice of default and we are currently working to resolve this matter with the investors holding our Bridge Notes.

Additionally, we were required under our amended Security Purchase Agreement, dated April 23, 2007, between our company and holders of our 8% convertible subordinated notes due January 2010 (the “January 2010 Notes”), to repay outstanding debt under previously issued promissory notes, including the Bridge Notes (“Debt Satisfaction Covenant”) by October 1, 2007. As we have not yet fully repaid our Bridge Notes, we are not in compliance with this covenant and are subject to default under the January 2010 Notes. Such a default may have material adverse effect on our operations, financial condition, and results of operations. We have not received a formal notice of default under this covenant and we are currently working to resolve this matter.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations, are creating uncertainty for public companies. As a result of these new rules and the size and limited resources of our company, we will incur additional costs associated with our public company reporting requirements, and we may not be able to comply with some of these new rules. For example, we were not able to comply with Section 404 of the Sarbanes-Oxley Act of 2002 for our 2005 and 2004 fiscal years. In addition, these new rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and this could make it difficult for us to attract and retain qualified persons to serve on our board of directors.

We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

The time and cost associated with complying with government regulations to which we could become subject could have a material adverse effect on our business.

Some of the applications that we have identified or may identify in the future may be subject to government regulations. For example, any medical devices such as precision ophthalmic instruments and orthopedic devices made from our alloys likely will be subject to extensive government regulation in the United States by the Food and Drug Administration, or FDA. Any medical device manufacturers to whom we sell Liquidmetal alloy products may need to comply with FDA requirements, including premarket approval or clearance under Section 510(k) of the Food Drug and Cosmetic Act before marketing in the United States Liquidmetal alloy medical device products. These medical device manufacturers may be required to obtain similar approvals before marketing these medical devices in foreign countries. Any medical device manufacturers with which we jointly develop and sell medical device products may not provide significant assistance to us in obtaining required regulatory approvals. The process of obtaining and maintaining required FDA and foreign regulatory approvals could be lengthy, expensive, and uncertain. Additionally, regulatory agencies can delay or prevent product introductions. The failure to comply with applicable regulatory requirements can result in substantial fines, civil and criminal penalties, stop sale orders, loss or denial of approvals, recalls of products, and product seizures.

In addition, the processing of beryllium, a minor constituent element of some of our alloys, can result in the release of beryllium into the workplace and the environment and in the creation of beryllium oxide as a by-product. Beryllium is classified as a hazardous air pollutant, a toxic substance, a hazardous substance, and a probable human carcinogen under environmental, safety, and health laws, and various acute and chronic health effects may result from exposure to beryllium. We are required to comply with certain regulatory requirements and to obtain a permit from the U.S. Environmental Protection Agency or other government agencies to process beryllium. Our failure to comply with present or future governmental regulations related to the processing of beryllium could result in suspension of manufacturing operations and substantial fines or criminal penalties.

To the extent that our products have the potential for dual use, such as military and non-military applications, they may be subject to import and export restrictions of the U.S. government, as well as other countries. The process of obtaining any required U.S. or foreign licenses or approvals could be time-consuming, costly, and uncertain. Failure to comply with import and export regulatory requirements can lead to substantial fines, civil and criminal penalties, and the loss of government contracting and export privileges.

The existence of minority stockholders in our Liquidmetal Coatings and Liquidmetal Golf subsidiary creates potential for conflicts of interest.

We directly own 69.25% of outstanding common membership units of Liquidmetal Coatings, LLC, our subsidiary that has exclusive right over industrial coatings market and 79% of the outstanding capital stock of Liquidmetal Golf, our subsidiary that has the exclusive right to commercialize our technology in the golf market. The remaining 30.75% of Liquidmetal Coatings, LLC common membership units are owned by 4 members and the remaining 21% of Liquidmetal Golf stock is owned by approximately 95 stockholders of record. As a result, conflicts of interest may develop between us and the minority members of Liquidmetal Coatings and stockholders of Liquidmetal Golf. To the extent that our officers and directors are also officers or directors of Liquidmetal Coatings and Liquidmetal Golf, matters may arise that place the fiduciary duties of these individuals in conflicting positions. John Kang, our Chairman, is also manager of Liquidmetal Coatings and director of Liquidmetal Golf.

Our stock price has experienced volatility and may continue to experience volatility.

During 2007, the highest bid price for our common stock was $1.63 per share, while the lowest bid price during that period was $0.67 per share. The trading price of our common stock could continue to fluctuate widely due to:

•                  quarter-to-quarter variations in results of operations;

•                  loss of a major customer;

•                  announcements of technological innovations by us or our potential competitors;

•                  changes in, or our failure to meet, the expectations of securities analysts;

•                  new products offered by us or our competitors;

•                  announcements of strategic relationships or strategic partnerships; or

•                  other events or factors that may be beyond our control.

In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of many companies at our stage of growth have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance. If our stock price is volatile, we could face securities class action litigation, which could result in substantial costs and a diversion of management’s attention and resources and could cause our stock price to fall.

Our convertible notes and warrants contain anti-dilution provisions that, if triggered, could cause substantial dilution to our then-existing stockholders.

The convertible notes and warrants issued in our January 2007 private placement contain “full-ratchet” anti-dilution rights. As a result of these anti-dilution rights, under our January 2010 Notes, if we issue or grant in the future any rights to purchase any of our common stock, or other security convertible into our common stock, for an effective per share price less than the conversion price then in effect, the conversion price of all unconverted January 2010 Notes will be decreased to equal such lower price. With regard to the warrants issued in connection with the January 2010 Notes, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the conversion price of the January 2010 Notes then in effect, the exercise price of the warrants will be reduced to equal such lower price and the number of shares of our common stock for which the warrants may be exercised will be increased so that the total aggregate exercise price remains constant. The foregoing adjustments to the conversion price of the notes and the exercise price of the warrants will not apply to certain exempt issuances, including issuances pursuant to employee stock option plans and strategic transactions

In addition to the above-described full-ratchet anti-dilution rights, certain other notes and warrants previously issued by us contain “weighted-average” anti-dilution provisions. As of December 31, 2006, we had warrants to purchase 973,064 shares at an exercise price of $2.58 per share, and warrants to purchase 3,777,714 shares at an exercise price of $2.00 per share, each of which notes and warrants contain weighted-average anti-dilution provisions. Under these provisions, if we issue shares in the future for consideration below the conversion or exercise prices then in effect, then (with certain exceptions, including the issuance of stock options) the conversion price for our convertible notes would automatically be reduced (allowing the holders of the notes to receive additional shares of common stock upon conversion) and the exercise price of the warrants would automatically be reduced (with a corresponding increase in the number of shares issuable pursuant to such warrants).  To illustrate the impact of these weighted-average anti-dilution provisions, because of the issuance of the January 2010 Notes in January 2007 and the reduction of the conversion price of certain previously issued convertible notes in February 2007, the above-described warrants outstanding as of December 31, 2006 have been adjusted to represent warrants to purchase 860,521 shares at an exercise price of $2.07 per share, and warrants to purchase 4,845,600 shares at an exercise price of $1.72 per share as of December 31, 2007. Thus, an aggregate of 955,343 additional shares of our common stock have become issuable pursuant to such previously granted warrants as a result of the operation of these weighted-average anti-dilution provisions.  It is also possible that a future triggering of the full-ratchet anti-dilution rights in our January 2010 Notes could result in a corresponding triggering of the above-described weighted-average anti-dilution provisions in the other notes and warrants.

If our available funds and cash generated from operations are insufficient to satisfy our liquidity requirements in the future, then we may need to raise substantial additional funds in the future to support our working capital requirements and for other purposes. If shares of our common stock or securities convertible into or exercisable for our common stock are issued in consideration of such funds at an effective per share price lower than the conversion and exercise prices of our convertible notes and warrants, then these anti-dilution provisions would be triggered, thus possibly causing substantial dilution to our then-existing stockholders if the notes are converted or the warrants are exercised. Further, subsequent sales of the shares in the public market could depress the market price of our stock by creating an excess in supply of shares for sale.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses, and upon the completion of this offering, we do not anticipate paying any cash dividends on our capital stock for the foreseeable future. In addition, the terms of existing or any future debts may preclude us from paying dividends on our stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Antitakeover provisions of our certificate of incorporation and bylaws and provisions of applicable corporate law could delay or prevent a change of control that you may favor.

Provisions in our certificate of incorporation, our bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our shares. Because of these provisions, you might not be able to receive a premium on your investment. These provisions:

•                  authorize our board of directors, without stockholder approval, to issue up to 10,000,000 shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt;

•                  limit stockholders’ ability to call a special meeting of our stockholders;

•                  provide for a classified board of directors; and

•                  establish advance notice requirements to nominate directors for election to our board of directors or to propose matters that can be acted on by stockholders at stockholder meetings.

The provisions described above could delay or make more difficult transactions involving a change in control of us or our management.

An ongoing investigation by the Department of Justice could have a material adverse impact on our company.

In August 2006, we received a federal grand jury subpoena for the production of documents related to the period from January 1, 1999 though the present. The documents being sought include accounting records, documents relating to our relationship with Growell Metal of Korea, and documents and records relating to transactions in company stock by officers and directors. The subpoena was issued in connection with a grand jury investigation being conducted by the U.S. Department of Justice, Criminal Division, in the Middle District of Florida concerning alleged accounting improprieties involving our company, among other things. We have been, and intend to continue to be, fully cooperative with the authorities in connection with the Department of Justice’s subpoena and investigation. However, in the event that current or former members of our senior management were to be implicated in any wrongdoing, it could have a material adverse impact on our capital resources and business focus.

Item 1B. Unresolved Staff Comments

None

Item 2. Properties

Our principal executive offices and principal research and development offices are located in Rancho Santa Margarita, California and consist of approximately 15,000 square feet. This facility is occupied pursuant to a lease agreement that expires in April 20, 2012.

In Kingwood, Texas, we lease an office for our coatings business segment. This facility, which is approximately 432 square feet, is leased through August 1, 2012.

In Huntsville, Texas, we lease a warehouse for our coatings business segment. This facility, which is approximately 4,500 square feet, is leased through August 1, 2012.

In Dothan, Alabama, we lease an application facility for our coatings business segment. This facility, which is approximately 5,000 square fee, is leased through June 30, 2010.

Our principal prototyping and manufacturing facility is in Pyongtaek, South Korea, and consists of approximately 166,000 square feet. We lease the land on which this facility is located, although we own the buildings, fixtures, and all personal property located on the land. The parcel of land consists of approximately four acres and is leased through 2022.

We currently expect that the foregoing facilities will meet our anticipated internal manufacturing, research, warehousing, and administrative needs for the foreseeable future.

Item 3. Material Legal Proceedings

Department of Justice Investigation

In August 2006, the United States Department of Justice (“DOJ”) instituted a grand jury proceeding in the Middle District of Florida to investigate, among other things, alleged accounting improprieties in relation to certain of our business transactions and a personal stock transaction by our former chief executive officer. The grand jury proceeding is based primarily upon the same underlying facts and circumstances as alleged in the federal class action and shareholder derivative actions. To date, subpoenas for the production of documents and/or grand jury testimony have been issued to our company and several present and former officers and directors. We are cooperating with the DOJ in its investigation.

Item 4. Submission of Matters to a Vote of Security Holders

The election of our directors was submitted to a vote of stockholders in our 2007 Annual Meeting of Stockholders on November 15, 2007.

Our board of directors is divided into three classes (designated “CLASS I,” “CLASS II,” and “CLASS III”), as nearly equal in number as possible, with each class serving three-year terms expiring at the third annual meeting of stockholders after their elections or until their respective successors have been elected and qualified.

Five directors were nominated and elected on November 15, 2007 as follows:

•                  CLASS I directors whose term is scheduled to expire at the 2009 annual meeting of stockholders or the first annual meeting thereafter: Robert Biehl and John Kang. Mr. Biehl and Mr. Kang received 35,448,832 and 34,691,884 votes for re-election, respectively. Additionally, 1,550,374 and 2,307,322 votes were withheld for Mr. Biehl and Mr. Kang, respectively;

•                  CLASS II directors whose term is scheduled to expire at the 2010 annual meeting of stockholders or the first annual meeting thereafter::  Dean Tanella and CK Cho. Mr. Tanella and Mr. Cho received 34,902,134 and 34,756,195 votes for re-election, respectively. Additionally, 2,097,072 and 2,243,011 votes were withheld for Mr. Tanella and Mr. Cho, respectively; and

•                  CLASS III director whose term is scheduled to expire at the 2008 annual meeting of stockholders or the first annual meeting thereafter: William Johnson. Mr. Johnson received 35,472,532 votes for re-election. Additionally, 1,526,674 votes were withheld for Mr. Johnson.

PART II

Item 5. Market For Registrant’s Common Equity and Related Stockholder Matters

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LQMT.”  On March 17, 2008, the last reported sales price of our common stock was $0.70 per share. As of March 17, 2008, we had 248 record holders of our common stock.

The following table sets forth, on a per share basis, the range of high and low bid information for the shares of our common stock for each full quarterly period within the two most recent fiscal years and any subsequent interim period for which financial statements are included. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2007	High	Low
Fourth Quarter	$0.72	$0.68
Third Quarter	$0.81	$0.76
Second Quarter	$0.86	$0.84
First Quarter	$1.01	$0.96

2006	High	Low
Fourth Quarter	$1.80	$1.42
Third Quarter	$2.01	$1.31
Second Quarter	$2.34	$1.31
First Quarter	$1.75	$0.87

We have never paid a cash dividend on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, and we plan to retain our earnings to finance future growth.

Item 6. Selected Consolidated Financial Data

The following table shows our selected consolidated financial data as of and for the years ended December 31, 2003 through 2007.

	For the Years Ended December 31,
	2007	2006	2005	2004	2003
			(Restated)	(Restated)
	(in thousands, except per share data)

Consolidated Statement of Operations Data:
Revenue	$29,022	$27,669	$16,365	$17,429	$13,658
Cost of sales	26,459	22,418	15,129	12,168	18,162
Gross profit (loss)	2,563	5,251	1,236	5,261	(4,504)

Operating expenses:
Selling, general and administrative expenses	8,921	9,962	8,534	11,591	17,729
Research and development expenses	1,123	950	1,120	1,467	8,780
Impairment of goodwill	—	—	—	—	184
Impairment of long lived assets	—	—	4,487	—	2,684
Total operating expenses	10,044	10,912	14,141	13,058	29,377

Loss before interest, other income, income taxes, minority interest and discontined operations	(7,481)	(5,661)	(12,905)	(7,797)	(33,881)
Loss from extinguishments of debt	(648)	—	(1,247)	(2,941)	—
Change in value of warrants, gain	4,923	279	3,985	747	—
Change in value of conversion feature, gain (loss)	6,965	(226)	9,118	2,093	—
Other income	226	572	—	302	—
Interest expense	(9,364)	(9,509)	(6,021)	(6,577)	(390)
Interest income	123	23	17	37	304
Gain on sale of marketable securities held-for-sale	—	—	—	—	1,178

Loss before income taxes, minority interest and discontinued operations	(5,256)	(14,522)	(7,053)	(14,136)	(32,789)
Income taxes	—	—	—	—	—
Minority interests	(384)	—	—	—	21

Loss from continuing operations	(5,640)	(14,522)	(7,053)	(14,136)	(32,768)
(Loss) income from operations of discontinued operations, net	—	—	—	(749)	(964)
Gain from disposal of discontinued operations, net	—	—	—	—	127

Net loss	$(5,640)	$(14,522)	$(7,053)	$(14,885)	$(33,605)

Loss per share from continuing operations - basic and diluted	$(0.13)	$(0.33)	$(0.17)	$(0.34)	$(0.79)
Loss per share from discontinued operations	$—	—	$—	$(0.02)	$(0.02)
Net loss per share	$(0.13)	$(0.33)	$(0.17)	$(0.36)	$(0.81)

Weighted average common shares - basic and diluted	44,730	43,809	41,833	41,610	41,505

	As of December 31,
	2007	2006	2005	2004	2003
			(Restated)	(Restated)
	(in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,180	$144	$1,392	$742	$3,127
Working capital (deficiency)	(12,359)	(23,157)	(10,993)	(14,910)	(698)
Total assets	22,513	22,244	21,563	28,508	30,852
Long-term debt, including current portion, net of discount	20,680	14,705	6,776	6,628	4,047
Shareholders’ equity (deficiency)	(14,580)	(10,363)	(1,320)	4,191	16,163

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This management’s discussion and analysis should be read in the conjunction with the condensed consolidated financial statements and notes included elsewhere in this report on Form 10-K.

This management’s discussion and analysis, as well as other sections of this report on Form 10-K, may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions. Any statement that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “ project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or results, and undue reliance should not be placed on these statements. These risks and uncertainties include, but are not limited to, the matters discussed under the caption “Risk Factors” in Item 1A of this report and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). Liquidmetal Technologies, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

OVERVIEW

We are a materials technology company that develops and commercializes products made from amorphous alloys. Our Liquidmetal® family of alloys consists of a variety of proprietary coatings, powders, bulk alloys, and composites that utilize the advantages offered by amorphous alloy technology. We develop, manufacture, and sell products and components from bulk amorphous alloys to customers in various industries, and we also partner with third-party licensees to develop and commercialize bulk Liquidmetal alloy products. We believe that our proprietary bulk alloys are the only commercially viable bulk amorphous alloys currently available in the marketplace. In addition to our bulk alloys, we market and sell a line of proprietary amorphous alloy-based industrial coatings under the Liquidmetal® ArmacorTM coatings brand.

Amorphous alloys are unique materials that are distinguished by their ability to retain a random atomic structure when they solidify, in contrast to the crystalline atomic structure that forms in other metals and alloys when they solidify. Liquidmetal alloys possess a combination of performance, processing, and potential cost advantages that we believe can make them preferable to other materials in a variety of applications. The amorphous atomic structure of our alloys enables them to overcome certain performance limitations caused by inherent weaknesses in crystalline atomic structures, thus facilitating performance and processing characteristics superior in many ways to those of their crystalline counterparts. For example, our zirconium-titanium Liquidmetal alloys are approximately 250% stronger than commonly used titanium alloys such as Ti-6Al-4V, but they also have some of the beneficial processing characteristics more commonly associated with plastics. We believe these advantages could result in Liquidmetal alloys supplanting high-performance alloys, such as titanium and stainless steel, and other incumbent materials in a wide variety of applications. Moreover, we believe these advantages could enable the introduction of entirely new products and applications that are not possible or commercially viable with other materials.

Our revenues are derived from two principal operating segments: Liquidmetal alloy industrial coatings and bulk Liquidmetal alloy products.  Liquidmetal alloy industrial coatings are used primarily as a protective coating for industrial machinery and equipment, such as drill pipe used by the oil drilling industry and boiler tubes used in coal-burning power plants. Bulk Liquidmetal alloy segment revenue includes sales of parts or components of electronic devices, medical products, and sports and leisure goods; tooling and prototype parts (including demonstration parts and test samples) for customers with products in development, product licensing and arrangements, and research and development revenue relating primarily to defense and medical applications.  We expect that these sources of revenue will continue to significantly change the character of our revenue mix.

The cost of sales for our Liquidmetal coatings segment consists primarily of the costs of outsourcing our manufacturing to third parties. Consistent with our expectations, our cost of sales has been increasing over historical results as we further build our bulk Liquidmetal alloy business. Although we plan to continue outsourcing the manufacturing of our coatings, we will internally manufacture many products derived from our bulk Liquidmetal alloys.

Selling, general, and administrative expenses currently consist primarily of salaries and related benefits, severance costs, travel, consulting and professional fees, depreciation and amortization, insurance, office and administrative expenses, and other expenses related to our operations.

Research and development expenses represent salaries, related benefits expense, stock-based compensation, depreciation of research equipment, consulting and contract services, expenses incurred for the design and testing of new processing methods, expenses for the development of sample and prototype products, and other expenses related to the research and development of Liquidmetal alloys. Costs associated with research and development activities are expensed as incurred. We plan to enhance our competitive position by improving our existing technologies and developing advances in amorphous alloy technologies. We believe that our research and development efforts will focus on the discovery of new alloy compositions, the development of improved processing technology, and the identification of new applications for our alloys.

We maintain certain of our raw material inventories in amounts in excess of our operating cycle of one year due to the nature of our manufacturing process, production lead time, and the recyclability of our raw material. These inventories were classified as long-term inventory as of December 31, 2004.  During 2005, we determined that our projected raw material requirements were not sufficient enough to warrant the use of such raw materials. As a result, we determined that the carrying value of raw materials held by our South Korea subsidiary, Liquidmetal Korea, exceeded its fair value in the amount of $2.7 million during the fiscal year 2005.

Idle equipment consists of certain equipment held by us for use in expansion of bulk alloy parts manufacturing.  Due to excess manufacturing capacity, we classified the equipment as idle equipment as of December 31, 2005 and 2004.  While the equipment may be used internally to meet future capacity requirements, considering our current revenue and foreseeable production requirements, we do not anticipate utilizing this equipment internally in the near future. As a result, we determined that the carrying value of idle equipment held by its subsidiary, Liquidmetal Technologies Korea, exceeded its fair value in the amount of $1.7 million during the second quarter of fiscal year 2005.

Impairment of Long-Lived Assets consists of a write-down of $2.7 million of raw materials considered to be long term inventory and $1.7 million of idle equipment.  During 2005, while we may use the excess raw materials beyond one year to fulfill future customer order, we determined that our capacity was not significant enough to warrant holding this inventory as a long term asset.  Further, while we have actively marketed the idle equipment for ultimate sale since early 2004, we were unable to sell this equipment. In addition, while the equipment may be used internally to meet future capacity requirements, considering the revenues during 2005, we did not anticipate utilizing this equipment internally in the near future.  As such, during 2005 we have reduced the carrying values of the excess raw material and idle equipment.

Change in Value of Warrants consists of changes to the fair value of warrants outstanding at each period.  The warrants have been accounted for as a liability in accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” with the change in fair values reported in earnings. The fair values are determined using a Black-Scholes pricing model and fluctuations in our stock price have had the greatest impact on the valuation of outstanding warrants.

Change in Value of Conversion Feature consists of changes to the fair value of the embedded conversion feature of our senior convertible notes.  The embedded conversion feature has been accounted for as a separate derivative instrument in accordance with SFAS 133 with a change in fair values reported in earnings.  The change in fair values is determined using a Black-Scholes pricing model and fluctuations in our stock price have had the greatest impact on the valuation of outstanding conversion features.

On May 21, 2003, we completed a reincorporation by transitioning from a California corporation to a Delaware corporation. The reincorporation was effected through the merger of the former California entity into a newly created wholly owned Delaware subsidiary. The reincorporation changed the legal domicile of our company but did not result in any change to our business, management, employees, fiscal year, assets or liabilities, or location of facilities. As part of the reincorporation, each share of the California corporation was automatically converted into one share of the Delaware corporation.  In addition, total authorized shares decreased from 200,000,000 shares to 100,000,000 shares.

On June 26, 2006, we entered into a joint venture agreement with SAGA, SpA in Padova, Italy, (‘SAGA”) a specialist precision parts manufacturer.  The joint venture is named Liquidmetal SAGA Italy, Srl (“LSI”).  We also entered into an exclusive manufacturing license agreement for the eyewear industry with LSI.  Under the joint venture agreement, we have the option to buy ownership interest in LSI, initially, of 19.9% to up to 50%.  In December 2006, we have purchased 19.9% interest in the joint venture. In January 2007 and June 2007, we contributed additional $0.2 million and $0.1 million, respectively, into LSI as additional investment.  The contribution did not change the Company’s 19.9% interest in LSI. Under the licensing agreement, at any time following 18 months after the effective date of the agreement, LSI may exercise its option to sell to the Company certain business assets including manufacturing equipment acquired under the joint venture. During year ended December 31, 2007 and 2006, the Company recognized revenues of $0.1 million and $0.7 million, respectively, of Liquidmetal alloys sold to SAGA for use in the joint venture.

In a connection to an equipment purchase agreement entered into with Grace Metal (“GM”), a South Korean corporation, effective June 1, 2007, we discontinued our post-processing operation in Weihai, China and transferred our manufacturing staff and equipment in Weihai to GM under an amendment to the equipment purchase agreement with GM. Further, we transferred certain of our manufacturing staff from our South Korean plant to GM. GM was formed by an investor group that includes the former Founder and director of our company, James Kang, who is also the brother of John Kang, Chairman of the Board of our company. We have also changed the name of our South Korean subsidiary to Liquidmetal Technologies Korea Co., Ltd, which was formerly Liquidmetal Korea Co., Ltd. GM will assume the name of Liquidmetal Korea to conduct business in South Korea.

On July 24, 2007, we transferred substantially all of the assets of our Liquidmetal alloy industrial coatings business to a newly formed, newly capitalized subsidiary named Liquidmetal Coatings, LLC, a Delaware limited liability company (“LMC”), and LMC assumed substantially all of the liabilities of the coatings business.   The transfer included the thermal spray coatings assets and liabilities acquired under a purchase agreement with Foster Wheeler Energy Services in June 2007. We hold a 69.25% ownership interest in LMC. The results of operation of LMC are consolidated and comprise our Liquidmetal alloy industrial coatings segment for financial reporting purposes.

Results of Operations

Comparison of the years ended December 31, 2007 and 2006

Revenue. Revenue increased $1.4 million to $29.0 million for the twelve months ended December 31, 2007 from $27.7 million for the twelve months ended December 31, 2006.  The increase included $3.6 million decrease in sales and prototyping of parts manufactured from bulk Liquidmetal alloys to consumer electronics customers as a result of increased reliance on licensees to manufacture and sell bulk Liquidmetal alloy parts to customers based in South Korea, offset by an increase of $5.0 million from sales of our coating products as a result of increase in demand from oil drilling applications.

Cost of Sales. Cost of sales increased to $26.5 million, or 91% of revenue, for the twelve months ended December 31, 2007 from $22.4 million, or 81% of revenue, for the twelve months ended December 31, 2006.  The increases were a result of higher manufacturing costs of new production items in our Liquidmetal bulk alloy business during the first three quarters of 2007.  We believe that higher manufacturing volumes and greater mix of higher-margin products in the future will cause the gross profit to improve over time. The cost to manufacture parts from our bulk Liquidmetal alloys is variable and differs based on the unique design of each product.  However, the cost of sales for the products sold by the coatings business segment is generally consistent because the Liquidmetal coatings products are produced by third parties and sold wholesale to various industries.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses decreased to $8.9 million, or 31% of revenue, for the twelve months ended December 31, 2007 from $10.0 million, or 36% of revenue, for the twelve months ended December 31, 2006. This decrease was primarily a result of decreases in wages and expenses of $1.2 million and decreases in travel expenses of $0.2 million, offset by increases in professional and consulting fees of $0.3 million.

Research and Development Expenses. Research and development expenses increased to $1.1 million, or 4% of revenue, for the twelve months ended December 31, 2007 from $1 million, or 3% of revenue, for the twelve months ended December 31, 2006. The increase was primarily due to increase in professional fees. We continue to perform research and development of new Liquidmetal alloys and related processing capabilities, develop new manufacturing techniques, and contract with consultants to advance the development of Liquidmetal alloys.

Loss from Extinguishments of Debts. Loss from extinguishments of debt increased to $0.6 million, or 2% of revenue, for the twelve months ended December 31, 2007 from $0 for the twelve months ended December 31, 2006. The $0.6 million loss was recognized from the extinguishment of certain of our convertible and subordinated notes in 2007.

Change in Value of Warrants. Change in value of warrants increased to a gain of $4.9 million, or 17% of revenue, during the twelve months ended December 31, 2007 from a gain of $0.3 million, or 1% of revenue, during the twelve months ended December 31, 2006. The change in value of warrants consisted of warrants issued from convertible notes and subordinated notes funded between 2004 and 2007 primarily as a result of fluctuations in our stock price.

Change in Value of Conversion Feature. Change in the value of our conversion feature liability from our convertible notes funded between 2004 and 2007 resulted in gain of $7.0 million, or 24% of revenue, during the twelve months ended December 31, 2007 from a loss of $0.2 million, or 1% of revenue, during the twelve months ended December 31, 2006 primarily as a result of fluctuation in our stock prices.

Other Income. Other income was $0.2 million, or 1% of revenue, for the twelve months ended December 31, 2007, primarily from gain recognized from sale of equipment. Other income for the twelve months ended December 31, 2006 was $0.6 million, or 2% of revenue, as result of $0.1 million gain recognized from disposal of idle equipment and $0.5 million gain recognized from termination of a distribution agreement with a Japanese sporting goods distributor originally entered into in March 1996.

Interest Expense. Interest expense was $9.4 million, or 32% of revenue, for the twelve months ended December 31, 2007 and was $9.5 million, or 34% of revenue, for the twelve months ended December 31, 2006. Interest expense consists primarily of debt amortization and interest accrued on outstanding convertible and subordinated notes, borrowings under the April 2005 factoring, loan, and security agreement, the Kookmin loan and late registration and late filing fee penalties.

Interest Income. Interest income was $0.1 million for the twelve months ended December 31, 2007 and $23 thousand for the twelve months ended December 31, 2006, from interest earned on cash deposits.

Comparison of the years ended December 31, 2006 and 2005

Revenue. Revenue increased to $27.7 million in the twelve months ended December 31, 2006 from $16.4 million in the twelve months ended December 31, 2005. The increase included a $7.3 million increase in sales and prototyping of parts manufactured from bulk Liquidmetal alloys to consumer electronics customers as a result of increased demand in electronic casings applications, and increase of $3.5 million in sale of our coatings products as a result of increased demand in oil drilling applications, and an increase of $0.5 million in research and development services as a result of  increased research and development services primarily from defense applications.

Cost of Sales. Cost of sales increased to $22.4 million, or 81% of revenue, during the twelve months ended December 31, 2006 from $15.1 million, or 92% of revenue, in the twelve months ended December 31, 2005. The increase was a result of increases in bulk Liquidmetal alloy business and coatings business.  Cost of sales as a percentage of revenue has decreased as a result of continued maturing of our manufacturing process, which represents our company’s efforts to manage costs and focus on our core business, and an increase in revenues generated from our higher margin coatings products.  We believe that higher manufacturing volumes and greater mix of higher-margin products in the future will cause the gross profit to improve over time.  The cost to manufacture parts from our bulk Liquidmetal alloys is variable and differs based on the unique design of each product.  However, cost of sales for the products sold by the coatings business segment is generally consistent because the Liquidmetal coatings products are produced by third parties and sold wholesale to various industries.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased to $10.0 million, or 36% of revenue, in the twelve months ended December 31, 2006 from $8.5 million, or 52% of revenue, in the twelve months ended December 31, 2005.  This increase was primarily a result of increase in wages and expenses of $1.4 million, increase in professional and contracted services of $0.4 million, increase in travel expenses of $0.3 million, and increase in advertising and promotions expense of $0.2 million, offset by a decrease in insurance expense of $0.7 million and decrease in rent expense of $0.1 million.  The decrease in selling, general and administrative expenses as a percentage of revenue represent our company’s efforts to manage costs and focus on our core business while continuing to build our corporate infrastructure required to prepare for and support the anticipated growth of our bulk Liquidmetal alloy business.

Research and Development Expenses. Research and development expenses decreases to $1.0 million, or 3% of revenue, in the twelve months ended December 31, 2006 from $1.1 million, or 7% of revenue, in the twelve months ended December 31, 2005.  The decrease was a result of our company focusing primarily on our core business associated with our bulk Liquidmetal alloy business while managing our costs.  Our company continues to perform research and development efforts on new Liquidmetal alloys and related processing capabilities, develop new manufacturing techniques, and contract with consultants and provide research grants to various institutions to advance the development of Liquidmetal alloys.

Impairment of Long Lived Assets. Impairment of long lived assets decreased to $0, in the twelve months ended December 31, 2006 from $4.5 million, or 27% of revenue, in the twelve months ended December 31, 2005.  Impairment expense during 2005 represent primarily write-down of $2.7 million of raw materials considered to be long term inventory and $1.7 million of idle equipment which were written down due to our projected capacity for 2006 as not being significant enough to warrant holding this inventory as a long term asset.  Further, while we have actively marketed the idle equipment for ultimate sale since early 2004, we were unable to sell this equipment.  While the equipment may be used internally to meet future capacity requirements we did not anticipate utilizing this equipment internally in the near future.  As such, we reduced the carrying values of the excess raw material and idle equipment in 2005.  No such reductions were needed in 2006.

Loss from Extinguishments of Debt.  Loss from extinguishments of debt decreased to $0 in the twelve months ended December 31, 2006 from $1.2 million, or 8% of revenue, in the twelve months ended December 31, 2005.  The $1.2 million loss from extinguishments of debt was recognized from the exchange of our 6% Convertible Notes due 2006 in August 2005.

Change in Value of Warrants. Change in value of warrants was a gain of $0.3 million, or 1% of revenue during the twelve months ended December 31, 2006, and $4.0 million, or 24% of revenue, during the twelve months ended December 31, 2005, from the change in value of warrants issued primarily as a result of fluctuations in our stock price.

Change in Value of Conversion Feature. Change in the value of our conversion feature liability from our senior convertible debt funded in March 2004 and exchanged in August 2004 and August 2005 resulted in a change in value of conversion feature loss of $0.2 million, or 1% of revenue, in the twelve months ended December 31, 2006, and a gain of $9.1 million, or 56% of revenue, in the twelve months ended December 31, 2005, primarily due to fluctuations in our stock price.

Other Income. Other income was $0.6 million, or 2% of revenue, in the twelve months ended December 31, 2006 from $0.1 million of gain recognized from disposal of idle equipment and  $0.5 million gain recognized from termination of a distribution agreement with a Japanese sporting goods distributor originally entered into in March 1996.  There were no amounts recognized as other income in the twelve months ended December 31, 2005.

Interest Expense. Interest expense was $9.5 million, or 34% of revenue, in the twelve months ended December 31, 2006 and was $6.0 million, or 37% of revenue, in the twelve months ended December 31, 2005.  Interest expense consists primarily of interest accrued on the Kookmin Bank loan funded in 2003, convertible debt funded in 2004 and 2005, subordinated notes funded in 2006, fees charged from short-term borrowings under the 2005 factoring, loan, and security agreement, as well as amortization of debt issuance costs and discount on the convertible debt.  The increase in interest expense was primarily due to costs accrued for late registration penalties of $1.6 million, higher debt balances and increased debt discount amortization during the twelve months ended December 31, 2006.

Interest Income.  Interest income was $23 thousand and $17 thousand for the twelve months ended December 31, 2006 and 2005, respectively, from interest earned on cash deposits.

QUARTERLY RESULTS

The following information presents our unaudited quarterly operating results for 2007 and 2006. The data has been prepared by Liquidmetal Technologies, Inc. on a basis consistent with the Consolidated Financial Statements included elsewhere in this Form
10-K, and includes all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation thereof. These operating results are not necessarily indicative of our future performance.

	For the Three Months Ended
Consolidated Statements of Operations Data:	12/31/07	09/30/07	06/30/07	03/31/07
	(In thousands, except per share data)
	(Unaudited)
Revenue	$8,518	$7,106	$8,331	$5,067
Cost of sales	7,138	5,194	7,686	6,441
Gross profit (loss)	1,380	1,912	645	(1,374)

Operating expenses
Selling, general, and administrative	2,041	1,853	2,495	2,532
Research and development	236	331	293	263
Total operating expenses	2,277	2,184	2,788	2,795
Loss from operations	(897)	(272)	(2,143)	(4,169)

Loss from extinguishments of debt	—	—	—	(648)
Change in value of warrants, gain	447	220	564	3,692
Change in value of conversion feature, gain	828	625	1,168	4,344
Other income	177	—	49	—
Interest expense	(1,910)	(1,991)	(2,700)	(2,763)
Interest income	2	14	46	61

(Loss) income before minority interests	(1,353)	(1,404)	(3,016)	517

Minority interests	(318)	(66)	—	—

(Loss) income from operations before income taxes	(1,671)	(1,470)	(3,016)	517
Income taxes	—	—	—	—

Net (loss) income	(1,671)	(1,470)	(3,016)	517

Net (loss) income per share from continuing operations - basic and diluted	$(0.04)	$(0.03)	$(0.07)	$0.01

Weighted average common shares used to compute loss per share from continuing operations - basic and diluted	44,711	44,652	44,632	44,925

	For the Three Months Ended
Consolidated Statements of Operations Data:	12/31/06	09/30/06	06/30/06	03/31/06
				(Restated)
	(In thousands, except per share data)
	(Unaudited)
Revenue	$5,984	$8,040	$7,090	$6,555
Cost of sales	5,081	6,449	5,564	5,324
Gross profit	903	1,591	1,526	1,231

Operating expenses
Selling, general, and administrative	2,599	2,290	2,368	2,705
Research and development	197	269	281	203
Total operating expenses	2,796	2,559	2,649	2,908
Loss from operations	(1,893)	(968)	(1,123)	(1,677)

Loss from extinguishments of debt	—	—	—	—
Change in value of warrants, gain (loss)	1,633	1,361	(1,426)	(1,289)
Change in value of conversion feature, gain (loss)	1,707	1,987	(2,137)	(1,783)
Other income	—	—	92	480
Interest expense	(2,148)	(2,302)	(3,277)	(1,782)
Interest income	6	8	7	2

Income (loss) from operations before income taxes and discontinued operations	(695)	86	(7,864)	(6,049)
Income taxes	—	—	—	—

Net income (loss)	(695)	86	(7,864)	(6,049)

Net income (loss) per share from continuing operations - basic and diluted	$(0.02)	$0.00	$(0.18)	$(0.14)

Weighted average common shares used to compute loss per share from continuing operations - basic and diluted	44,245	44,100	44,075	42,817

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have funded our operations through the sale of equity securities in private placements and our initial public offering, the sale of convertible notes and warrants in private placements, debt financing, and cash generated from operations.

Our cash used for operating activities was $10.2 million and $5.3 million for the years ended December 31, 2007 and 2006, respectively.  Our working capital deficit decreased from $23.2 million at December 31, 2006 to $12.3 million at December 31, 2007.  Our working capital deficit decrease of $10.9 million was primarily attributable to increase in cash and cash equivalent of $1.0 million, increase in trade accounts receivables of $1.2 million, decrease in accounts payable and accrued expenses of $1.7 million, decrease in short term debt of $0.5 million, decrease in current portion of long term debt of $8.4 million, offset by decrease in inventories of $1.5 million, increase in warrant liabilities of $0.2 million, and increase in conversion feature liabilities of $0.2 million.

Our cash used in investing activities was $1.2 million for the year ended December 31, 2007 primarily for purchase of property and equipment.

Our cash provided by financing activities was $12.7 million for the year ended December 31, 2007.  We received net $1.4 million in borrowings from factoring agreement executed in April 2005. The proceeds from borrowings have been used to meet working capital requirements.   We have $4.0 million available for future borrowings under the factoring agreement, which is contingent on approval of eligible receivables by the financing company.  As of December 31, 2007, we had cash of $1.2 million.

Our capital requirements during the next twelve months will depend on numerous factors, including the success of existing products either in manufacturing or development, the development of new applications for Liquidmetal alloys, and the resources we devote to develop and support our Liquidmetal alloy products, the success of pursuing strategic licensing and funded product development relationships with external partners.

We have experienced significant operating losses since our inception. Our net loss for the fiscal years ended December 31, 2007 and 2006 was $5.6 million and $14.5 million, respectively.  In the audit report on our financial statements for our fiscal years ended December 31, 2007 and 2006, our auditors included a going-concern qualification indicating that our significant operating losses and working capital deficit cause substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations without additional funding.  On February 22, 2008, we received $1.7 million distribution from our majority owned subsidiary, Liquidmetal Coatings, LLC (“LMC”) from which it issued and sold $2.5 million in preferred membership units to two existing holders of LMC common membership units.  The preferred units issued by LMC have an accruing priority return of 14% per year and are redeemable by the preferred holders on the fourth anniversary of the issue date.

We anticipate that the $1.7 million distribution received will be sufficient to pursue our current operating plan only through the second quarter of 2008, and we will therefore require additional funding at or prior to that time.  We are actively seeking additional sources of capital and seeking to restructure and/or modify existing indebtedness.  The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues through obtaining additional purchase orders for our products and/or the extent to which we can restructure or modify our debt.  Because we cannot be certain that we will be able to obtain adequate funding from debt, equity, or other traditional financing sources, we are also actively exploring several strategic financing options, including the possible sale of our manufacturing plant in South Korea (which would then be replaced with a smaller facility) and additional licensing and outsourcing of our manufacturing operations.  We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations.

Additionally, we have approximately $3.0 million of principal and accrued interest outstanding as of December 31, 2007, under the 8% unsecured subordinated notes (the “Bridge Notes”), which were due August 17, 2007.  Subsequent to December 31, 2007 and as of the filing of this report, we repaid $1.9 million of principal and accrued interest due under the Bridge Notes and have approximately $1.1 million of principal and accrued interest outstanding.  We intend to fully repay the amounts due under the Bridge Notes.  However, as of the filing of this report we do not have sufficient funds to repay the Bridge Notes.  As a result, we are currently in default under the Bridge Notes.   Such a default may have material adverse effect on our operations, financial condition, and results of operations. We have not received a formal notice of default and we are currently working to resolve this matter with the investors holding our Bridge Notes.

We were required under our amended Security Purchase Agreement, dated April 23, 2007, between our company and holders of our 8% convertible subordinated notes due January 2010 (the “January 2010 Notes”), to repay outstanding debt under previously issued promissory notes, including the Bridge Notes (“Debt Satisfaction Covenant”) by October 1, 2007.  As we have not yet fully repaid our Bridge Notes, we are not in compliance with this covenant and are subject to default under the January 2010 Notes.  Such a default may have material adverse effect on our operations, financial condition, and results of operations. We have not received a formal notice of default under this covenant and we are currently working to resolve this matter.

Initial Public Offering Proceeds

Pursuant to our Registration Statement on Form S-1 (Registration No. 333-73716), as amended, initially filed with the Securities and Exchange Commission on November 20, 2001 and declared effective May 21, 2002, we closed an initial public offering of 5,000,000 shares of common stock on May 28, 2002, plus an additional 229,000 shares on June 10, 2002 pursuant to an over allotment option, at a price of $15.00 per share (which sale is referred to herein as the “Offering”). The Offering generated aggregate cash proceeds during the second quarter 2002 of $78.4 million. The net proceeds were $70.7 million after deducting underwriting commissions of $5.5 million and other transaction fees of $2.2 million. As of December 31, 2003, we used $70.7 million of net proceeds from the Offering.

Private Placements of Convertible Notes and Bridge Notes

The following private placement of convertible notes and bridge notes are outstanding as of December 31, 2007.

On May 17, 2006, September 21, 2006, and December 1, 2006, we completed a private placement of 8% Unsecured Subordinated Notes in the aggregate principal amount of $4.6 million (the “Bridge Notes”), together with warrants to purchase up to an aggregate of 973,064 shares of our common stock.  The Bridge Notes were unsecured and were scheduled to become due on the earlier of August 17, 2007 or the consummation of a follow-on equity or debt offering pursuant to which we receive gross proceeds of at least $6.0 million, but in no event will the Bridge Notes become due any earlier than the payment in full of the previously issued promissory notes, including 7% Senior Secured Notes Due August 2007 (the “August 2007 Notes”) and 6% Senior Secured Notes Due July 2007 (the “July 2007 Notes”).  As a part of the private placement of the Bridge Notes, we issued warrants to the purchasers of the Bridge Notes giving them the right to purchase up to an aggregate of 890,990 shares of our common stock, and warrants to purchase 82,074 shares of our common stock were issued to the placement agent in the transaction. The warrants have an exercise price of $2.58 per share and will expire on May 17, 2011.

On January 3, 2007, we completed a private placement of new 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”).  As a result of an April 2007 amendment to this transaction, we ultimately issued $16.3 million in principal amount of January 2010 Notes, which supersedes the aggregate note amount indicated in our prior announcements regarding the private placement.  Under the amended transaction, the January 2010 Notes were issued for aggregate cash in the amount of $12.9 million and in payment of a total of $3.4 million in principal and accrued but unpaid interest under the August 2007 Notes and Bridge Notes.  The January 2010 Notes have a maturity date of January 3, 2010.

The January 2010 Notes were issued pursuant to a Securities Purchase Agreement, dated January 3, 2007, between our company and the purchasers of the January 2010 Notes (the “January Purchase Agreement”).  Under the terms of the original January Purchase Agreement, we agreed to repay or otherwise satisfy, within 5 days after the closing of the private placement, approximately $15.5 million of our outstanding debt under previously issued promissory notes, including the August 2007 Notes, 10% Subordinated Promissory Note due October 2006 (the “October 2006 Note”), and Bridge Notes (the “Debt Satisfaction Covenant”).  We originally agreed to this covenant based on assurances that a substantial number of holders of the August 2007 Notes would elect to convert their August 2007 Notes at a reduced conversion price following the private placement under a note conversion agreement proposed by us, but most of such holders ultimately elected not to proceed with such conversion.  Accordingly, in an effort to preserve funds, we have not yet repaid the indebtedness as required by the original January Purchase Agreement, and in April 2007, we entered into an amendment to the January Purchase Agreement providing that we will have until October 1, 2007 (or such earlier date on which the indebtedness to be repaid is due) to comply with the Debt Satisfaction Covenant.  In addition, the April 2007 amendment provides that the purchasers of the January 2010 Notes have the right to require us to redeem such notes prior to maturity in the event that we sell our Liquidmetal Coatings business unit, sell our manufacturing facility in South Korea, and/or engage in any debt or equity financing, provided that the foregoing transactions result in aggregate cumulative proceeds of $25,000, and it also provides that we will be obligated to grant to the purchasers of such notes a par passu security interest in any collateral (if any) that is used to secure our next private placement of convertible notes.  As required by the January Purchase Agreement, the April 2007 amendment was executed by the holders of more than fifty percent (50%) of the outstanding principal amount of the Notes.

The January 2010 Notes, as amended by the April 2007 amendment, are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $1.10 per share (compared to an original conversion price of $1.55 per share), subject to adjustment for anti-dilution. The January 2010 Notes bear interest at 8% per annum with interest payable quarterly in arrears in cash, or, at our option, in the form of additional January 2010 Notes (in which case the interest rate will be 10% per annum). Our ability to pay interest with additional January 2010 Notes is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in the stock to be issued. From and after an event of default under the January 2010 Notes and for so long as the event of default is continuing, the January 2010 Notes will bear default interest at a rate of 12% per annum (or 15% per annum if we elect to pay interest with additional January 2010 Notes).

Beginning July 31, 2008 and at the end of each month thereafter, we will be required to redeem 1/36th of the principal amount of the January 2010 Notes in cash or, at our election, with shares of our common stock. Our ability to pay the redemption amounts with shares of our common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of the redemption amount and certain minimum trading volumes in the stock to be issued. Any unconverted January 2010 Notes will become due on December 31, 2009, although we will have the right at any time after 18 months following the issuance of the January 2010 Notes to redeem the January 2010 Notes in whole or in part for a cash redemption price of 105% of the portion of the principal amount being redeemed plus all accrued and unpaid interest thereon. The January 2010 Notes are unsecured and are subordinate to our July 2007 Notes and to certain secured financing from commercial lenders incurred by us in the future.  The terms of the 2010 Notes also provide that we will be required to maintain a sufficient bank balance to provide for the timely repayment of our July 2007 Notes.

As a part of the January 2007 private placement, we issued warrants to the purchasers of the January 2010 Notes giving them the right following the April 2007 amendment to purchase up to an aggregate of 7,408,881 shares of our common stock at an exercise price of $1.55 per share. In connection with the private placement, we also issued to the placement agent for the transaction warrants to purchase an aggregate of 248,710 shares of our common stock at an exercise price of $1.55 per share.  All of the warrants (including the warrants granted to the placement agent in the transaction) are immediately exercisable and will expire in January 2012.

In connection with the January 2007 private placement, we entered into a Registration Rights Agreement with the purchasers of the January 2010 Notes under which we are required, on or before 45 days after the closing of the private placement, to use our commercially reasonable efforts to file a registration statement with the SEC covering the resale of the shares of our common stock issuable pursuant to the January 2010 Notes and warrants and to use our commercially reasonable efforts to have the registration declared effective at the earliest date (but in no event later than 90 days after filing if there is no SEC review of the registration statement, or 120 days if there is an SEC review).  We will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, up to a maximum amount of 18% of the aggregate amount of Notes sold in the Private Placement if the registration statement is not filed or does not become effective on a timely basis. The monetary penalties will accrue at the rate of 1% per month of the then-outstanding principal amount of the January 2010 Notes. In the event that we are unable to include in the registration statement all shares of our common stock issuable pursuant to the January 2010 Notes and warrants, then we will be required to file up to two additional registration statements to register the resale of any shares excluded from the originally filed registration statement and to pay the foregoing monetary penalties on the January 2010 Notes convertible into the excluded shares until the resale of such excluded shares is covered by an effective registration statement or until such shares can be sold under SEC Rule 144.  As of December 31, 2007, an aggregate of $0.7 million in monetary penalties under the Registration Rights Agreement had already been paid to investors, while an additional $0.2 million in such penalties were accrued but unpaid.

On October 1, 2007, the Company issued $1.0 million of additional January 2010 Notes for accrued interest and late registration fees.

On December 28, 2007, the Company issued $1.0 million of January 2010 Notes, together with warrants to purchase up to an aggregate of 681,818 and 200,000 of the Company’s common stock to purchasers of the notes and placement agents.  The warrants will expire on December 28, 2012 and are exercisable at $1.55 per share.

As of December 31, 2007, $17.8 million in aggregate principal amount of January 2010 Notes were still outstanding with accrued but unpaid interest and late registration fees in the amount of approximately $0.6 million, and $2.8 million in aggregate principal amount of Bridge Notes were also outstanding with accrued but unpaid interest in the amount of approximately $0.3 million.

Loan from Kookmin Bank

Our Liquidmetal Korea Co., Ltd. subsidiary has an outstanding loan from Kookmin Bank in the Republic of Korea.  As of December 31, 2007, the outstanding balance under this loan was $0.5 million.  The loan is payable in monthly installments of $0.11 million per month through February 2008.

OFF-BALANCE SHEET ARRANGEMENTS

An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity, or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to our company, or that engages in leasing, hedging, or research and development arrangements with our company.

On June 26, 2006, we entered into a joint venture agreement with SAGA, SpA in Padova, Italy, (‘SAGA”) a specialist precision parts manufacturer.  The joint venture is named Liquidmetal SAGA Italy, Srl (“LSI”).  We also entered into an exclusive manufacturing license agreement for the eyewear industry with LSI.  Under the joint venture agreement, we have the option to buy ownership interest in LSI, initially, of 19.9% to up to 50%.  In December 2006, we have purchased 19.9% interest in the joint venture.  Under the licensing agreement, at any time following 18 months after the effective date of the agreement, LSI may exercise its option to sell us certain business assets including manufacturing equipment acquired under the joint venture.  During the years ended December 31, 2007 and 2006, we recognized revenues of $0.1 million and $0.7 million, respectively, of Liquidmetal alloys sold to SAGA for use in the joint venture.  We anticipate the alloys to be fully utilized by the joint venture prior to the 18 month period.

CONTRACTUAL OBLIGATIONS

The following table summarizes our company’s obligations and commitments as of December 31, 2007:

	Payments Due by Period (in thousands)
Contractual Cash Obligations (1)	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years

Long-term debt (2)	$20,906	$6,075	$14,831	$—	$—
Long-term debt of consolidated subsidiary (2)	10,245	$854	$9,391	$—	$—
Short-term debt (3)	1,008	1,008	—	—	—
Short-term debt of consolidated subisidiary (3)	1,174	1,174	—	—	—
Operating leases and rents	1,048	269	692	87	—
Consulting services payable	240	204	36	—	—
Foster Wheeler	—
Dongyang	12	12	—	—	—
Nichimen	315	315	—	—	—
	$34,948	$9,911	$24,950	$87	$—

(1) Contractual cash obligations include Long-Term Debt comprised of $2,658 of Unsecured Subordinated Notes issued in 2006, $17,797 of Convertible Unsecured Notes issued in 2007, $451 of Kookmin Bank Loan, and $3,688 of Bank Midwest term loan, and $6,557 of C3 Capital Partners Subordinated Notes, Short-Term Debt comprised of $1,008 outstanding advances received under factoring, loan, and security agreement, $1,174 of Bank Midwest revolving loan, and future minimum lease payments under capital and operating leases, and purchase commitments from consultants, payments due from assets purchased from Foster Wheeler thermal spray coatings business, payments due from our discontinued equipment manufacturing business, and minimum payments due under a distribution agreement.

(2) Does not include interest payments of $7,397; and un-amortized cash discount and discounts for conversion feature and warrants of $10,471 of our convertible notes.

(3) Does not include minimum interest and fee payments of $30.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions.

We believe that the following accounting policies are the most critical to our consolidated financial statements since these policies require significant judgment or involve complex estimates that are important to the portrayal of our financial condition and operating results:

•

Our earnings and cash flows are subject to fluctuations due to changes in non-U.S. currency exchange rates. We are exposed to non-U.S. exchange rate fluctuations as the financial results of non-U.S. subsidiaries, Korea and China, are translated into U.S. dollars. As exchange rates vary, those results, when translated, may vary from expectations and adversely impact overall expected profitability. The cumulative translation effects for subsidiaries using functional currencies other than the U.S. dollar are included in accumulated foreign exchange translation in stockholders’ equity. Movements in non-U.S. currency exchange rates may affect our competitive position, as exchange rate changes may affect business practices and/or pricing strategies of non-U.S. based competitors.

•

We record an accrual for potential product warranty costs. Due to the lack of historical information for warranty expense related to bulk alloy products, management estimates product warranties as a percentage of bulk alloy product sales earned during the period. In the event in future periods the actual product warranty costs consistently exceed the estimate for product warranty costs, an adjustment would be made and income would decrease in the period of such determination. Likewise, in the event we determine that actual product warranty costs are consistently lower than the estimate for product warranty costs, an adjustment would be made and income would increase in the period of such determination.

•

We record an allowance for doubtful accounts as a contra-asset to our trade receivables for estimated uncollectible accounts. Management estimates the amount of potentially uncollectible accounts by reviewing significantly past due customer balances relative to historical information available for those customers. In the event, in future periods, actual uncollectible accounts exceed the estimate for uncollectible accounts, an adjustment would be made and income would decrease in the period of such determination. Likewise, in the event, in future periods, actual uncollectible accounts are lower than the estimate for uncollectible accounts, an adjustment would be made and income would increase in the period of such determination.

•

We value inventories at lower of cost or net realizable value. Management has determined net realizable value to be equal to the selling price of the products to be produced and sold less the cost of disposal. In the event, in future periods, the actual selling prices exceed the estimate for selling prices less cost to sell, an adjustment would be made and income would increase in the period of such determination. Likewise, in the event, in future periods, actual selling prices are lower than the estimate for selling prices, an adjustment would be made and income would decrease in the period of such determination.

•

We value our assets at lower of cost or fair market value. Management has determined fair market to be equal to the selling price of the assets to be sold less the cost of disposal. In the event, in future periods, actual selling prices are lower than the estimate for selling prices, an adjustment would be made and income would decrease in the period of such determination.

•

We record valuation allowances to reduce the deferred tax assets to the amounts estimated to be realized. While we consider taxable income in assessing the need for a valuation allowance, in the event we determine we would be able to realize our deferred tax assets in the future in excess of the net recorded amount, an adjustment would be made and income increased in the period of such determination. Likewise, in the event we determine we would not be able to realize all or part of our deferred tax assets in the future, an adjustment would be made and charged to income in the period of such determination.

•

We account for the warrants and the embedded conversion feature of our senior convertible notes as derivatives in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, and Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Fair values of warrants and embedded conversion features are measured at each period end using Black-Scholes pricing models and changes in fair value during the period are reported in our earnings

•

We adopted Statement of Financial Accounting Standards No. 123, Share-Based Payment (“SFAS 123R”), on January 1, 2006. This new standard requires companies to expense the fair value of employee stock options and similar awards. We adopted SFAS 123R using the modified prospective transition method. Therefore, stock based compensation expense measured in accordance with SFAS 123R was recorded starting with the first quarter of 2006, but the prior year consolidated statement of income was not restated. The adoption of SFAS 123R resulted in incremental expense of $0.6 million and $1.1 million for the years ended December 31, 2007 and 2006.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115 (SFAS 159),” which permits entities to choose to measure many financial instruments and certain other items at fair value. The effective date of SFAS 159 will be the first quarter of 2008.  We are currently evaluating the provisions of SFAS 159 and do not expect the adoption of this new standard to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS 141R, “Business Combinations” (SFAS 141R). SFAS 141R amends the requirements for accounting for business combinations.  SFAS 141R will be effective for financial statements issued for fiscal years beginning after December 15, 2008.  We are currently evaluating the impact of adopting SFAS 141R and SFAS 160 on our financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues  Task Force), the AICPA and the SEC did not or are not believed by management to have a material impact on our company’s present or future consolidated financial statements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risks

We are exposed to various market risks in conducting the business of the company, and we anticipate that this exposure will increase as a result of our planned growth. In an effort to mitigate losses associated with these risks, we may at times enter into derivative financial instruments, although we have not historically done so. These may take the form of forward sales contracts, option contracts, foreign currency exchange contracts, and interest rate swaps. We have not, and do not intend to, engage in the practice of trading derivative securities for profit.

Interest Rates. We are exposed to market risks relating to changes in interest rates.  Although we do not currently have any borrowings with variable interest rates, fluctuations in interest rates may have a negative impact to any future borrowings.

Commodity Prices. We are exposed to price risk related to anticipated purchases of certain commodities used as raw materials by our businesses, including titanium and zirconium. Although we do not currently enter into commodity future, forward, and option contracts to manage the fluctuations in prices of anticipated purchases, we may enter into such contacts in the future as our business grows and as our purchases of these raw materials increases.

Foreign Exchange Rates. As a result of our manufacturing presence in South Korea, a substantial portion of our costs will be denominated in South Korean won. Consequently, fluctuations in the exchange rates of the South Korean won to the U.S. dollar will affect our costs of goods sold and operating margins and could result in exchange losses. Although we do not currently enter into foreign exchange hedge transactions, we may do so in the future as our business grows. Fluctuations in exchange rates resulted in foreign currency translation gains of $0.2 million, $0.3 million, and $0.3 million for the years ended December 31, 2007, 2006, and 2005, respectively.

Item 8. Financial Statements and Supplementary Data

The financial statements required by this item are located in Consolidated Financial Statements in Item 15 of this report. The supplementary financial information required by this item is located under the caption “QUARTERLY RESULTS” in Item 7 of this report.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

None.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures.  Based on an evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of December 31, 2007, the end of the period covered by this report, our Chief Executive Officer and Chief Financial Officer have concluded that the disclosure controls and procedures were effective.

Changes in Internal Controls.  During the quarter ended December 31, 2007, there was no change in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Management’s Report on Internal Control over Financial Reporting.  The company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles and includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the company’s assets, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that the company’s receipts and expenditures are being made only in accordance with authorizations of the company’s management and directors, and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

As required by Section 404 of the Sarbanes-Oxley Act of 2002 and the related rule of the SEC, management assessed the effectiveness of the company’s internal control over financial reporting using the Internal Control-Integrated Framework developed by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on this assessment, management concluded that the company’s internal control over financial reporting was effective as of December 31, 2007. Management has not identified any material weaknesses in the company’s internal control over financial reporting as of December 31, 2007.

Our independent auditors, Choi, Kim & Park, LLP (“CKP”), who have audited and reported on our financial statements, issued an attestation report on our management’s assessment of the company’s internal control over financial reporting. CKP’s reports are included in this annual report on Form 10-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Liquidmetal Technologies Inc.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Liquidmetal Technologies Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Liquidmetal Technologies, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 30, 2007, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2007 of the Company and our report dated March 28, 2008 expresses an unqualified opinion on those financial statements and includes explanatory paragraphs referring to the Company’s ability to continue as a going concern.

/s/ Choi, Kim & Park LLP

Los Angeles, California
Certified Public Accountants

March 28, 2008

Item 9B. Other Information

On October 31 2007, we reduced the exercise price of previously issued warrants to purchase our common stock to $1.75 and increased the outstanding warrants with certain holders of the 8% unsecured subordinated notes Due August 2007 (the “August 2007 Subordinated Notes”) by 30% for an extension of the maturity of the August 2007 Subordinated Notes.   The August 2007 Subordinated Notes became due August 17, 2007 and were issued a private placement in May 2006.

On December 1, 2007, we issued $1.0 million of 8% Convertible Subordinated Notes Due January 2010 (the “January 2010 Notes”) as payment for accrued interest and late registration fees due under the notes.  The January 2010 Notes were issued pursuant to a Securities Purchase Agreement, as amended in April 2007, between our company and the purchasers of the January 2010 Notes (the “Purchase Agreement”) and are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $1.10 per share.  The January 2010 Notes bear interest at 8% per annum with interest payable quarterly in arrears in cash, or, at our option, in the form of additional January 2010 Notes (in which case the interest rate will be 10% per annum). Our ability to pay interest with additional January 2010 Notes is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in the stock to be issued. The January 2010 Notes are unsecured and are subordinate to our July 2007 Notes and to certain secured financing from commercial lenders incurred by us in the future.

On December 28, 2007, we issued $1.0 million of January 2010 Notes, together with warrants to purchase up to an aggregate of 681,818 and 200,000 of the Company’s common stock to purchasers of the notes and placement agents.  The warrants will expire on December 28, 2012 and are exercisable at $1.55 per share.

PART III

Item 10. Directors and Executive Officers of the Registrant

Set forth below is a table identifying our directors and executive officers as of March 17, 2008:

Name	Age	Position

Larry Buffington	60	President and Chief Executive Officer

Gerald Morrow	57	Chief Financial Officer

John Kang	44	Chairman of the Board

Dean Tanella	46	Director

William Johnson, Ph.D.	57	Director

Robert Biehl	65	Director

CK Cho	51	Director

Patrick Caruana	67	Director

Larry Buffington was elected by our Board of Directors to serve as the President and Chief Executive Officer in October 2006.  Mr. Buffington has been serving as full-time consultant to the Company since July 2006.  He is also the president of Buffington Consulting, a consulting firm that Mr. Buffington started in 1997 focusing on the assessment and turnaround of manufacturing operations.  Prior to starting Buffington Consulting, Mr. Buffington was the General Manager of the Communications Products Business Unit of Augat, Inc., a public company with worldwide manufacturing operations in communication, automotive and electronic products.  Mr. Buffington received a bachelor’s degree in Industrial Engineering from Pennsylvania State University in 1969.

Gerald Morrow was elected by our Board of Directors to serve as the Chief Financial Officer in January 2008.  Mr. Morrow most recently served as Vice President of Finance at Performance Team Freight Systems, Inc., a nationwide third party logistics company.  He served in this capacity from 2000 until 2007, where he oversaw all finance, budgeting and human resource responsibilities.  From 1999 to 2000, Mr. Morrow was the Controller for Ace Clearwater Enterprises, a privately held aerospace manufacturing company.  From 1996 to 1998, he was the Controller of Gerald Metals, Inc.’s PGP Industries, a precious metals trading and refining company.  From 1993 to 1995, Mr. Morrow served as the Division Controller of the Vertical Products Division of Goulds Pumps, Incorporated, which manufactured vertical turbine pumps.  From 1987 through 1993, Mr. Morrow served as Controller of Dun & Bradstreet Corporation’s Donnelly Information Publishing.  Mr. Morrow received a B.S. in Business Administration from the California State University at Long Beach in 1975.

John Kang was re-elected as Chairman of our Board of Directors in November 2007.   Mr. Kang has served as a director of our company since 1994.  From December 1994 to June 2001, he served as Chairman of our Board of Directors in various capacities.  From June 2001 until December 30, 2005, Mr. Kang had served variously as our Chief Executive Officer and President.  From July 1996 to September 2000, Mr. Kang served variously as Chief Executive Officer, President, and a director of Medical Manager Corporation, a public company traded on the Nasdaq National Market until its sale in September 2000 to WebMD Corporation. From 1988 to 1995, he was Chairman of the board of directors of Clayton Group, Inc., a private company engaged in the distribution of waterworks equipment.  Mr. Kang received a B.A. degree in Economics from Harvard College in 1985. On December 15, 2005, an indictment naming as defendants ten former officers and directs of Medical Manager Corporation, including Mr. Kang, was filed in the United States District Court for the District of South Carolina (Beaufort Division). The indictment includes counts for conspiracy, conspiracy to launder money instruments, and money laundering relating to a series of acquisitions that were made by Medical Manager during the years the years 1996 through 2003, the accounting practices of Medical Manager during that time frame, and the filing of various financial statements during that time frame.  The indictment is unrelated to Mr. Kang’s service as a director and officer of our company.  Mr. Kang resigned as our President and Chief Executive Officer on December 30, 2005, although he continues to serves as Chairman of the Board of our company and continues to work for our company on a full-time basis.

Dean Tanella was re-elected as a director in November 2007. Mr. Tanella has served as a director of our company since 2004.  Mr. Tanella is a 20-year veteran of the institutional investment business and has worked for such leading firms as Raymond James & Associates, CS First Boston Corp., Adams Harkness & Hill, Drexel Burnham Lanbert, Inc., Kidder Peabody & Co. and

the Vanguard Group.  Since 1999, Mr. Tanella has served as President of Safe Harbor Capital, LLC and, since 2003, as President of HarborLight Capital, LLC, both of which are private investment firms.  Mr. Tanella received his bachelors degree from Princeton University and his MBA from the Harvard Graduate School of Business Administration.  In December 2004, Mr. Tanella was also named Executive Vice President – Capital Markets Group and a member of the Board of Directors at GunnAllen Financial Inc., a leading independent brokerage firm headquartered in Tampa, Florida.

William Johnson, Ph.D., was re-elected as a director in November 2007. Mr. Johnson has served as a director of our company since June 2000.  From October 2001 to September 2003, he was employed as our executive Vice Chairman of Technology.  Since 1997, Professor Johnson has been the Mettler Professor of Engineering and Applied Physics at Caltech.  He held a Visiting Professor appointment at the Metal Physics Institute in Gottingen, Germany (1983) and received a Von Humbolt Distinguished Scientist Fellowship in Gottingen (1988).  He is the 1995 recipient of the TMS/AIME Hume Rothery Award for his experimental work.  He received a B.A. degree in Physics from Hamilton College and a Ph.D. degree in Applied Physics from Caltech.  He spent two years at IBM’s Research Center (1975-1977).  At Caltech, Professor Johnson directed the research that led to the discovery of our bulk Liquidmetal alloy.  Professor Johnson is currently a consultant to the Company.

Robert Biehl was re-elected as a director in November 2007. Mr. Biehl has served as a director since 2005.  Mr. Biehl founded the Masterplanning Group International and as President, personally consulted over 400 clients and mentored over 2,500 executives and world leaders.  Prior to starting Masterplanning Group, Mr. Biehl was an executive staff of World Vision International where he designed and developed the Love Loaf Program, which has raised millions of dollars worldwide.  He has also published many books in the area of personal and organizational development.  Mr. Biehl received his B.A. degree in Psychology and a Masters Degree in Counseling from Michigan State University.

CK Cho was re-elected as a director in November 2007. Mr. Cho has served as a director since 2005.  Mr. Cho has over 18 years of experience with Samsung Electronics and managed over $700 million annual procurement budget responsible for semi-conductor and telecommunication equipment and other electronic components.  He also served as CEO and President of Winvest Venture Partners Inc. and is currently serving as President and CEO of ATIC, an IT Venture Capital Company based in Korea.  Mr. Cho received his bachelor’s degree majoring in Business Administration and Material Sciences from the Korea University of Seoul.

Patrick Caruana was re-elected as a director in November 2007.  Mr. Caruana served as a director since 2006.  Mr. Caruana is a retired United States Air Force General and a recently retired vice president for Northrop Grumman Space Technology.  From 2002 through February 2005, he had served as Vice President of Northrop Grumman Space Technology and was the Corporate lead for Missile and Defense business development in the Asia market.  Mr. Caruana served as Vice President and Program Manager for TRW Space & Electronics from August 1999 until the Company was acquired by Northrup Grumman in 2002.  Prior to joining TRW, Mr. Caruana served 36 years in the U.S. Air Force, retiring the grade of Lieutenant General.  Mr. Caruana is a graduate of the U.S. Air Force Academy, where he earned a bachelor’s degree in engineering.  In 1972, Mr. Caruana received a Master of Science degree in Mathematics from Texas A&M University.

Change in Principal Financial Officer

On January 13, 2008 Won Chung ceased to be our company’s principal financial and accounting officer upon appointment of Gerald Morrow as our Chief Financial Officer by our Board of Directors.  Mr. Chung was previously elected to serve as our principal financial and accounting officer on May 1, 2007 by our Board of Directors.  Mr. Chung continues to serve as Vice President of Finance of our company.  Additional information regarding Mr. Morrow is set forth above in this Item 10.

BOARD OF DIRECTORS

Terms of Directors

Our board of directors is divided into three classes (designated “CLASS I,” “CLASS II,” and “CLASS III”), as nearly equal in number as possible, with each class serving three-year terms expiring at the third annual meeting of stockholders after their elections or until their respective successors have been elected and qualified.  CLASS I currently consist of the following directors whose term is scheduled to expire at the 2009 annual meeting of stockholders or the first annual meeting thereafter: Robert Biehl and John Kang.  CLASS II currently consists of the following directors whose term is scheduled to expire at the 2010 annual meeting of stockholders:  Dean Tanella and CK Cho.  CLASS III currently consists of the following directors whose term will expire at the 2008 annual meeting of stockholders:  William Johnson and Patrick Caruana.

Audit Committee

Our board of directors has an Audit Committee that is currently comprised of Mr. Tanella, and Mr. Biehl.  The Audit Committee is responsible for reviewing the independence, qualifications, and activities of our independent certified accountants and our financial policies, control procedures, and accounting staff.  The Audit Committee is also responsible for the review of transactions between us and any officer, director, or entity in which an officer or director of our company has a material interest.  Our board of directors has determined that Mr. Tanella qualifies as “audit committee financial expert” as defined by the regulations of the Securities and Exchange Commission.   In addition, our board of directors has determined that Mr. Tanella is an “independent” director within the meaning of Rule 10A-3(b)(i) under the Securities Exchange Act of 1934.  The Audit Committee is governed by a written charter approved by the board of directors.

Compensation Committee

The Compensation Committee is comprised of Mr. Cho and Mr. Biehl. All of the members of the Compensation Committee are “independent directors,” as defined by the rules applicable to members of the Compensation Committee. The Compensation Committee is responsible for establishing the compensation of our senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits. The Compensation Committee also administers our equity incentive plans.

Corporate Governance and Nominating Committee

A Corporate Governance and Nominating Committee (“the Committee”) was formed on February 18, 2003, and is comprised of Mr. Tanella and Mr. Biehl.  All members of the Committee are “independent directors,” as defined by the rules applicable to members of the Committee. The Committee is generally responsible for adopting policies, procedures, and practices designed to help ensure that our corporate governance policies, procedures, and practices continue to assist the board and our management in effectively and efficiently promoting the best interests of our stockholders. The Committee is also responsible for selecting and recommending for approval by the Board and the Company’s stockholders a slate of director nominees for election at each of the Company’s annual meetings of stockholders, and otherwise for determining the Board committee members and chairmen, subject to Board ratification, as well as recommending to the Board director nominees to fill vacancies or new positions on the Board or its committees that may occur or be created from time to time, all in accordance with the Company’s Bylaws and applicable law.

The Corporate Governance Committee’s principal functions include:

•      developing and maintaining our corporate governance policy guidelines;

•      developing and maintaining our codes of conduct and ethics;

•      overseeing the interpretation and enforcement of our Code of Conduct and our Code of Ethics for  Chief Executive Officer and Senior Financial and Accounting Officers; and

•      evaluating the performance of our board, its committees, and committee chairmen and our directors.

•      selecting and recommending a slate of director nominees for election at each of the Company’s annual meeting of the shareholders and recommending to the Board director nominees to fill vacancies or new positions on the Board or its committees that may occur from time to time.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our compensation committee.

Limitation of Liability and Indemnification of Officers and Directors

Our by-laws provide that our directors, officers and employees shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expense, liability and loss reasonably incurred or suffered by them in connection with their service for or on behalf of us.  In addition, we have entered into separate indemnification agreements with our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. These indemnification agreements may require us to indemnify our directors and executive officers for related expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that were actually and reasonably incurred or suffered by a director or executive officer in an action or proceeding arising out of his or her service as one of our directors or executive officers.  In order to cover the foregoing potential expenses and liability, we have obtained insurance that insures our directors and officers against specified losses.

Code of Ethics

Our board of directors has adopted a Code of Ethics that is applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions.  The Code of Ethics is attached as Exhibit 14 to our Annual Report on Form 10-K filed on November 10, 2004.  In addition, we intend to promptly disclose (1) the nature of any amendment to our Code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future. You may also request a copy of the Code by sending the request to information@liquidmetal.com.

Item 11.  Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during the last completed fiscal year. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

The compensation committee currently oversees the design and administration of our executive compensation program.

The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of reimbursement for certain automobile payments and health insurance benefits. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance.

Compensation Program Objectives and Philosophy

The objectives of our compensation programs are to:

•                  attract, motivate and retain talented and dedicated executive officers;

•                  provide our executive officers with both cash and equity incentives to further the interests of us and our stockholders; and

•                  provide employees with long-term incentives so we can retain them and provide stability during our growth stage

Generally, the compensation of our executive officers is composed of a base salary, an annual incentive compensation award and equity awards in the form of stock options. In setting base salaries, the compensation committee reviewed the individual contributions of the particular executive. The management incentive program for 2007 is a discretionary award determined by the compensation committee based on company performance. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of our common stock over time.

For each of our named executive officers, the compensation committee reviews and approves all elements of compensation taking into consideration recommendations from our principal executive officer (for compensation other than his own), as well as competitive market guidance provided at the request of the compensation committee.

We have designed our management incentive program so that bonuses paid thereunder will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). Given the compensation cost to us of awarding stock options under recent accounting pronouncements, we will consider the size and frequency of any future stock option awards under our long-term equity incentive program.

Base Salaries

We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to our performance risk. We review base salaries for our named executive officers annually in January and increases are based on our performance and individual performance. The salary of our principal executive officer is set by our compensation committee.

Cash Incentives

We provide the opportunity for our named executive officers and other executives to earn cash incentive award. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to motivate executives to achieve our annual business goals. We plan to review cash incentive awards for our named executive officers and other executives annually in March to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year.

Awards are subject to the compensation committee’s discretion and may take into account corporate performance measures, including, but not limited to, revenues, EBITDA and net income. The compensation committee establishes award criteria, generally, as a percentage of annual growth.

For the year ended December 31, 2007, John Kang, our chairman of the board is eligible to receive cash awards under the 2007 management incentive program based on revenue and profit growth.  The awards are subject to final approval by the compensation committee based on overall performance of the company.   There were no such awards declared or paid to our named executive officers during 2007.

In setting the target bonus amounts, our Board took into consideration that our named executive officers have significant equity interests in us through direct ownership of shares or prior option grants, which already provide them with performance incentives.

Equity-Based Compensation.

Our equity-based awards to our executive officers consist principally of stock options granted from time to time under our 2002 Equity Incentive Plan and our 1996 Stock Option Plan.  Stock option grants are based on various factors, including the executive officer’s position, responsibility and tenure, each executive officer’s ability to contribute to our future success, and the other elements of such executive officer’s compensation. Generally, we use equity-based compensation to better align the interests of our executive officers with those of our stockholders.

For our named executive officers, our stock option program is based on grants that are individually negotiated in connection with employment agreements and other grants to our executives. We have traditionally used stock options as its form of equity compensation because stock options provide a relatively straightforward incentive for our executives, result in less immediate dilution of existing shareholders’ interests and, prior to our adoption of FAS 123(R), resulted in less compensation expense for us relative to other types of equity awards. During 2007, all grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates. For a discussion of the determination of the fair market value of these grants, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies”.

We do not time stock option grants to executives in coordination with the release of material non-public information. Our stock options have a 10-year contractual exercise term or 5-year contractual term if the optionee owns more than 10% of voting power of the company. In general, the option grants are also subject to the following post-termination and change in control provisions:

Event	Award Vesting	Exercise Term
Termination by Us Reason Other than Cause, Disability or Death	Forfeit Unvested (1)	3 months from Date of Termination (1)

Disability or Death	Forfeit Unvested	12 months from Date of Termination

Termination for Cause	Forfeit Vested and Unvested	—

Other Termination	Forfeit Unvested	90 days from Date of Termination

Change in Control	Accelerated (2)	Accelerated (2)

(1) Options granted under the 2002 Non-employee Director Option Plan will continue to vest and be exercisable for 12 months following the termination.

(2) The Board of Directors may, at its discretion, amend vesting rights including additional grant additional shares in case of mergers or reorganizations for anti-dilution purposes.

The vesting of certain of our named executive officers’ stock options may be accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events. These terms are more fully described in “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) savings plan. We do not match employee contributions under our 401(k) plan. Participation in general health and welfare benefits and the 401(k) plan are voluntary and are available to all eligible employees of the company.  We provide these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For the last completed fiscal year, perquisites other than general health and welfare benefits consisted of car payment reimbursements provided to John Kang, our chairman of the board, and CK Cho, our director.

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers of the company during the year ended December 31, 2007: (i) Larry Buffington, our president and chief executive officer; (ii) Won Chung, our former principal financial officer; and (iii) John Kang, our chairman of the board, which persons are our principal executive officer, principal financial officer, and our most highly compensated executive whose total compensation exceeded $200,000 other than our principal executive officer, who were serving as executive officers at December 31, 2007.  These persons are hereafter referred to as our “named executive officers.”  The identification of such named executive officers is determined based on the individual’s total compensation for the year ended December 31, 2007, as reported below in the Summary Compensation Table.

Summary Compensation Table

The following table sets forth for each of the named executive officers: (i) the dollar value of base salary and bonus earned during the year ended December 31, 2007; (ii) the aggregate grant date fair value of stock and option awards granted during the year, computed in accordance with SFAS 123 (R); (iii) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings during the year; (v) all other compensation for the year; and, finally, (vi) the dollar value of total compensation for the year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Larry Buffington	2007	$250,000	—	—	$161,171	—	—	—		$411,171
Won Chung	2007	$115,804	$12,750	—	$6,439	—	—	—		$134,993
John Kang	2007	$300,000	—	—	$161,171	—	—	$13,110	(2)	$474,281

(1) Amount represent the fair value of stock options granted in 2007 under SFAS 123(R) as discussed in Note 13, “Stock Compensation Plan” to our financial statement included elsewhere in this annual report on Form 10-K.

(2) Amount represents automobile lease payments.

For a description of the material terms of employment agreements with our named executive officers, see “—Employment Agreements.”

Grants of Plan-based Awards

The following table sets forth information regarding all incentive plan awards that were made to the named executive officers during 2007, including incentive plan awards (equity-based and non-equity based) and other planned-based awards.  Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year.  The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards.  Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by SFAS 123(R).  Non-equity incentive plan awards are awards that are not subject to SFAS 123(R) and are intended to serve as an incentive for performance to occur over a specified period.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards

Larry Buffington	09/20/07	—	—	—	—	—	—	—	500,000	$0.772
Won Chung	09/20/07	—	—	—	—	—	—	—	20,000	$0.772
John Kang	09/20/07	—	—	—	—	—	—	—	500,000	$0.772

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2007, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexer- cised Options Exercis- able	Number of Securities Underlying Unexercised Options Unexer- cisable	Equity Incentive Plan Awards Number of Securities Underlying Unexer- cised Unearned Options	Option Exer- cise Price	Option Expiration Date	Vesting Commence- ment Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Larry Buffington	—	500,000	—	$0.772	09/19/2017	09/20/2008	(1)	—	—	—	—

Won Chung	4,500	3,000	—	$2.15	10/10/2014	10/11/2005
	8,000	12,000	—	$2.33	12/31/2014	01/01/2006
	2,000	3,000	—	$1.56	01/31/2015	02/01/2006		—	—	—	—
	2,000	8,000	—	$1.44	03/31/2016	04/01/2006
	—	20,000	—	$0.77	09/19/2017	09/20/2007

John Kang	21,505	—	—	$4.650	12/30/2010	12/31/2000	(2)
	1,591,399	—	—	$4.650	12/30/2010	12/31/2000	(2)
	20,000	30,000	—	$2.326	12/31/2014	01/01/2006	(1)
	1,788	1,788	—	$0.772	09/19/2017	09/20/2008	(1)
	498,212	498,212	—	$0.772	09/19/2017	09/20/2008	(1)	—	—	—	—

(1)                                  The shares underlying this option vest 20% per year starting with the vesting commencement date and thereafter.

(2)                                  The shares underlying this option vest 100% immediately on grant date.

Option Exercises and Stock Vested

There were no exercise of stock options and vesting of restricted stock during 2007.

Employment Agreements

We have entered into the following employment agreements with the executive officers identified above.

Larry Buffington. On October 8, 2006 we elected Larry Buffington as our President and Chief Executive Officer who received an initial base salary of $200,000 for serving as President and Chief Executive Officer of our company. Effective January 1, 2007, the Compensation Committee approved an increase in the base salary to $250,000. On July 24, 2007, we transferred substantially all of the assets of its Liquidmetal alloy industrial coatings business to a newly formed, newly capitalized subsidiary named Liquidmetal Coatings, LLC, a Delaware limited liability company (“LMC”), and LMC assumed substantially all of the liabilities of the coatings business, in which we hold a 69.25% ownership interest. In conjunction to the transfer, LMC entered into an employment agreement with Mr. Buffington as its President and Chief Executive Officer. The employment agreement has an initial 5-year term (“Initial Term”), provides for an annual base salary of $250,000 per year with an opportunity for an annual performance bonus of up to 50% of his salary based on meeting certain target goals. In addition, Mr. Buffington has a 10% ownership in LMC which vests evenly over five years. Mr. Buffington’s employment will terminate upon the earlier of his death, resignation, disability, or termination by the board of directors for any reason, provided that if his employment is terminated without cause, he will continue to receive the Employee’s base salary (as then in effect) through the later of one year after the date of the termination or the end of the Initial Term. He will also forfeit the unvested portion of his interest in LMC if he terminates prior to the completion of his five years of employment with LMC.

John Kang. On December 31, 2000, we entered into an employment agreement with John Kang that, as amended, provides for his employment as our Chief Executive Officer and President, and on August 22, 2003, Mr. Kang was named Chairman of our Board of Directors. On December 30, 2005, Mr. Kang ceased to serve as our President and Chief Executive Officer, and Mr. Kang’s employment agreement has an expiration date of December 31, 2005, although the agreement automatically renews on a year-to-year basis until Mr. Kang resigns or his employment is terminated by us with or without cause. Mr. Kang receives an annual base salary equal to $300,000 per year, and his employment will terminate upon the earlier of his death, resignation, disability, or termination by the board of directors for any reason. If we terminate Mr. Kang’s employment without cause, or if Mr. Kang terminates his own employment upon a change of control of our company or for other good reason, as defined in the agreement, we are responsible for paying Mr. Kang a lump-sum cash payment equal to 200% of Mr. Kang’s annual base salary plus the average cash bonus during the two full fiscal years immediately preceding the termination. Pursuant to the agreement, Mr. Kang was issued options to purchase 1,612,904 shares of our common stock at an exercise price of $4.65 per share. The options expire on December 31, 2010 and vested immediately upon grant. In addition, Mr. Kang is prohibited, during his employment with us and for one year after he is no longer employed by us, from soliciting any of our employees or competing with us in any manner.

Gerald Morrow. On January 13, 2008, we entered into an employment agreement with Gerald Morrow to serve as our Chief Financial Officer for a term of three years ending on January 12, 2011. The employment agreement provides for an annual base salary of $175,000 plus bonuses at the discretion of the Company’s Board of Directors. The Company can terminate Mr. Morrow’s employment at any time, provided that if his employment is terminated without cause, then he will continue to be entitled to his base salary and health benefits for a period of six months after termination. In connection with the commencement of his employment, Mr. Morrow was granted an option to purchase up to 200,000 shares of Company common stock under the Company’s 2002 Equity Incentive Plan. The option was granted at an exercise price equal to $0.64 per share, which was the fair market value of the Company’s common stock on the option grant date, and the option vests to the extent of 40,000 shares on each anniversary of the option grant date beginning in 2009.

Won Chung, who was elected as our Vice President on May 1, 2007, receives an initial base salary of $125,000 for serving as principal financial and accounting officer of our company. We and Mr. Chung have not entered into an employment agreement relating to Mr. Chung’s employment with us, but we may determine to do so in the future. On January 13, 2008, Mr. Chung ceased to be our principal financial officer upon appointment of Gerald Morrow as our Chief Financial Officer by our Board of Directors. Mr. Chung continues to serve as Vice President of Finance of our company.

401(k) Savings Plan

We have adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers all of our employees. Pursuant to our 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by up to 15% of their taxable compensation or of the statutorily prescribed annual limit, whichever is lower, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits us, in our sole discretion, to make additional employer contributions to the 401(k) plan. However, we do not currently make employer contributions to the 401(k) plan and may not do so in the future. As such, contributions by employees or by us to the 401(k) plan, and the income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and we can deduct our contributions, if any, at the time they are made.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests. We sponsor a tax qualified defined contribution 401(k) savings plan.

Potential Payments upon Termination or Change in Control

Potential payments payable to our executive officers upon termination of employment following a change in control of us is discussed under “—Employment Agreements”. The compensation committee of our board of directors may, at their discretion, amend or add benefits to these arrangements as they deem advisable.

The table below presents estimate presents estimates of the amounts of compensation payable to each named executive officer upon a change in control and termination of the executive. The amounts shown assume that such a change in control and termination were both effective as of December 31, 2007. The actual amounts to be paid can only be determined at the time of a change in control or executive’s termination.

	Larry Buffington		John Kang		Gerald Morrow
Benefit	Change in Control	Termination	Change in Control	Termination	Change in Control	Termination
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	—	$1,146,000	$600,000	$600,000	—	$87,500
Equity
Unexercisable Options	—	—	—	—	—	—
Benefits
Health	—	$11,593	—	—	—	$6,000
Total	—	$1,157,593	$600,000	$600,000	—	$93,500

(a)          For Mr. Buffington, reflects five times his annual base pay for a termination. Mr. Buffington will receive annual base salary through the later of one year or his initial 5 year term. For Mr. Kang, reflects two times his annual base pay for a change of control or termination. For Mr. Morrow, reflects six times his monthly base pay for a termination.

Director Compensation

The following table sets forth information regarding the compensation received by each of our directors during the year ended December 31, 2007;

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
John Kang	—	—	—	(2)	—	—	—		—
William Johnson	$1,000	—	$8,358	(3)	—	—	$60,000	(8)	$69,358
Dean Tanella	$76,000	—	$25,073	(4)	—	—	—		$101,073
Robert Biehl	$12,875	—	$16,205	(5)	—	—	$43,472	(9)	$64,705
CK Cho	$41,000	—	$8,358	(6)	—	—	$30,930	(10)	$80,288
Patrick Caruana	$3,500	—	$60,867	(7)	—	—	$6,667	(11)	$71,034

(1)                                  Amounts represent the fair value of stock options granted in 2007 under SFAS 123(R) as discussed in Note 13, “Stock Compensation Plan”, to our consolidated financial statements included elsewhere in this report on Form 10K.

(2)                                  2,162,904 shares of options were outstanding as of December 31, 2007.

(3)                                  80,000 shares of options were outstanding as of December 31, 2007.

(4)                                  120,000 shares of options were outstanding as of December 31, 2007.

(5)                                  94,065 shares of options were outstanding as of December 31, 2007. Amount includes $7,847 paid for consulting services provided during 2007.

(6)                                  70,000 shares of options were outstanding as of December 31, 2007.

(7)                                  60,000 shares of options were outstanding as of December 31, 2007.

(8)                                  Amount represents amount paid for consulting services provided during 2007.

(9)                                  Amount represents $35,625 of shares of stock issued in lieu of cash payment and $7,847.

(10)                            Amount represents $21,367 of automobile lease payments and $9,563 of purchases made using company credit card.

(11)                            Amount represents shares of stock issued in lieu of cash payment

Our non-employee directors receive an annual fee of $10,000 for their service to our board and are reimbursed for expenses incurred in attending board and committee meetings. Non-employee directors are also entitled to receive a $10,000 annual cash stipend for each standing board committee (excluding the Audit Committee) on which the director serves. For Audit Committee service, the Audit Committee chairman is entitled to a $35,000 annual stipend, and the other members of the Audit Committee are entitled to a $27,500 annual stipend. In addition to the annual stipends, each non-employee director is entitled to receive a per-meeting fee of $1,000 for each meeting of the board of directors or any board committee attended in person. Effective December 30, 2005, Dean Tanella was elected as the lead independent director of our company. The lead independent director is entitled to a $30,000 annual stipend.

We also have a 2002 Non-employee Director Stock Option Plan pursuant to which our non-employee directors are entitled to receive stock options. Under this plan, when a director is first elected or appointed to our board of directors, the non-employee director is entitled to receive an initial stock option grant to purchase 50,000 shares of our common stock. Thereafter, on the first business day of January of each year in which the director continues to serve as a member of our board, the director is entitled to an annual stock option grant to purchase 10,000 shares of our common stock. All options granted under the plan have an exercise price equal to the fair market value of our common stock on the date of the grant. These stock options have a 10-year term, vest, and are exercisable pursuant to an equal 5-year vesting schedule, and remain exercisable for certain periods of time after a person is no longer a director.

No director who is an employee will receive separate compensation for services rendered as a director. However, our employee directors are eligible to participate in our 2002 Equity Incentive Plan.

Compensation Committee Report

The compensation committee of the board of directors has reviewed and discussed the above Compensation Discussion & Analysis with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion & Analysis be included in the company’s Annual Report on Form 10-K statement.

CK Cho

Robert Biehl

December 31, 2007

Compensation Committee of the Board of Directors

The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Annual Report on Form 10-K into any filing under the Securities Act of 1993 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 17, 2008 by:

•                  each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock;

•                  each of our directors;

•                  each of our named executive officers; and

•                  all directors and executive officers as a group.

The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of March 17, 2008 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 44,311,768 shares of our common stock were issued and outstanding as of March 17, 2008. Unless otherwise indicated, the address of all directors and named executive officers is 30452 Esperanza, Rancho Santa Margarita, CA 92688.

Name of Beneficial Owner	Shares	Percent of Class

5% Stockholders

Tjoa Thian Song(1) 16 Raffles Quay #B1-14A Hong Leong Building Singapore 0101	4,008,523	9%

Jack Chitayat(2) 1133 Park Avenue, Suite 1W New York, NY 10128	5,780,207	13%

James Kang(3) Hyundai Hyperion Apt. 101-403 Youngsan-Gu, Hannam-Dong Seoul, Korea	6,121,304	14%

Directors and Named Executive Officers

John Kang(4)	5,024,973	11%

William Johnson(5)	1,192,650	3%

Dean Tanella(6)	91,620	*

Robert Biehl(7)	195,721	*

CK Cho(8)	1,007,878	2%

Patrick Caruana(9)	19,826	*

Larry Buffington	—	—

Gerald Morrow	—	—

All directors and executive officers as a group (8 persons)	7,532,668	17%

*  Less than one percent.

(1)                                  3,874,585 of these shares are held of record by a revocable grantor trust established by Mr. Tjoa for himself and his family members. Mr. Tjoa continues to beneficially own all such shares.

(2)                                  Includes 906,819 shares issuable pursuant to currently exercisable warrants and 2,329,099 shares issuable pursuant to currently convertible notes held by Atlantic Realty Group, Inc., Carlyle Liquid, LLC, and Carlyle Holdings, LLC, of which all are controlled by Mr. Chitayat, and 91,792 shares held of record by a trust established by Mr. Chitayat for his family members. Mr. Chitayat continues to beneficially own all such shares.

(3)                                  Includes 84,542 shares issuable pursuant to currently exercisable warrants. Also includes 2,877,420 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of March 17, 2008 and includes 969 shares held by James Kang’s minor children. Does not include the 1,700,000 shares that Mr. Kang has agreed to personally purchase on October 31, 2006 from Innometal Co., Ltd. as an inducement for Innometal to enter into a Settlement Agreement with us. Innometal agreed to accept these shares in full satisfaction of all of our obligations to them under January 2004 settlement agreement.

(4)                                  As of August 22, 2003, John Kang was named Chairman of our board of directors. Mr. Kang resigned from his position as President and Chief Executive Officer of our company on December 30, 2005. However, he continues to serve as Chairman of the Board and continues to work for our company on a full-time basis. The beneficial shares include:

(a)                                  1,642,904 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of March 17, 2008. Does not include 520,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of March 17, 2007; and

(b)                                 182,400 shares held by Mr. Kang’s minor children.

(5)                                  Includes 42,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of March 17, 2008. Does not include 48,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of March 17, 2008.

(6)                                  Includes 16,130 shares held by Mr. Tanella’s investment firm, HarborLight Diversified Fund, LP. Also, includes 2,890 shares held by Mr. Tanella’s family. Includes 64,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of March 17, 2008. Does not include 86,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of March 17, 2008.

(7)                                  Includes 60,065 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of March 17, 2008. Does not include 44,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of March 17, 2008.

(8)                                  Includes 305,918 shares issuable pursuant to currently exercisable warrants and 424,362 shares issuable pursuant to currently convertible notes. Also, includes 36,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of March 17, 2008. Does not include 44,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of March 17, 2008.

(9)                                  Includes 12,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of March 17, 2008. Does not include 58,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of March 17, 2008.

Equity Incentive / Equity Compensation Plans

Our executive officers, directors, and all of our employees are allowed to participate in our equity incentive plans. We believe that providing them with the ability to participate in such plans provides them with a further incentive towards ensuring our success and accomplishing our corporate goals.

Securities authorized for issuance under equity compensation plans as of December 31, 2007 were as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights [a]	Weighted-average exercise price of outstanding options, warrants, and rights [b]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a]) [c]
Equity compensation plans approved by stockholders	8,197,146	$4.04	8,249,045
Equity compensation plans not approved by stockholders	14,418,183	$1.64	—
Total	22,614,329		8,249,045

Equity compensation plans not approved by stockholders consist of:

•                  Warrants to purchase up to 1,039,255 shares issued on June 13, 2005 with an exercise price of $1.72 per share and an expiration date of June 13, 2010;

•                  Warrants to purchase up to 3,353,486 shares issued on August 2, 2005 with an exercise price of $1.72 per share and an expiration date of August 2, 2010;

•                  Warrants to purchase up to 125,000 shares issued on March 17, 2006 with an exercise price of $1.55 per share and an expiration date of March 17, 2009;

•                  Warrants to purchase up to 452,859 shares issued between May 17, 2006 and December 1, 2006 with an exercise price of $1.72 per share and an expiration date of May 17, 2011;

•                  Warrants to purchase up to 860,521 shares issued between May 17, 2006 and December 1, 2006 with an exercise price of $2.07 per share and an expiration date of May 17, 2011;

•                  Warrants to purchase up to 7,477,971 shares issued on January 3, 2007 with an exercise price of $1.55 per share and an expiration date of January 3, 2012;

•                  Warrants to purchase up to 1,109,091 shares issued on December 28, 2007 with an exercise price of $1.55 per share and an expiration date of December 28, 2012;

•                  Warrants to purchase up to 376,345 shares issued to Paul Azinger on January 1, 2001 with an exercise price of $1.16 per share and an expiration date of January 1, 2008.

The number of securities and type of plans available for future issuance of stock options as of December 31, 2007 were as follows:

	Options and Warrants for Common Shares
Plan Name	Authorized	Exercised	Outstanding	Available
1996 Stock Option Plan	12,903,226	1,974,365	3,224,683	—
2002 Equity Incentive Plan	10,000,000	—	2,350,955	7,649,045
2002 Non-employee Director Stock Option Plan	1,000,000	—	400,000	600,000
Total Stock Options	23,903,226	1,974,365	5,975,638	8,249,045

1996 Stock Option Plan

Our 1996 Stock Option Plan provides for the grant of stock options to employees, directors, and consultants of our company and its affiliates. The purpose of the plan is to retain the services of existing employees, directors, and consultants; to secure and retain the services of new employees, directors, and consultants; and to provide incentives for such persons to exert maximum efforts for our success. The plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants of nonstatutory stock options. Our board of directors terminated the 1996 Stock Option Plan on April 4, 2002. The termination will not affect any outstanding options under the plan, and all such options will continue to remain outstanding and be governed by the plan.

Options granted under the 1996 Stock Option Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. Options generally must be exercised within 90 days after the optionee’s termination for cause, three months following the end of the optionee’s status as an employee or consultant, other than for cause or for death or disability, or within six months after the optionee’s termination by disability or twelve months following the optionee’s termination by death. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option or, where an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

As of December 31, 2007, options to purchase 3,224,683 shares of common stock were outstanding at a weighted average price of $6.14 per share under the 1996 Stock Option Plan. As of December 31, 2007, options to purchase 1,974,365 shares had been issued upon exercise of options under the plan. There were 3,224,683 options exercisable under the 1996 Stock Option Plan as of December 31, 2006.

2002 Equity Incentive Plan

Our 2002 Equity Incentive Plan, which was adopted by our board of directors and approved by our stockholders in April 2002, provides for the grant of stock options to officers, employees, consultants, and directors of our company and its subsidiaries. The purpose of the plan is to advance the interests of our stockholders by enhancing our ability to attract, retain, and motivate persons who make or are expected to make important contributions to our company and its subsidiaries by providing such persons with equity ownership opportunities and performance-based incentives, thereby better aligning their interests with those of our stockholders. The plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants of nonstatutory stock options. In addition, the plan permits the granting of stock appreciation rights, or SARs, with or independently of options, as well as stock bonuses and rights to purchase restricted stock. A total of ten million shares of our common stock may be granted under the plan.

The plan is administered by our board of directors or a committee appointed by our board of directors. All members of such a committee must be a non-employee director and an outside director, as defined in the plan. Subject to the limitations set forth in the plan, the administrator has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise, and, subject to some restrictions, to specify other terms of stock awards.

The administrator establishes the option exercise price, which in the case of incentive stock options, must be at least the fair market value of the common stock on the date of the grant or, with respect to optionees who own at least 10% of our outstanding common stock, 110% of fair market value. If our common stock is listed and traded on a registered national or regional securities exchange, or quoted on the National Association of Securities Dealers’ Automated Quotation System, fair market value is the average closing price of a share of our common stock on such exchange or quotation system for the five trading days prior to the date of grant. If our common stock is not traded on a registered securities exchange or quoted in such a quotation system, fair market value is determined in good faith by the administrator.

Options granted under the plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and to certain related individuals with the consent of the administrator. Options generally must be exercised within three months after the optionee’s termination of employment for any reason other than disability or death, or within 12 months after the optionee’s termination by disability. Options granted under the plan vest at the rate specified in the option agreement. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or 10 years from the date of the grant of the option, or when an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $0.1 million, shall automatically be treated as nonstatutory stock options.

The plan may be amended, altered, suspended or terminated by our board of directors at any time, but no such amendment, alteration, suspension or termination may adversely affect the terms of any option previously granted without the consent of the affected optionee. Unless terminated sooner, the plan will terminate automatically in September 2012. As of December 31, 2007, there were 2,350,955 outstanding options or stock awards at a weighted average price of $1.73 under the plan. There were 666,955 options exercisable under the 2002 Equity Incentive Plan as of December 31, 2007.

2002 Non-employee Director Stock Option Plan

Our 2002 Non-employee Director Stock Option Plan was adopted by our board of directors and by our stockholders in April 2002. We have reserved a total of one million shares of our common stock for issuance under the plan. The option grants under the plan are automatic and nondiscretionary, and the exercise price of the options is equal to 100% of the fair market value of our common stock on the grant date.

Only non-employee directors are eligible for grants under the plan. The plan will provide for an initial grant to a new non-employee director of an option to purchase 50,000 shares of our common stock. Subsequent to the initial grants, each non-employee director will be automatically granted on the first business day of January commencing January 1, 2003, an option to purchase 10,000 shares of our common stock.

The term of the options granted under the plan is 10 years, but the options expire 12 months after the termination of the optionee’s status as a director or three months if the termination is due to the voluntary resignation of the optionee. The option grants will vest and become exercisable as to one-fifth of the shares on the date that is one year after the date of grant and an additional one-fifth of the shares subject to the option on a cumulative basis will vest and become exercisable annually thereafter.

As of December 31, 2007, options to purchase 400,000 shares of common stock were outstanding at a weighted average price of $2.05 per share under the 2002 Non-employee Director Stock Option Plan. There were 120,000 options exercisable under the 2002 Non-employee Director Stock Option Plan as of December 31, 2007.

The plan will terminate in October 2012, unless our board of directors terminates it sooner.

Item 13. Certain Relationships and Related Transactions

In June 2003, we entered into an exclusive, ten-year license agreement with LLPG, Inc. (“LLPG”), a corporation headed by, Jack Chitayat, a former director of our company.  Under the terms of the agreement, LLPG has the right to commercialize Liquidmetal alloys, particularly precious-metal based compositions, in jewelry and high-end luxury product markets.  We, in turn, will receive royalty payments over the life of the contract on all Liquidmetal products produced and sold by LLPG.  In conjunction with its technology licensing contract, LLPG purchased two proprietary Liquidmetal alloy melting machines and three proprietary Liquidmetal alloy casting machines for a total purchase price of $2.0 million.  We recognized $0.1 million of revenues as minimum royalty fees under the license agreement during the year ended December 31, 2006.

In December 2006, we entered into an amended license agreement with LLPG, which extends the license agreement to fifteen years at reduced royalty rates.  Additionally, the amended license agreement includes a $0.4 million termination fee. We recognized $0.1 million of revenue as minimum royalty fees under the licensing agreement during the year ended December 31, 2007.

As of December 31, 2007, Mr. Chitayat held interests in $ $2.5 million of our convertible subordinated notes and held a total of 906,819 exercisable warrants through entities related to Mr. Chitayat.

We have a license agreement with California Institute of Technology (“Caltech”) under which we exclusively license from Caltech certain inventions and technology relating to amorphous alloys.  Professor William Johnson, a member of our board of directors, is a professor at Caltech, and substantially all of the amorphous alloy technology licensed to us under the Caltech license agreement was developed in Professor Johnson’s Caltech laboratory.   Additionally, we reimburse Caltech for laboratory expenses incurred by Professor Johnson’s Caltech laboratory, which during the years ended December 31, 2007, 2006 and 2005, amounted to $0.1 million, $0.1 million and $20 thousand, respectively.

Additionally, we are a party to a consulting agreement with Mr. Johnson. Under this agreement, Mr. Johnson provides consulting services on an as-needed basis through 2004 as it relates to marketing and development Liquidmetal alloy. During 2005, the agreement continued on a month to month basis. In April 2006, we entered into an agreement with Mr. Johnson effective from January 1, 2006 through December 31, 2006. During the years ended December 31, 2007, 2006 and 2005, we incurred $0.1 million,  $0.1 million and $15 thousand in consulting fees from Mr. Johnson, respectively.

We are a party to a consulting agreement with Chitnis Consulting, Inc., which is owned 100% by Shekhar Chitnis, a former director and executive officer of our company. Under this agreement, we engaged Chitnis Consulting to provide consulting services on an as-needed basis through December 31, 2005. On January 1, 2006, the term of the agreement was extended to December 31, 2006 and on January 1, 2007, the term of the agreement was once again extended to December 31, 2007. During the years ended December 31, 2007, 2006 and 2005, we incurred $0, $0 and $0.1 million in consulting fees from Chitnis Consulting, respectively.

Soo Buchanan, the sister of John Kang, was employed by us and was paid aggregate compensation of approximately $0, $0 and $0.1 million as of December 31, 2007, 2006 and 2005, respectively.  Effective, July 31, 2005, Ms. Buchanan was terminated as an employee and began providing services to our company as a consultant. During 2007, 2006 and 2005, we incurred $0.1 million, $0.1 million and $24 thousand, respectively, for her services as a consultant. Additionally, Otis Buchanan, the husband of Ms. Buchanan, was employed by us and was paid aggregate compensation of approximately $0.1 million for each period as of December 31, 2007, 2006 and 2005.

In November 2004, we entered into an agreement with John Kang, our Chairman of the Board, in which Mr. Kang agreed that certain stock transactions by him in 2002 involving our company’s common stock should have resulted in a liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”). These transactions include Mr. Kang’s private sale of 285,715 shares of his personal Liquidmetal Technologies common stock to Growell Metal Co., Ltd. in February 2002, prior to our initial public offering. They also include Mr. Kang’s subsequent indirect purchase and disposition of Liquidmetal Technologies common stock in order to satisfy a personal agreement Mr. Kang made to Growell Metal in February 2002 regarding the guaranteed minimum value of the stock purchased by Growell Metal in February 2002 (the purchases and dispositions incident to this agreement occurred in August and November 2002, respectively). Lastly, the transactions include open-market purchases of an aggregate of 89,300 shares of our company’s common stock made by Mr. Kang in August 2002.

The Audit Committee of our Board of Directors conducted an independent inquiry into the above-described transactions with the aid of independent legal counsel and, as a result of such inquiry, the Audit Committee concluded that the transactions should have resulted in a liability to us under Section 16(b) in the amount of $0.3 million. Mr. Kang has acknowledged this liability, and in an agreement negotiated between Mr. Kang and the Audit Committee and approved by the full Board, Mr. Kang will pay this liability through periodic installments in 2005 and 2006. As a result, we accrued for the $0.3 million receivable in other assets and other income as of December 31, 2004. The above-described transactions involving Growell Metal was reported on a new Form 4 filed by Mr. Kang on November 15, 2004, and the open-market purchases were previously reported on a timely basis in August 2002. As of December 31, 2007 and 2006, the outstanding amount of the receivable was $0.2 million for each period, which is included in other assets. Mr. Kang has paid $0.1 million and $0 during 2007 and 2006, respectively, and is currently in negotiation with the Board of Directors on a payment plan for the remaining liability.

As of December 31, 2007 and 2006, Mr. Cho, a member of our Board of Directors, held $0.5 million of our convertible subordinated notes and $0.6 million of our senior convertible notes, respectively, and held 305,918 and 92,584 exercisable warrants as of December 31, 2007 and 2006, respectively.

During the year ended December 31, 2006, Ricardo Salas, our former Chief Executive Officer, advanced us $0.6 million to cover short-term liquidity needs. We paid $0.1 million to Mr. Salas using 7.75% interest rate and on December 1 2006, the remaining balance of $0.5 million and accrued interest of $9 thousand was converted into the unsecured subordinated notes due August 2007. As of December 31, 2007 and 2006, Mr. Salas held $0 and $0.3 million of senior convertible notes, respectively, and $0.3 million and $0.6 million of the unsecured subordinated notes, respectively. He also held a total of 374,691 and 154,529 of exercisable warrants as of December 31, 2007 and 2006, respectively.

On June 1, 2007, we entered into a transaction with Grace Metal (“GM”), under which (i) GM agreed to purchase from us various equipment (including die casting machines and vacuum induction melters) used in our bulk amorphous alloy business segment and (ii) we granted GM a 10-year exclusive license to manufacture products made from bulk Liquidmetal alloys for customers whose principal headquarters or whose major operations are located in South Korea. GM was formed by an investor group that includes our former Founder and director, James Kang, who is also the brother of John Kang, Chairman of the Board of our company. Under an equipment purchase agreement between us and GM, GM agreed to buy the purchased equipment for a total purchase price of $2.0 million, of which $0.6 million were received as of December 31, 2007. The equipment purchase agreement provides that delivery of the equipment can be delayed to accommodate our continuing manufacturing needs, and it also provides that we will retain a security interest in the purchased equipment until full payment of the purchase price.

In consideration of the license agreement with GM, we will be entitled to royalty of 10% of GM’s net sales of licensed products (unless GM’s margin on the products falls below specified levels, in which case a new royalty will be negotiated in good faith). The agreement provides that we may convert the license to a non-exclusive in the event that the net sales in the second year of the contract or thereafter are not sufficient to result in royalties of $0.5 million or more per year. The agreement also provides that GM will be required to purchase all alloy feedstock from us, and we will have the right to continue to manufacture Liquidmetal alloy products for South Korean customers until all purchased equipment has been commissioned.

Additionally, effective June 1, 2007, we discontinued our post-processing operation in Weihai, China and transferred our manufacturing staff and equipment in Weihai to GM under an amendment to the equipment purchase agreement with GM. Further, we transferred certain of our manufacturing staff from our South Korean plant to GM. As a result, GM assumed $0.4 million of accrued severance liability for the transferred employee. The equipment purchase agreement and the transfer agreement regarding our Weihai operations resulted in a total net gain of $0.2 million, which is recorded as other income.

We have also changed the name of our South Korean subsidiary to Liquidmetal Technologies Korea Co., Ltd, which was formerly Liquidmetal Korea Co., Ltd. GM assumed the name Liquidmetal Korea to conduct business in South Korea.

We purchased production supplies and outsourced production of certain bulk alloy production with GM, Lead Metal, and SDM, which are controlled by James Kang   We purchased a total of $0.7 million and $0.5 million for the year ended December 31, 2007 and 2006, respectively, of which $0 and $10 thousand is included in accounts payable and accrued liabilities at December 31, 2007 and 2006, respectively.

We recognized revenue from sales of raw materials and royalties for a total of $3 million for the year ended December 31, 2007, of which $0.4 million is included in accounts receivable.

Effective October 20, 2006, Mr. Kang began providing services to us as a consultant, which would have continued through December 31, 2009. On December 31, 2007, the terms of the consulting agreement were accelerated whereby the remaining two years of Mr. Kang’s consulting fees were settled for $.04 million.

In December 2007, we entered into agreements with two holders of our convertible subordinated notes (the “January 2010 Notes”) and GM, a South Korean company formed by investor groups including our former Founder and director, James Kang, and the two holders, whereby GM would assume the liabilities due under the January 2010 Notes, including principal, interest, and fees due by our company to the two holders totaling $0.4 million and we released obligations due from GM for outstanding trade accounts receivables. In connection with the assumption of the liabilities by GM, warrants to purchase 179,620 shares of our common stock held by the holders were cancelled.

We believe that each of the foregoing transactions was consummated on terms at least as favorable to us as we would expect to negotiate with unrelated third parties.

Item 14. Principal Accounting Fees and Services

Choi, Kim & Park, LLP

The following table summarizes the aggregate fees billed to the Company by Choi, Kim & Park, LLP for professional services:

Fees	2006	2007
Audit Fees (1)	$540,000	$406,000

(1) Audit Fees. Fees for audit services billed in 2007 consisted of:

•                  Audit of the Company’s financial statements for 2006;

•                  Review of the Company’s quarterly financial statements for 2007;

•                  Review of the Company’s internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 for 2007;

•                  Review of the Company’s S-1 filing for 2007.

PART IV

Item 15. Exhibits and Financial Statement Schedules

(a)  The following documents are filed as a part of this report:

1. Financial Statements.

2. Financial Statement Schedules. See the last page of Consolidated Financial Statements.

3. Exhibits. See Item 15(c) below.

(b) Exhibits.	The exhibits listed on the Exhibit Index, which appears at the end of this Item 15, are filed as part of, or incorporated by reference into, this report.

(c)   Financial Statement Schedules. See Item 15(a)(2) above.

EXHIBIT INDEX

Exhibit Number	Document Description

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed on August 14, 2003).

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Form 10-Q filed on August 14, 2003).

4.1	Reference is made to Exhibits 3.1 and 3.2.

4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Form 10-Q filed on August 14, 2003).

10.1

Amended and Restated License Agreement, dated September 1, 2001, between Liquidmetal Technologies, Inc. and California Institute of Technology (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form
S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.2*

1996 Stock Option Plan, as amended, together with form of Stock Option Agreement (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.3*	2002 Equity Incentive Plan (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-1 (Amendment No. 2) filed on April 5, 2002 (Registration No. 333-73716)).

10.4*

2002 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1 (Amendment No. 2) filed on April 5, 2002 (Registration No. 333-73716)).

10.5*

Employment Agreement, dated December 31, 2000, between Liquidmetal Technologies, Inc. and John Kang, as amended by Amendment No. 1 to Employment Agreement, dated June 28, 2001 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.6

Non-Qualified Stock Option Agreement, dated January 1, 2001, between Liquidmetal Technologies, Inc. and Paul Azinger (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.7

Foreign Corporation Lease Zone Occupancy (Lease) Agreement, dated March 5, 2002, between Kyonggi Local Corporation and Liquidmetal Korea Co., Ltd. (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1 (Amendment No. 2) filed by Liquidmetal Technologies on April 5, 2002 (Registration No. 333-73716)).

10.8	Credit Service Agreement, dated February 2003, between Liquidmetal Korea Co., Ltd. and Kookmin Bank (incorporated by reference to Exhibit 10.20 to the Form 10-K filed on March 31, 2003).

10.9	Form of Common Stock Purchase Warrant, dated August 2, 2005 (incorporated by reference from Exhibit 10.3 of the Registrant’s 10-Q/A filed on 08/30/05)

10.10	Form of Common Stock Purchase Warrant, dated June 13, 2005 (incorporated by reference from Exhibit 99.3 of the Registrant’s 8-K filed on 06/16/05)

10.11

Agreement, dated November 3, 2004, between Liquidmetal Technologies, Inc. and John Kang relating to liability under Section 16(b) (incorporated by reference from Exhibit 10.58 to the Form 10-K filed on March 16, 2006).

10.12	Form of Indemnity Agreement between Liquidmetal Technologies, Inc. and directors and executive officers (incorporated by reference from Exhibit 10.59 to the Form 10-K filed on March 16, 2006).

10.13

Factoring, Loan, and Security Agreement, dated April 21, 2005, between Liquidmetal Technologies, Inc. and Hana Financial, Inc. and Amendment No. 1 to Factoring, Loan, and Security Agreement, dated January 27, 2006, between Liquidmetal Technologies, Inc. and Hana Financial, Inc. (incorporated by reference to Exhibit 10.60 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 20, 2006 (Registration No. 333-130251)).

10.14

Warrant for Purchase of Shares of Common Stock, dated March 17, 2006, granted by Liquidmetal Technologies, Inc. to Atlantic Realty Group, Inc. (incorporated by reference to Exhibit 10.62 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 20, 2006 (Registration No. 333-130251)).

10.15

Consulting Agreement, dated April 12, 2006, between Liquidmetal Technologies, Inc. and William Johnson (incorporated by reference to Exhibit 10.65 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 20, 2006 (Registration No. 333-130251)).

10.16

Securities Purchase Agreement, dated May 17, 2006, among Liquidmetal Technologies, Inc. and the parties identified as “Purchasers” therein (incorporated by reference to Exhibit 10.66 to the Registration Statement on Form S-1 (Amendment No. 2) filed on July 20, 2006 (Registration No. 333-130251)).

Exhibit Number	Document Description

10.17

Form of 8% Unsecured Subordinated Note due August 2007 (incorporated by reference to Exhibit 10.67 to the Registration Statement on Form S-1 (Amendment No. 2) filed on July 20, 2006 (Registration No. 333-130251)).

10.18

Form of Common Stock Purchase Warrant, dated May 17, 2006 (incorporated by reference to Exhibit 10.68 to the Registration Statement on Form S-1 (Amendment No. 2) filed on July 20, 2006 (Registration No. 333-130251)).

10.19

Registration Rights Agreement, dated May 17, 2006, among Liquidmetal Technologies, Inc. and the parties identified as “Purchasers” therein (incorporated by reference to Exhibit 10.69 to the Registration Statement on Form S-1 (Amendment No. 2) filed on July 20, 2006 (Registration No. 333-130251)).

10.20

Securities Purchase Agreement, dated January 3, 2007 (the “Securities Purchase Agreement”), among Liquidmetal Technologies, Inc. (the “Company”) and the investors listed on the Schedule of Buyers attached thereto (the “Buyers”) (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on January 4, 2007).

10.21	Form of Convertible Subordinated Note issued pursuant to Securities Purchase Agreement (incorporated by reference from Exhibit 10.2 to the Form 8-K filed on January 4, 2007).

10.22	Form of Common Stock Purchase Warrant issued pursuant to Securities Purchase Agreement (incorporated by reference from Exhibit 10.3 to the Form 8-K filed on January 4, 2007).

10.23	Registration Rights Agreement, dated January 3, 2007, among the Company and the Buyers (incorporated by reference from Exhibit 10.4 to the Form 8-K filed on January 4, 2007).

10.24

Amendment No. 2 to Factoring, Loan & Security Agreement, dated January 23, 2007, between Liquidmetal Technologies Inc. and Hana Financial, Inc. (incorporated by reference from Exhibit 10.76 to the Form 10-K filed on March 16, 2007).

10.25

Amendment No. 1 to the Securities Purchase Agreement and Convertible Subordinated Notes, dated April 23, 2007, by and between Liquidmetal Technologies, Inc. and the investors listed on the Schedule of Buyers attached thereto (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on April 27, 2007).

10.26

Standard Industrial / Commercial Single-Tenant Lease, dated February 13, 2007, between Liquidmetal Technologies, Inc. and 30452 Esperanza LLC (incorporated by reference from Exhibit 10.1 to the Form 10-Q filed on May 15, 2007).

10.27	Lease, dated March 19, 2007, between Liquidmetal Technologies, Inc. and Larry Ruffino and Roland Ruffino (incorporated by reference from Exhibit 10.1 to the Form 10-Q filed on May 15, 2007).

10.28

Principles of Agreement and Security Agreement, dated June 1, 2007, between Liquidmetal Technologies, Inc. and Foster Wheeler Energy Services, Inc. (incorporated by reference from Exhibit 10.64 to the Registration Statement on Form S-1 (Amendment No. 1) filed on July 2, 2007 (Registration No. 333-142442)).

10.29

Equipment Purchase Agreement and Licensing Agreement, dated June 1, 2007, between Liquidmetal Technologies, Inc. and Gracemetal, as amended (incorporated by reference from Exhibit 10.65 to the Registration Statement on Form S-1 (Amendment No. 1) filed on July 2, 2007 (Registration No. 333-142442)).

10.30

Asset Purchase and Contribution Agreement, dated July 24, 2007 between Company and Liquidmetal Coatings, LLC. (includes Liquidmetal Coatings, LLC Operating Agreement) (incorporated by reference from Exhibit 2.1 to the Form 8-K filed on July 27, 2007).

10.31

Loan Agreement, dated July 24, 2007 by and among Liquidmetal Coatings, LLC, Liquidmetal Coatings Solutions, LLC and Bank Midwest, N.A. (incorporated by reference from Exhibit 2.2 to the Form 8-K filed on July 27, 2007).

10.32

Securities Purchase Agreement, dated July 24, 2007, by and among Liquidmetal Coatings, LLC, C3 Capital Partners, L.P., C3 Capital Partners II, L.P. and Liquidmetal Coatings Solutions, LLC. (incorporated by reference from Exhibit 2.3 to the Form 8-K filed on July 27, 2007).

10.33	First Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC, dated February 22, 2008 (incorporated by reference from Exhibit 2.1 to the Form 8-K filed on February 28, 2008).

10.34	Form of Convertible Subordinated Note, dated October 1, 2007.

10.35	Form of Convertible Subordinated Note, dated December 28, 2007.

10.36	Form of Common Stock Purchase Warrant, dated December 28, 2007.

10.37	Form of Letter dated, October 31, 2007, to extend 8% Unsecured Subordinated Note due date.

10.38*	Employment Agreement, dated January 13, 2008, between Liquidmetal Technologies, Inc. and Gerald Morrow.

Exhibit Number	Document Description

14	Code of Ethics for Chief Executive Officer and Senior Financial and Accounting Officers (incorporated by reference to Exhibit 14 to the Form 10-K filed on November 10, 2004).

21	Subsidiaries of the Registrant. (incorporated by reference from Exhibit 21 to the Form 10-K filed on November 10, 2004).

23.1	Consent of Registered Independent Public Accounting Firm, Choi, Kim & Park, LLP.

24.1	Power of Attorney relating to subsequent amendments (included on the signature page(s) of this report)

31.1	Certification of Principal Executive Officer pursuant to Rule 13a-15(e) or 15d-15(e) of the Securities Exchange Act of 1934, as amended.

31.2	Certification of Principal Financial Officer pursuant to Rule 13a-15(e) or 15d-15(e) of the Securities Exchange Act of 1934, as amended.

32.1	Certification pursuant to 18 U.S.C. 1350.

*                      Denotes a management contract or compensatory plan or arrangement required to be filed as an exhibit this Form 10-K.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Liquidmetal Technologies, Inc.

	By:	/s/ Larry E. Buffington
Larry E. Buffington President and Chief Executive Officer

Date: April 3, 2008

	By:	/s/ Gerald E. Morrow
Gerald E. Morrow
Chief Financial Officer

Date: April 3, 2008

POWER OF ATTORNEY

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry Buffington and Gerald Morrow and each of them, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report on Form 10-K has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ John Kang	Chairman of the Board and Director	April 3, 2008
John Kang

/s/ William Johnson	Director	April 3, 2008
William Johnson

/s/ Robert Biehl	Director	April 3, 2008
Robert Biehl

/s/ Dean Tanella	Director	April 3, 2008
Dean Tanella

/s/ CK Cho	Director	April 3, 2008
CK Cho

/s/ Patrick Caruana	Director	April 3, 2008
Patrick Caruana

Certifications provided as Exhibits.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Liquidmetal Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Liquidmetal Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the years ended December 31, 2007, 2006, and 2005.  Our audits also included the financial statement schedules listed at index in Item 15(a) as of and for the years ended December 31, 2007, 2006, and 2005.  Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Liquidmetal Technologies, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and cash flows for the years ended December 31, 2007, 2006, and 2005, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Liquidmetal Technologies, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in  Internal Control-Integrated Framework  issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 28, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's significant operating losses and working capital deficit raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Choi, Kim & Park LLP

Los Angeles, California

Certified Public Accountants

March 28, 2008

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$1,180	$144
Trade accounts receivables, net of allowance for doubtful accounts of $89 and $82	5,165	3,934
Inventories	2,298	3,765
Prepaid expenses and other current assets	708	830
Total current assets	9,351	8,673
Property, plant and equipment, net	9,730	12,095
Idle equipment	178	194
Other intangibles, net	1,142	1,170
Investment in joint venture	306	3
Other assets	1,806	109
Total assets	$22,513	$22,244

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Accounts payable and accrued expenses	8,056	9,802
Deferred revenue	316	202
Short-term debt	2,182	2,669
Long-term debt, current portion, net of debt discounts of $838 and $3,636	6,092	14,480
Warrant liabilities	2,583	2,662
Conversion feature liabilities	2,083	1,838
Other liabilities, current portion	398	177
Total current liabilities	21,710	31,830
Long-term debt, net of current portion and debt discounts of $9,634 and $0	14,588	225
Other long-term liabilities, net of current portion	411	552
Total liabilities	36,709	32,607

Minority interests	384	—

Shareholders’ deficiency:
Common stock, $0.001 par value; 100,000,000 shares authorized and 44,726,295 and 44,311,768 issued and outstanding at December 31, 2007 and 2006, respectively	45	44
Additional paid-in capital	137,293	136,031
Accumulated deficit	(154,710)	(149,047)
Accumulated other comprehensive income	2,792	2,609
Total shareholders’ deficiency	(14,580)	(10,363)

Total liabilities and shareholders’ deficiency	$22,513	$22,244

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

	Years Ended December 31,
	2007	2006	2005
			(Restated)

Revenue	$29,022	$27,669	$16,365
Cost of sales	26,459	22,418	15,129
Gross profit	2,563	5,251	1,236

Operating expenses
Selling, general, and administrative	8,921	9,962	8,534
Research and development	1,123	950	1,120
Impairment of long lived assets	—	—	4,487
Total operating expenses	10,044	10,912	14,141

Loss before interest, other income, income taxes, and minority interest	(7,481)	(5,661)	(12,905)

Loss from extinguishments of debt	(648)	—	(1,247)
Change in value of warrants, gain	4,923	279	3,985
Change in value of conversion feature, gain (loss)	6,965	(226)	9,118
Other income	226	572	—
Interest expense	(9,364)	(9,509)	(6,021)
Interest income	123	23	17

Loss before income income taxes and minority interest	(5,256)	(14,522)	(7,053)

Income Taxes	—	—	—

Loss before minority interest	(5,256)	(14,522)	(7,053)

Minority interests	(384)	—	—

Loss from continuing operations	(5,640)	(14,522)	(7,053)

Net loss	(5,640)	(14,522)	(7,053)

Other comprehensive income:
Foreign exchange translation gain during the period	183	339	299
Comprehensive income	$(5,457)	$(14,183)	$(6,754)

Per common share basic and diluted:
Loss per share basic and diluted	$(0.12)	$(0.33)	$(0.17)

Number of weighted average shares - basic and diluted	44,730	43,809	41,833

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY)

(in thousands, except share data)

	Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total
			(Restated)	(Restated)

Balance, December 31, 2004 (As Restated)	41,609,652	$42	$129,650	$(127,472)	$1,971	$4,191
Stock-based compensation	—	—	41	—	—	41
Conversion of notes payable	485,750	—	1,026	—	—	1,026
Redemption of convertible notes payable	—	—	1	—	—	1
Common stock issued as director’s fees	92,219	—	175	—	—	175
Foreign exchange translation gain	—	—	—	—	299	299
Net loss	—	—	—	(7,053)	—	(7,053)

Balance, December 31, 2005 (As Restated)	42,187,621	$42	$130,893	$(134,525)	$2,270	$(1,320)
Conversion of notes payable	285,750	—	471	—	—	471
Common stock issued as director’s fees	109,437	—	102	—	—	102
Common stock issued to Innometal	1,700,000	2	3,448	—	—	3,450
Stock awards	28,960	—	42	—	—	42
Stock-based compensation	—	—	1,075	—	—	1,075
Foreign exchange translation gain	—	—	—	—	339	339
Net loss	—	—	—	(14,522)	—	(14,522)

Balance, December 31, 2006	44,311,768	$44	$136,031	$(149,047)	$2,609	$(10,363)
Conversion of notes payable	365,455	1	578	—	—	579
Common stocks issued as director’s fees	49,072	—	42	—	—	42
Stock-based compensation	—	—	642	—	—	642
Foreign exchange translation gain	—	—	—	—	183	183
Cash distribution to minority interests	—	—	—	(23)	—	(23)
Net loss	—	—	—	(5,640)	—	(5,640)

Balance, December 31, 2007	44,726,295	$45	$137,293	$(154,710)	$2,792	$(14,580)

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except share data)

	Years Ended December 31,
	2007	2006	2005
			(Restated)
Operating activities:
Net loss	$(5,640)	$(14,522)	$(7,053)

Adjustments to reconcile loss from operations to net cash used for operating activities:
Impairment of long lived assets	—	—	4,307
Gain on disposal of asset	(226)	—	(14)
Minority interests in income of consolidated subsidiary	384	—	—
Depreciation and amortization	3,102	3,574	3,401
Loss on extinguishment of debt	648	—	1,247
Amortization of debt discount	5,350	6,158	3,869
Stock-based compensation	642	1,075	41
Bad debt expense (recovery)	7	47	(6)
Warranty expense	169	46	101
Gain from change in value of warrants	(4,923)	(279)	(3,985)
(Gain) loss from change in value of conversion feature	(6,965)	225	(9,118)

Changes in operating assets and liabilities:
Trade accounts receivable	(1,061)	(1,621)	(686)
Inventories	1,467	(2,017)	(151)
Prepaid expenses and other current assets	(1)	(221)	350
Other assets	(2,211)	142	(378)
Accounts payable and accrued expenses	(1,545)	3,371	1,606
Deferred revenue	114	(1,073)	375
Other liabilities	450	(171)	(412)
Net cash used for continuing activities	(10,239)	(5,266)	(6,506)

Investing Activities:
Purchases of property and equipment	(1,171)	(932)	(169)
Proceeds from the sale of property and equipment	400	104	69
Investment in patents and trademarks	(103)	(104)	(159)
Investment in joint venture	(303)	(3)	—
Net cash used for investing activities	(1,177)	(935)	(259)

Financing Activities:
Proceeds from borrowings	45,863	23,620	17,774
Repayment of borrowings	(33,166)	(18,117)	(11,333)
Repayment of other liabilities	—	69	(133)
Proceeds from restricted cash	—	—	754
Cash distributions	(23)	—	—
Net cash provided by financing activities	12,674	5,572	7,062
Effect of foreign exchange translation	(222)	(619)	353
Net (decrease) increase in cash and cash equivalents	1,036	(1,248)	650

Cash and cash equivalents at beginning of period	144	1,392	742
Cash and cash equivalents at end of period	$1,180	$144	$1,392

Supplemental cash flow information
Interest paid	$2,874	$1,970	$1,472
Taxes paid	$—	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

In 2007, $400 of the Company’s 7% senior convertible notes due July 2007 was converted into 320,000 shares of the Company’s common stock at a conversion price of $1.25 per share.

In 2007, $50 of the Company’s 8% convertible subordinate notes due January 2010 was converted into 45,455 shares of the Company’s common stock at a conversion price of $1.10 per share.

In 2006, $286 of the Company’s 6% senior convertible notes due July 2007 was converted into 285,750 shares of the Company’s common stock at a conversion price of $1.00 per share.

In 2006, the Company fulfilled its settlement payable to Innometal (formerly known as Growell Metal) of $3,450, net of foreign exchange translation loss, through stock issuance of 1,700,000 shares of the company’s common stock.

In 2005, the Company’s 6% senior convertible notes due July 2007 were converted into 485,750 of the Company’s common stock at a conversion price of $1.00 per share.

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

1. Description of Business

Liquidmetal Technologies, Inc. (“Liquidmetal Technologies”) and its subsidiaries (collectively “the Company”) are in the business of developing, manufacturing, and marketing products made from amorphous alloys. Liquidmetal Technologies markets and sells Liquidmetal® alloy industrial coatings and also manufactures, markets and sells products and components from bulk Liquidmetal alloys that can be incorporated into the finished goods of its customers across a variety of industries.   The Company also partners with third-party licensees and distributors to develop and commercialize Liquidmetal alloy products.

The Company classifies operations into two reportable segments: Liquidmetal alloy industrial coatings and bulk Liquidmetal alloys. Liquidmetal alloy industrial coatings are used primarily as a protective coating for industrial machinery and equipment, such as drill pipe used by the oil drilling industry and boiler tubes used by coal-burning power plants. Bulk Liquidmetal alloys include potential market opportunities to manufacture and sell products and components for electronic devices, medical devices, defense applications, and sporting goods.  In addition, the bulk Liquidmetal alloys segment includes tooling and prototype sampling, and the manufacture and sale of die casting and VIM equipment (see Note 14 for disclosure regarding the disposal of this segment). In addition, such alloys are used to generate research and development services revenue for developing uses related primarily to defense and medical applications as well as potential license fees, royalties, and other compensation from strategic partnering transactions.

On August 4, 2004, the Company established a post-processing plant in the city of Weihai in Shandong province of China under Weihai Liquidmetal Company Limited, which is 100%  owned by Liquidmetal Korea, to facilitate our bulk alloy manufacturing business.  Weihai Liquidmetal is consolidated into Liquidmetal Technologies with all intercompany transactions eliminated.  Effective June 1, 2007, the Company discontinued its operation in Weihai (see Note 20).

On July 24, 2007, the Company transferred substantially all of the assets of its Liquidmetal alloy industrial coatings business to a newly formed, newly capitalized subsidiary named Liquidmetal Coatings, LLC, a Delaware limited liability company (“LMC”), and LMC assumed substantially all of the liabilities of the coatings business.  The transfer included the thermal spray coatings assets and liabilities acquired under a purchase agreement with Foster Wheeler Energy Services in June 2007.  The Company holds a 69.25% ownership interest in LMC.  The results of operation of LMC are consolidated and comprise our Liquidmetal alloy industrial coatings segment for financial reporting purposes.

2. Liquidity

The Company has experienced losses from continuing operations during the last three fiscal years and has an accumulated deficit of $154,710 as of December 31, 2007.  Net cash used for continuing operations for the year ended December 31, 2007 was $10,239.  At December 31, 2007, working capital deficit was $12,359.  As of December 31, 2007, the Company’s principal source of liquidity is $1,180 of cash and $5,165 of trade accounts receivable.  Such conditions raise substantial doubt that the Company will be able to continue as a going concern.  These operating results occurred while the Company was developing and continues to develop, commercialize, and manufacture products from an entirely new and unique technology.  These factors have placed a significant strain on the financial resources of the Company.  The ability of the Company to overcome these challenges depends on its ability to correct its production inefficiencies, continue to reduce its operating costs, generate higher revenue, and achieve positive cash flow from continuing operations and profitability and continued sources of debt and equity financing.  The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainties.

On February 22, 2008, the Company received $1,714 distribution from its majority owned subsidiary, Liquidmetal Coatings, LLC (“LMC”) from which it issued and sold $2,500 in preferred membership units to two existing holders of LMC common membership units.  The preferred units issued by LMC have an accruing priority return of 14% per year and are redeemable by the preferred holders on the fourth anniversary of the issue date (see Note 21).

We anticipate that we will not have sufficient funds to pursue our current operating plan through the second quarter of 2008 and we will therefore require additional funding.  We are actively seeking additional sources of capital and seeking to restructure and/or modify existing indebtedness.  The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues through obtaining additional purchase orders for our products and/or the extent to which we can restructure or modify our debt.  Because we cannot be certain that we will be able to obtain adequate funding from debt, equity, or other traditional financing sources, we are also actively exploring several strategic financing options, including the possible sale of our manufacturing plant in South Korea (which would then be replaced with a smaller facility) and additional licensing and outsourcing of our manufacturing operations.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations.

Additionally, we have approximately $2,994 of principal and accrued interest outstanding as of December 31, 2007, under the 8% unsecured subordinated notes (the “Bridge Notes”), which were due August 17, 2007.  Subsequent to December 31, 2007 and as of the filing of this report, we repaid $1,872 of principal and accrued interest due under the Bridge Notes and have approximately $1,149 of principal and accrued interest outstanding.  We intend to fully repay the amounts due under the Bridge Notes.  However, as of the filing of this report we do not have sufficient funds to repay the Bridge Notes.  As a result, we are currently in default under the Bridge Notes.   Such a default may have material adverse effect on our operations, financial condition, and results of operations. We have not received a formal notice of default and we are currently working to resolve this matter with investors holding our Bridge Notes.

We were required under our amended Security Purchase Agreement, dated April 23, 2007, between our company and holders of our 8% convertible subordinated notes due January 2010 (the “January 2010 Notes”), to repay outstanding debt under previously issued promissory notes, including the Bridge Notes (“Debt Satisfaction Covenant”) by October 1, 2007.  As we have not yet fully repaid our Bridge Notes, we are not in compliance with this covenant and are subject to default under the January 2010 Notes.  Such a default may have material adverse effect on our operations, financial condition, and results of operations. We have not received a formal notice of default under this covenant and we are currently working to resolve this matter.

3. Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include the accounts of Liquidmetal Technologies, Inc. and its wholly-owned subsidiaries, Liquidmetal Technologies Korea Co., Ltd., formerly Liquidmetal Korea Co., Ltd., (“LMT Korea”), located in South Korea, and Liquidmetal Golf and its subsidiaries, which included the retail golf segment, now accounted for as a discontinued operations, and its majority-owned subsidiary, Liquidmetal Coatings, LLC, located in Texas. All intercompany balances and transactions have been eliminated. A minority interest in Liquidmetal Golf is included in the consolidated financial statements as a component of the loss from operations of the discontinued retail golf segment (see Note 14).   In August 2004, the Company established a post-processing plant in the city of Weihai in Shandong province of China under Weihai Liquidmetal Company Limited, which is 100% owned by Liquidmetal Korea, to facilitate our bulk alloy manufacturing business. Effective June 1, 2007, the Company discontinued its operation in Weihai (see Note 20).

Revenue Recognition. Revenue is recognized pursuant to applicable accounting standards including Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101 (SAB 101), “Revenue Recognition in Financial Statements”, and SAB 104, Revenue Recognition. SAB 101 as amended and SAB 104 summarize certain points of the SEC staff’s views in applying generally accepted accounting principles to revenue recognition in financial statements and provide guidance on revenue recognition issues in the absence of authoritative literature addressing a specific arrangement or a specific industry.  The Company’s revenue recognition policy complies with the requirements of SAB 101 and SAB 104. Revenue is recognized at the time the Company ships its products, as this is when title passes to the customer and all other incidences of a sale have occurred. Revenue is deferred and included in liabilities when the Company receives cash in advance for services not yet performed or goods not yet delivered.

The Company applies the percentage of completion method to recognize revenue earned from government contracts that have cost-plus-fixed-fee arrangements.  These arrangements provide the Company with full reimbursement on the actual cost incurred, plus a fixed fee that the Company is entitled to.  These arrangements are covered by the American Institute of Certified Public Accountants Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (SOP 81-1) and Accounting Research Bulletin No. 45, Long-term Construction-Type Contracts (ARB 45). In addition, cost-reimbursable contracts are also specifically covered by Accounting Research Bulletin No. 43, Chapter 11, Section A, Government Contracts, Cost-Plus-Fixed Fee Contracts (ARB 43). Substantially all of our cost-reimbursable and time and material contracts are with the U.S. Government, primarily with the Department of Defense.  Revenues recognized under cost-plus-fixed fee are consistent with percentage of completion method and are consistent with ARB 43.

Sales on cost-reimbursable plus fixed fee type contracts are recognized as allowable costs are incurred on the contract and become billable to the customer, at an amount equal to the allowable costs plus the estimated profit on those costs.  The estimated profit on a cost-reimbursable contract is generally fixed or variable based on the contract fee arrangement.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

Cash and Cash Equivalents. The Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents. The Company limits the amount of credit exposure to each individual financial institution and places its temporary cash into investments of high credit quality. There are no significant concentrations of credit risk to the Company associated with cash and cash equivalents.

Restricted Cash. The Company considers all cash and cash equivalents held under restrictive accounts as restricted cash.

Marketable Securities. The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, and classifies all of its investment securities as available -for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in Shareholders’ Equity (Deficiency) under the caption “Accumulated Other Comprehensive Income.”

Trade Accounts Receivables. The Company grants credit to its customers generally in the form of short-term trade accounts receivable. The creditworthiness of customers is evaluated prior to the sale of inventory.  As of December 31, 2007, two customers represented 22%, or $1,148, of the total outstanding trade accounts receivable.  As of December 31, 2006, four customers represented 52%, or $2,057, of the total outstanding trade accounts receivable.

The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the trade accounts receivable.  Management primarily determines the allowance based on the aging of accounts receivable balances, historical write-off experience, customer concentrations, customer creditworthiness and current industry and economic trends.  The Company’s provisions for uncollectible receivables are included in selling, general and administrative expense in the accompanying consolidated statements of operations and comprehensive loss.

Inventories. Inventories are accounted for using the moving average basis and reported at the lower of cost or market. Inventories consist of raw materials, work in process, and finished goods. The Company records write-offs for inventory obsolescence when it is deemed that there is impairment of the value of the inventories on hand.

Property, Plant and Equipment. Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in operating income. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which range from two to twenty years.

Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is provided on the straight-line method over the estimated useful lives of the assets, which is five years.

Intangible Assets. Intangible assets consist of the costs incurred to purchase patent rights and costs incurred to internally develop patents and trademarks. Intangible assets are reported net of accumulated amortization. Patents and trademarks are amortized using the straight-line method over a period based on their contractual lives ranging from ten to seventeen years.

Goodwill.  Beginning January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (See “New Accounting Pronouncements”). According to this statement, goodwill and other intangible assets are no longer subject to amortization, but instead must be reviewed annually for impairment by applying a fair value-based test.

Impairment of Long-lived Assets. The Company reviews long-lived assets to be held and used in operations for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. An impairment loss is recognized when the estimated fair value of the assets is less than the carrying value of the assets.  The Company recognized $0, $0, and $4,487 during the years ended December 31, 2007, 2006, and 2005, respectively, for impairment of long-lived assets.

Fair Value of Financial Instruments. The estimated fair value of amounts reported in the consolidated financial statements have been determined using available market information and valuation methodologies, as applicable. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and all other current assets and liabilities approximate their fair value because of their short term maturities at December 31, 2007 and 2006, unless otherwise stated. The fair value of non-current assets and liabilities approximate their carrying value unless otherwise stated.  The fair value of the Company’s long-term debt is based on interest rates that would be available to the Company for the issuance of debt with similar terms.

Research and Development Expenses. Research and development expenses represent salaries, related benefits expense, expenses incurred for the design and testing of new processing methods and other expenses related to the research and development of Liquidmetal alloys. Development costs incurred in research and development activities are expensed as incurred.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

Advertising and Promotion Expenses. Advertising and promotion expenses are expensed when incurred. Advertising and promotion expenses were $1, $10, and $2, for the years ended December 31, 2007, 2006, and 2005, respectively.

Debt Discount Amortization. Debt discounts for notes payable are amortized to interest expense, using a method that approximates the interest method over the term of the related debt instruments.

Stock-Based Compensation. The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25 for options when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant.  As permitted, the Company had previously elected to adopt provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation for options granted to non-employees who perform services for the Company and the disclosure-only provisions of options granted to employees.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which replaces SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS 123”) and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123R, the Company is required to measure the cost of employee services received in exchange for stock options and similar awards based on the grant-date fair value of the award and recognize this cost in the income statement over the period during which an employee is required to provide service in exchange for the award. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method and recorded $642 and $1,075 for the years ended December 31, 2007 and 2006, respectively, of non-cash charges for stock compensation related to amortization of the fair value of restricted stock and unvested stock options representing an increase from the stock compensation that would have been recorded under APB 25 and SFAS 123. Under this method, the Company will recognize compensation cost, on a prospective basis, for the portion of outstanding awards for which the requisite service has not yet been rendered as of January 1, 2006 and any new grants, based upon the grant-date fair value of those awards calculated under SFAS 123 for pro forma disclosure purposes. Accordingly, we have not restated prior period amounts. The following table illustrates the pro forma effect on net income for periods prior to the adoption of SFAS 123R as if we had applied the fair value recognition provisions of SFAS 123 during such periods:

		For the year ended December 31,
		2005
		(Restated)

Net loss as reported		$(7,053)

Add:	stock-based employee compensation expense included in reported net loss, net of related tax effects	41

Deduct:	total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(2,861)

Proforma net loss:		$(9,873)
Basic and diluted loss per share:
As reported		$(0.17)
Proforma		$(0.24)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the years ended December 31, 2005: expected volatility of approximately 100% for all periods; dividend yield of 0.0% for all periods; expected option life of approximately 5 years; and a risk-free interest rate ranging from 2.9% to 4.8%.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

Income Taxes. Income taxes are provided under the asset and liability method as required by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect of a tax rate change on deferred taxes is recognized in operations in the period that the change in the rate is enacted. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007. At the adoption date and as of December 31, 2007, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. There was no expense related to interest and penalties for the year ended December 31, 2007.

Translation of Foreign Currency. The Company applies FASB No. 52, Foreign Currency Translation, for translating foreign currency into US dollars in our consolidation of the financial statements.  Upon consolidation of the Company’s foreign subsidiaries into the Company’s consolidated financial statements, any balances with the subsidiaries denominated in the foreign currency are translated at the exchange rate at year end. The financial statements of LMT Korea have been translated based upon Korean Won as the functional currency.  LMT Korea’s assets and liabilities were translated using the exchange rate at period end and income and expense items were translated at the average exchange rate for the periods reported. The resulting translation adjustment was included in other comprehensive income (loss).

Earnings Per Share. Basic earnings per share (“EPS”) is computed by dividing earnings (losses) attributable to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates. These management estimates are primarily related to impairment of long-lived assets, inventory valuation, product warranty, and the allowance for bad debt account balances.

Restatement. The Company has restated previously issued consolidated financial statements for the fiscal year ended December 31, 2005 to properly account for the conversion feature of the senior convertible notes.  The restatement adjustments resulted in a cumulative net increase of shareholders’ equity by $66 as of December 31, 2005 and a decrease in previously reported net loss by $4,193 for the year ended December 31, 2005. The restated consolidated financial statements were filed on Form 10-K/A on July 20, 2006.

New Accounting Pronouncements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115 (SFAS 159),” which permits entities to choose to measure many financial instruments and certain other items at fair value. The effective date of SFAS 159 will be the first quarter of 2008.  The Company is currently evaluating the provisions of SFAS 159 and does not expect the adoption of this new standard to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS 141R, “Business Combinations” (SFAS 141R). SFAS 141R amends the requirements for accounting for business combinations.  SFAS 141R will be effective for financial statements issued for fiscal years beginning after December 15, 2008.  The Company is currently evaluating the impact of adopting SFAS 141R and SFAS 160 on its financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues  Task Force), the AICPA and the SEC did not or are not believed by management to have a material impact on our company’s present or future consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

4. Trade accounts receivable

Trade accounts receivables from continuing operations were comprised of the following:

	December 31,
	2007	2006
Trade accounts receivable	$5,254	$4,016
Less: Allowance for doubtful accounts	(89)	(82)
Trade accounts receivable, net	$5,165	$3,934

5. Inventories

Inventories were comprised of the following:

	December 31,
	2007	2006

Raw materials	$1,216	$966
Work in process	536	1,729
Finished goods	546	1,070
Total inventories	$2,298	$3,765

The Company maintained certain of its raw material inventories in amounts in excess of our operating cycle of one year due to the nature of our manufacturing process, production lead time, and the recyclability of our raw material. These inventories were classified as long-term inventory as of December 31, 2004.  During 2005, the Company determined that its current and projected raw material requirements were not sufficient enough to warrant the use of such raw materials in the foreseeable future. Accordingly, the Company reduced the carrying value of raw materials held by its subsidiary, Liquidmetal Korea, by the amounts considered to be excessive during the year ended 2005.  The write-down during the year ended December 31, 2005 amounted to $2,746 and is included in “Impairment of long lived assets” in the accompanying Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2005. The total amount of long term inventory was $0 as of both December 31, 2007 and 2006.

The Company analyzes inventory held for any excess or obsolescence issues.  Any amounts considered excess or obsolete are written off.  Further, as significant amount of sales of Liquidmetal bulk alloy parts are used primarily in consumer electronics components, our inventory is subject to fluctuations in demand for those consumer electronics goods. Accordingly, the Company reduces the carrying value of raw materials held by its subsidiaries, by the amounts considered to be excess or obsolete.  There were no such write downs as of December 31, 2007 and 2006.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

6. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	December 31,
	2007	2006

Machinery and equipment	$11,388	$12,699
Computer equipment	1,233	1,354
Office equipment, furnishings, and improvements	1,294	1,553
Buildings	13,561	13,959
Construction in progress	370	—
Total	27,846	29,565
Accumulated depreciation	(18,116)	(17,470)
Total property, plant and equipment, net	$9,730	$12,095

Depreciation expense is classified as follows:

	Years ended December 31,
	2007	2006	2005

Cost of Sales	$2,831	$3,229	$2,744
Selling, general and administrative	153	225	542
Research and development	—	—	—
Total depreciation expense	$2,984	$3,454	$3,286

7. Idle Equipment

Idle equipment consists of certain equipment held by the Company for use in expansion of bulk alloy parts manufacturing.  While the equipment may be used internally to meet future capacity requirements, considering our current revenue and foreseeable production requirements, the Company does not anticipate utilizing this equipment internally in the near future.  For these reasons, during the second quarter of 2005, the Company determined to write down the carrying value of the idle equipment held by its subsidiary, Liquidmetal Korea, to its net realizable value. The write-down during the quarter ended June 30, 2005 amounted to $1,741 and is included in operating expenses as “Impairment of long lived assets” in the accompanying Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2005.  Total amount of idle equipment remaining was $178 and $194 as of December 31, 2007 and 2006, respectively.

During the year ended December 31, 2007, the Company disposed of $7 of idle equipment as part of the equipment purchase agreement and transfer agreement regarding Weihai operations with Grace Metal (see Note 20).  During the year ended December 31, 2006, the Company disposed of $12 of its idle equipment for proceeds of $104.  The resulting gain of $92 is included in other income.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

8. Other Intangible Assets

Intangiable assets consist of the following:

	December 31,
	2007	2006

Purchased and licensed patent rights	$566	$566
Internally developed patents	1,404	1,309
Trademarks	85	85
Total	2,055	1,960
Accumulated amortization	$(913)	(790)
Total intangible assets, net	$1,142	$1,170

Amortization expense was $123, $119, and $117 for the years ended December 31, 2007, 2006, and 2005, respectively.   The estimated aggregate amortization expense for each of the five succeeding years is as follows:

December 31,	Aggregate Amortization Expense
2008	121
2009	118
2010	116
2011	114
2012	102

Accumulated Amortization for the years ended December 31, 2007 and 2006 is as follows:

	December 31,
	2007	2006

Purchased and licensed patent rights	$(289)	$(251)
Internally developed patents	(579)	(502)
Trademarks	(45)	(37)
Total	$(913)	$(790)

The weighted average amortization periods for each of the years ended December 31, 2007, 2006, and 2005, is as follows:

	December 31,
	2007	2006	2005

Purchased and licensed patent right	17	17	17
Internally developed patents	17	17	17
Trademarks	10	10	10

Purchased patent rights represent the exclusive right to commercialize the bulk amorphous alloy and other amorphous alloy technology acquired from California Institute of Technology (“Caltech”), a shareholder, through a license agreement with Caltech and other institutions. All fees and other amounts payable by the Company for these rights and licenses have been paid or accrued in full, and no further royalties, license fees or other amounts will be payable in the future under the License Agreements.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

In addition to the purchased and licensed patents, the Company has internally developed patents. Internally developed patents include legal and registration costs incurred to obtain the respective patents. The Company currently holds various patents and numerous pending patent applications in the United States, as well as numerous foreign counterparts to these patents outside of the United States.

9. Other Liabilities

The other liabilities balance consists of accrued severance and operating lease costs associated with the Company’s cost reduction measures for the Tampa, Florida executive offices, a capital lease obligation for office furniture and furnishings and capital lease obligations for a SEM Microscope and a JSM Electron Microscope used in the laboratory in Rancho Santa Margarita, California.

	December 31,
	2007	2006

Accrued severance	$745	$558
Accrued operating lease costs	64	165
Accrued capital lease costs	—	6
Total	809	729

Imputed interest	—	—
Total	809	729
Less current portion	(398)	(177)
Other long term liabilities, less current portion	$411	$552

During 2003, the Company initiated activities to substantially reduce the number of employees and consolidate manufacturing and administrative facilities to improve operational effectiveness and efficiency and reduce expenses.  Certain relocating expenses associated with the move have been recorded and total liability accrued from the relocation and terminations in 2003, including the severance and lease accruals, were $64 and $165 as of December 31, 2007 and 2006, respectively.  The Company has substantially concluded all cost reduction and restructuring activities as of March 31, 2004.

All leases with an initial term greater than one year are accounted for under SFAS No. 13 Accounting for Leases. These leases are classified as either capital leases or operating leases, as appropriate.  Assets under capital leases are capitalized using interest rates appropriate at the inception of each lease.  At December 31, 2007, the cost recorded for the office furniture and furnishings, the SEM Microscope and the JSM 6360 Electron Microscope under the capital lease was $112, $47 and $320, respectively, and the accumulated depreciation was $112, $36 and $269, respectively.  At December 31, 2006, the cost recorded for the office furniture and furnishings, the SEM Microscope and the JSM 6360 Electron Microscope under the capital lease was $107, $47 and $289, respectively, and the accumulated depreciation was $100, $32 and $205, respectively.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

10. Product Warranty

Management estimates product warranties as a percentage of certain bulk alloy product sales earned during the period. As of December 31, 2007 and 2006, the Company used 5% of bulk alloy product sales as an estimate of warranties to be claimed.  As of December 31, 2007, the Company used 1% of coatings applications sales as estimate of warranties to be claimed.  During the years ended December 31, 2006 and 2007, the Company’s product warranty accrual balance had the following activity:

Balance, December 31, 2005	$634
Expense accrual	46
Warranty charges	58
Balance, December 31, 2006	$738
Expense accrual	(107)
Warranty charges	—
Balance, December 31, 2007	631

The product warranty accrual balance was included in accounts payable and accrued expenses at December 31, 2007 and December 31, 2006.

11. Notes Payable

Secured Senior Convertible Note

On August 19, 2004, the Company issued $2,855 of 6% Senior Secured Notes Due 2007 (the “July 2007 Notes”) and $2,855 of 10% Senior Secured Notes Due 2005 (the “July 2005 Notes”) in exchange for previously issued 6% Senior Convertible Notes due 2007 including placement agent costs.  The July 2005 and July 2007 Notes are convertible into Common Stock at $2.00 and $1.00, respectively.

In August 2005, the July 2005 Notes were retired and exchanged for 7% Convertible Secured Promissory Notes Due August 2007. Additionally, the July 2007 Notes were retired in July 2007.

The Company’s gross outstanding loan balance of the July 2007 Notes totaled $0 and $2,083, as of December 31, 2007 and 2006, respectively.  As of December 31, 2007 and December 31, 2006, un-amortized discounts for conversion feature and warrants totaled $0 and $391, respectively, and other asset debt issuance costs totaled $0 and $14, respectively.  Interest expense for the amortization of debt issuance cost and discount on note was $405, $750, and $1,765 for the years ended December 31, 2007, 2006, and 2005, respectively.  As of December 31, 2007, 2006, and 2005 the effective interest rate of the July 2007 Notes was 35%, 35%, 37%, respectively.

On August 9, 2005, the Company issued $9,878 in principal amount of new 7% Convertible Secured Promissory Notes due August 2007 (the “August 2007 Notes”).  The issuance consisted of $5,000 cash, exchange of $1,284 in principal amount of the previously issued July 2005 Notes, the exchange of $2,996 in principal amount of the 10% Convertible Unsecured Notes Due June 2006 (the “June 2006 Notes”), satisfaction of accrued interest and late registration fees in the amount of $589 on the July 2005 Notes, and satisfaction of accrued interest of $9 on the June 2006 Notes. The August 2007 Notes are convertible into shares of the Company’s common stock at $2.00 per share.

In July 2007, the August 2007 Notes were retired.

As of December 31, 2007 and 2006, our gross outstanding loan balance of the August 2007 Notes totaled $0 and $9,878, respectively.  As of December 31, 2007 and 2006, un-amortized discounts for beneficial conversion feature and warrants totaled $0 and $2,441, respectively, and other asset debt issuance costs totaled $0 and $139, respectively, and contra liability debt issuance cost totaled $0 and $172, respectively.  Interest expense for the amortization of debt issuance cost and discount on note was $2,114, $4,078 and $1,913 for the years ended December 31, 2007, 2006, and 2005, respectively.  As of December 31, 2007, 2006, and 2005, the effective interest rate for the August 2007 Notes was 54%.

Pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the Company is required to report a value of the conversion liability as a fair value and record the fluctuation to the fair value of the conversion feature liability to current operations.  The change in the fair value of the conversion feature liability resulted in a gain of $354, $339, and $3,849 for the years ended December 31, 2007, 2006, and 2005, respectively.  The fair value of conversion feature outstanding at December 31, 2006 of $619 was computed using the Black-Scholes model under the following assumptions: (1) 0.59 year; (2) volatility of 55%, (3) risk free interest of 5.00% and dividend rate of 0%.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

Unsecured Subordinated Note

On March 17, 2006, the Company issued a $1,000 10% subordinated promissory note due October 16, 2006 (the “October 2006 Note”) to Atlantic Realty Group, Inc., a company controlled by Jack Chitayat, a former director of the Company.  The October 2006 Note has been retired during the first quarter of 2007.

As of December 31, 2007 and 2006, our gross outstanding loan balance of the October 2006 Note totaled $0 and $1,000, respectively, and is included in short-term debt.  Interest expense for the amortization of discount on the note was $0 and $84 for the years ended December 31, 2007 and 2006, respectively.

On May 17, 2006, September 21, 2006, and December 1, 2006, the Company issued 8% unsecured subordinated notes due August 2007 in the aggregate principal amount of $4,584 (the “August 2007 Subordinated Notes”).  The August 2007 Subordinated Notes are unsecured and became due August 2007.

In January 2007, $900 of August Subordinated 2007 Notes and $46 of accrued interest was retired as of December 31, 2007.

Further, as part of a private placement offer in January 2007, $925 of August Subordinated 2007 Notes and $45 of accrued interest were exchanged for 8% Convertible Subordinated Notes due January 2010 (see Convertible Subordinated Notes below).

As of December 31, 2007 our gross outstanding loan balance of the August 2007 Subordinated Notes totaled $2,659.  We intend to fully repay the amounts due under Notes.  Subsequent to December 31, 2007 and as of the filing of this report, the Company has repaid $1,650 in principal due under the August 2007 Subordinated Notes.  However, as of the filing of this report we do not have sufficient funds to repay the Notes.  As a result, we are currently in default under the notes.  We have not received a formal notice of default and we are currently working to resolve this matter with investors holding the August 2007 Subordinated Notes.

As of December 31, 2006, our gross outstanding loan balance of the August 2007 Subordinated Notes totaled $4,584.  As of December 31, 2007 and 2006, un-amortized discounts for warrants totaled $0 and $631, respectively.  Interest expense for the amortization of discount on the note was $630 and $434 for years ended December 31, 2007 and 2006, respectively.  As of December 31, 2007 and 2006, the effective interest rate for the August 2007 Subordinated Notes was 33%.

As part of the issuance of the August 2007 Subordinated Notes in 2006, the Company issued warrants to the purchasers of the notes and placement agents giving them right to purchase up to an aggregate of 972,964 shares of the Company’s common stock.  The warrants had an original exercise price of $2.58 per share, which is subject to price adjustment for anti-dilution purposes.  In October 2007, the Company reduced the exercise price of warrants to $1.75 and increased the outstanding warrants with certain holders of the August 2007 Subordinated Notes by 30% for an extension of the maturity of the August 2007 Subordinated Notes.   As of December 31, 2007, the exercise price of the warrants was reduced to $1.72 and $2.07 per share and total amount of warrants was increased to 1,313,380 as of December 31, 2007.  The warrants will expire on May 17, 2011.

Secured Convertible Subordinated Notes

On January 3, 2007, the Company completed a private placement of 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”).  In April 2007, the placement was amended, and the Company issued $16,300 in principal amount of January 2010 Notes.  The January 2010 Notes were issued for aggregate cash in the amount of $12,850, in payment of a total of $3,377 in principal and accrued but unpaid interest under our previously issued 7% Senior Secured Convertible notes due August 2007 (“August 2007 Notes”) and our 8% Unsecured Subordinated notes (the “August 2007 Subordinated Notes”), and $73 cash discount.

The payment of the previously issued notes was treated as an extinguishment of the debt in accordance with Emerging Issues Task Force No. 96-19, “Debtors Accounting for a Modification or Exchange of Debt Instruments.”  The placement resulted in a $648 loss from extinguishment of debt, which consisted of write down of $64 of deferred issue costs, $733 of debt discount, and decrease of $149 in conversion feature liability as a result of the change in carrying value of exchanged notes.

The January 2010 Notes were originally convertible into the Company’s common stock at $1.55 per share.  As a part of the private placement, the Company issued warrants to the purchasers of the notes giving them the right to purchase up to an aggregate of 5,257,921 shares of our common stock at an exercise price of $1.93 per share. In connection with the private placement, the Company also issued to the placement agent for the transaction warrants to purchase an aggregate of 248,710 shares of our common stock at an exercise price of $1.55 per share.  The warrants will expire on January 3, 2012 and are subject to exercise price adjustment for anti-dilution purposes.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

In April 2007, the Company entered into an amendment to the Securities Purchase Agreement, dated January 3, 2007, between the Company and the purchasers of the January 2010 Notes (“April 2007 Amendment”) providing that the Company will have until October 1, 2007 to repay approximately $15,461 of the Company’s outstanding debt under previously issued promissory notes, including the August 2007 Subordinated Notes (“Debt Satisfaction Covenant”).  The Company has not fully repaid $2,659 principal due under the August 2007 Subordinated Notes as of December 31, 2007.  As a result, the Company is not in compliance with the Debt Satisfaction Covenant and are subject to default under the January 2010 Notes.  Subsequent to December 31, 2007 and as of the filing of this report, the Company has repaid $1,650 of the principal and has outstanding $1,149 in principal and interest due under the August 2007 Subordinated Notes.   We have not received a formal notice of default under this covenant and we are currently working to resolve this matter.

The April 2007 Amendment also finalized the schedule of investors in the Private Placement to show a total of $16,300 in principal amount of Notes; decreased the conversion price of the Notes to $1.10, decreased the warrant exercise price for the warrants issued to $1.55, increased the number of shares subject to such warrants issued to equal 7,657,591, and the purchasers of the Notes consented to the Company granting a security interest in its South Korean manufacturing plant to purchasers of convertible notes in a subsequent offering, provided a  pari passu  security interest is granted to the purchasers of the Notes.

On December 28, 2007, the Company issued $1,000 of January 2010 Notes, together with warrants to purchase up to an aggregate of 909,091 and 200,000 of the Company’s common stock to purchasers of the notes and placement agents.  The warrants will expire on December 28, 2012 and are subject to exercise price adjustment for anti-dilution purposes.

In December 2007, the Company entered into agreements with two holders of the January 2010 Notes and Grace Metal, a South Korean company formed by investor groups including our former Founder and director, James Kang, and the two holders, whereby Grace Metal would assume the liabilities due under the January 2010 Notes, including principal, interest, and fees due to the two holders totaling $434.  In connection with the assumption of the liabilities by Grace Metal, warrants to purchase 179,620 shares of our common stock held by the holders were cancelled (see Note 20).

The January 2010 Notes bear interest at 8% per annum with interest payable quarterly in arrears in cash, or, at our option, in the form of additional January 2010 Notes (in which case the interest rate will be 10% per annum). The ability to pay interest with additional January 2010 Notes is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in the stock to be issued. From and after an event of default under the January 2010 Notes and for so long as the event of default is continuing, the January 2010 Notes will bear default interest at a rate of 12% per annum (or 15% per annum if we elect to pay interest with additional January 2010 Notes).  In December 2007, the Company issued $971 of additional January 2010 Notes for accrued interest and late registration fees.

Beginning July 31, 2008 and at the end of each month thereafter, the Company will be required to redeem 1/36th of the principal amount of the January 2010 Notes in cash or, at the Company’s election, with shares of our common stock.  The January 2010 Notes and are subordinate to certain secured financing from commercial lenders incurred by the Company in the future.

In connection with the January 2007 private placement, the Company entered into a Registration Rights Agreement with the purchasers of the January 2010 Notes under which the Company is be subject to monetary penalties up to a maximum amount of 18% of the aggregate amount of Notes sold in the Private Placement if the registration statement is not filed or does not become effective on a timely basis. The monetary penalties will accrue at the rate of 1% per month of the then-outstanding principal amount of the January 2010 Notes. As of December 31, 2007, an aggregate of $682 in monetary penalties under the Registration Rights Agreement had already been paid to investors in the form of additional notes, while an additional $188 in such penalties were accrued but unpaid.

Pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” and EITF 05-2 “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19,” the original fair value of the embedded conversion feature of $6,205 have been recorded as conversion feature liability as the debt is considered nonconventional convertible debt. The original fair value was

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

computed using the Black-Scholes model under the following assumptions: (1) expected life of 1.6 to 3 years; (2) volatility of 55%; (3) risk free interest of 4.69% to 4.76% and dividend rate of 0%.  The original fair value of the additional embedded conversion feature of $1,005 resulting from reduced conversion price under the amended Securities Purchase Agreement, have been recorded as conversion feature liability. The value was computed using the Black-Scholes model under the following assumptions: (1) expected life of 1.3 to 2.7 years; (2) volatility of 55%; (3) risk free interest of 4.6% to 4.9% and dividend rate of 0%.  In addition, the Company is required to report a value of the conversion liability as a fair value and record the fluctuation to the fair value of the conversion feature liability to current operations.

The change in the fair value of the conversion feature liability resulted in a gain of $5,393 for the year ended December 31, 2007. The fair value of conversion feature outstanding at December 31, 2007 of $2,083 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 0.6 to 2.0 years; (2) volatility of 63%, (3) risk free interest of 3.05% to 3.34% and dividend rate of 0%.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the original fair values of the warrants of $3,964 have been recorded as warrant liability, which was computed using the Black-Scholes pricing model under the following assumptions: (1) expected life of 5 years; (2) volatility of 55%; (3) risk free interest of 4.68% and (4) dividend rate of 0%.  The original fair values of the warrants of $608 from the additional warrants issued under the amended Securities Purchase Agreement, have been recorded as additional warrant liability, which was computed using the Black-Scholes pricing model under the following assumptions: (1) expected life of 4.70 years; (2) volatility of 50%; (3) risk free interest of 4.51% and (4) dividend rate of 0%.

The original fair value of the embedded conversion feature of $7,210 was recorded as discounts of the convertible note.  The original fair value of the 7,408,881 warrants issued to investors of $4,372, the original fair value of 248,710 warrants issued to Placement Agents of $200, and $73 cash discount were recorded as discounts of the convertible note.  In addition, $2,069 direct costs incurred relating to issuance of the convertible note was recorded as debt issuance cost in other assets.

The Company’s gross outstanding loan balance of the January 2010 Notes totaled $17,797 as of December 31, 2007.  As of December 31, 2007, un-amortized discounts for conversion feature, warrants, and cash discount totaled $10,471, and other asset debt issuance costs totaled $967.  Interest expense for the amortization of debt issuance cost and discount on note was $2,117 for the year ended December, 2007.  As of December 31, 2007, the effective interest rate of the January 2010 Notes was 65%.

The following is a repayment schedule of the January 2010 based on maturity date of the notes:

January 2010 Notes
Repayment Schedule	Minimum
December 31,	Payments

2008	$2,966
2009	5,932
2010	8,899

Total	$17,797

Factoring Agreement

The Company entered into a Factoring, Loan, and Security Agreement (the “Agreement”) with a financing company on April 21, 2005, which allows for borrowings of up to $1,500.  The Agreement expires on April 21, 2006, and automatically renews annually thereafter. All borrowings are secured by outstanding receivables specifically assigned to the financing company.  Assigned receivables are considered “Approved” or “Non-Approved” by the financing company.  In January 2007, the Company entered into a second amendment to the Agreement to provide for increased borrowings against non-approved receivables assigned of 80%.  Borrowings made against non-approved receivables assigned are limited to $1,000 and total borrowings made on approved and non-approved receivables assigned are limited to $5,000.  Further, the amendment provides for interest charges of 0.5% plus prime rate of interest less 2%.  The agreement will continue until February 1, 2008 and will renew annually thereafter.  In February 2007, the Company entered into an agreement to deposit cash of $2,083 with a rate of prime rate of interest less 2% with the financing company.  The agreement is effective until July 27, 2007 and the cash deposit will be used to pay down principal amount of the July 2007 Notes.  Additionally, the financing company reserves the right to offset outstanding advances against the cash deposit.  In July 2007, the Company entered into a third amendment to exclude intellectual property transferred to LMC as collateral and to release security interest in receivables previously assigned in consideration of full

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

repayment of the outstanding advances.  The Company paid $628 and the financing company applied the $2,083 cash deposit held against the outstanding advance of $2,711 on July 23, 2007.  Additionally, the financing company reduced the borrowings against non-approved receivables assigned to 50% of the receivable value.

Payments on assigned receivables are received directly by the financing company, and applied to outstanding advances.  All outstanding advances and uncollected assigned receivables are subject to fees and interest charges ranging from 0.55% to 1.5% plus prime rate as published by the Wall Street Journal, with a minimum annual fee of $30. All receivables assigned and advances made are subject to return and recall by the financing company, respectively.  As such, the advances have been classified as short-term secured borrowings in accordance with SFAS No. 140 “Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities.”

For the year ended December 31, 2007, the Company borrowed $11,943 and repaid $12,604 under the Agreement.  The total outstanding advance made under the agreement is $1,008 and $1,669 as of December 31, 2007 and December 31, 2006, respectively, which is presented as short-term debt.   The weighted average rate of interest for borrowings made under the Agreement was 8.95% for the year ended December 31, 2007.  As of December 31, 2007, the Company’s availability for future borrowing under the agreement is $3,992 which is contingent on approval of eligible receivables by the financing company.

Kookmin Note

On February 4, 2003, the Company’s Korean subsidiary received 6,500,000 in South Korean Won, or approximately $5,488, under a loan from Kookmin Bank of South Korea.  The loan bears interest at an annual rate of 7.1%.  In the event of delayed repayment, the interest increases to a maximum of 21%, depending on the length of time the repayment is delayed.  As of December 31, 2007, the interest rate was increased to 9.2% from delayed interest payments made.  This loan is collateralized by the plant facilities and certain equipment in South Korea.  During the first eighteen months from the origination date, interest was payable on a monthly basis.  In October 2003, the Company paid $873 of principal at the request of Kookmin Bank due to the sale of machines that had been part of the collateral on the loan.  Subsequent to October 31, 2003, Kookmin Bank requested that the Company pay an additional $866 of principal by February 2004 due to the Company’s current credit rating.  The Company made two payments on the requested additional loan pay down in November and December 2003 of $320 and $205, respectively.  The remaining payment of $341 was subsequently made in February 2004.  Beginning in September 2004, the Company is required to make equal monthly installments of principal and interest to repay the remaining balance through February 2008.  Principal payments made to Kookmin Bank totaled $1,350 and $994 for the year ended December 31, 2007 and 2006, respectively, which includes $5 and $207 of foreign exchange translation loss for the year ended December 31, 2007 and 2006, respectively.  The outstanding loan balance totaled $451 and $1,796, of which $451 and $225 is included in current portion of long-term debt, as of December 31, 2007 and 2006, respectively. Subsequent to December 31, 2007 and as of the filing of this report, the Company repaid $242 of principal and accrued interest due under the Kookmin Note and has approximately $209 of principal and accrued interest outstanding.

The notes payable from Kookmin Loan as of December 31, 2007 and 2006 and the activity for the year ended December 31, 2005 is shown in the following table:

	December 31,			December 31,
	2006	Borrowings	Repayments	2007

Kookmin Loan 9.2%, principal $5,488	$1,796	$—	$(1,345)	$451

Kookmin Repayment Schedule	Minimum
December 31,	Payments

2008	$451
Total	$451

Debt of Majority Owned Subsidiary

On July 24, 2007, the Company completed an $11,500 financing transaction (the “Transaction”) that provided funding to repay convertible notes previously issued by us that were scheduled to become due in July and August 2007.  In the Transaction, the Company transferred substantially all of the assets of the Company’s Liquidmetal Coatings division to a newly formed, newly capitalized subsidiary named Liquidmetal Coatings, LLC, a Delaware limited liability company (“LMC”), and LMC assumed substantially all of the liabilities of the division.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

LMC was capitalized through a $6,500 subordinated debt and equity investment by C3 Capital Partners and a $5,000 senior credit facility with Bank Midwest, N.A.  This debt and equity resulted in cash proceeds of $11,102 after related debt issuance costs of $398, which proceeds LMC used to purchase all of the assets and liabilities from the Company.  The Company incurred an additional $459 in issuance costs directly related to the debt issuance.  As a result, $857 was recorded as deferred debt issuance costs to be amortized over the life of the debt.  Interest expense for the amortization of debt issuance cost was $83 for the year ended December 31, 2007.

The Company retains a 69.25% ownership interest in LMC, C3  Capital Partners (“C3”) holds a 19% ownership interest, Larry Buffington, the Company’s President and CEO, (who also serves as the President and CEO of LMC) holds a 10% ownership interest, and CRESO Capital Partners (the Company’s financial advisor in the Transaction) holds a 1.75% ownership interest.  The equity interests acquired by C3 and issued to CRESO were not considered a discount to debt, as the unconsolidated net assets of LMC were deemed to have an initial value of $0 upon closing of the Transaction for financial accounting purposes.  Further, LMC is fully responsible for the repayment of debt obligations.

Midwest Debt

In connection with the Transaction, LMC entered into a Loan Agreement, dated July 24, 2007 (the “Loan Agreement”), with Bank Midwest, N.A. (“Midwest”).  The Loan Agreement provides for total loan availability of $5,500, consisting of a $4,000 term loan with an annual interest rate of 8.48% and a revolving loan of up to $1,500 with a variable interest equal to prime rate as published in the Wall Street Journal. Interest payments are due monthly.  The term loan has a maturity date of July 20, 2011.  The revolving loan allows for borrowings up to $1,500 and has a maturity date of July 20, 2008.  Borrowing availability under the revolving loan is based in a percentage of LMC’s eligible receivables and eligible inventory, and the initial advance under the revolving loan was $1,000 on July 24, 2007.  LMC’s obligations under the Loan Agreement are secured by a blanket security interest in all of LMC’s assets and the Company’s equity interest in LMC, and pursuant to an intercreditor agreement between the C3 and Midwest. Midwest’s security interest in the assets is senior to C3’s security interest in the same assets.

LMC is required to make monthly principal payments under the term loan of: $63 during months 1 through 12, $83 during months 13 through 36, and $104 during months 37 through 48.  All remaining principal is due and payable on July 20, 2011.  If the term loan is prepaid within the first twenty-four (24) months after July 24, 2007, LMC will pay a prepayment penalty of 1% of the outstanding principal balance, together with accrued interest.  After the twenty-four month period has lapsed, LMC will have the right to prepay the term loan without penalty.

As of December 31, 2007, the gross outstanding loan balance under the term loan and revolving loan totaled $3,688 and $1,130, respectively, which are presented as long term debt and short term debt on the Company’s consolidated balance sheet, respectively.  Interest expense incurred under the term loan and revolving loan totaled $143 and $37, respectively, for the year ended December 31, 2007.

Midwest Debt term loan
Repayment Schedule	Minimum
December 31,	Payments

2008	$855
2009	1,000
2010	1,104
2011	729
Total	$451

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

Additionally, LMC entered into a Promissory Note, dated August 29, 2007 (the “Capital Loan”), with Midwest to provide for $49 with an annual interest of 8.25% to be used towards the purchase of a company truck.  The Capital Loan has a maturity date of September 1, 2012.  LMC is required to make monthly principal and interest payments of $1 per month.  As of December 31, 2007, the gross outstanding loan balance under the Capital Loan totaled $44, which is presented as short term debt on the Company’s consolidated balance sheet.  Interest expense incurred under the term loan and revolving loan totaled $1 for the year ended December 31, 2007.

Capital loan
Repayment Schedule	Minimum
December 31,	Payments

2008	$6
2009	9
2010	10
2011	11
2012	8
Total	$44

C3 Debt

In the Transaction, LMC also entered into a Securities Purchase Agreement, dated July 24, 2007 (the “Securities Purchase Agreement”), with C3 Capital Partners, L.P. (“C3”), C3 Capital Partners II, L.P. (“C3 II”, and with C3, the “C3 entities”), and Liquidmetal Coatings Solutions, LLC, a wholly owned subsidiary of LMC that will operate the thermal spray coatings business (“LMCS”).  Pursuant to the Securities Purchase Agreement, LMC issued to the C3 entities subordinated promissory notes in the aggregate principal amount of $6,500 (the “Subordinated Notes”). Under the Securities Purchase Agreement, the C3 entities have the right, beginning on the July 24, 2012 (or, if earlier, upon a default by LMC under the Subordinated Notes or Securities Purchase Agreement) to require LMC to purchase the C3 entities’ membership interests in LMC for a purchase price equal to their pro rata portion of the greater of (i) the appraised fair market value of LMC or (ii) six times LMC’s trailing 12-month earnings before interest taxes, depreciation, and amortization, less funded debt.

The Subordinated Notes have a maturity date of July 20, 2012 with no required principal payments before maturity other than upon specified triggering events, such as a change in control of LMC.  Interest accrues under at an annual rate of 14%, with 12% interest being payable monthly beginning September 2007 and the remaining 2% interest being payable at maturity.  In connection with the Securities Purchase Agreement and the Subordinated Notes, the Company and LMC entered into pledge agreements with the C3 entities in which the Company pledged its membership interest in LMC to secure the obligations under the notes and LMC pledged its membership interests in LMCS to secure its obligations under the notes.  LMC and LMCS also granted to C3 a blanket security interest in all of their assets to secure their obligations under the Subordinated Notes.

The gross outstanding loan balance including accrued interest payable upon maturity of the Subordinated Note totaled $6,557 as of December 31, 2007.  Interest expense incurred under the Subordinated Notes totaled $344 for year ended December 31, 2007.

C3 Notes
Repayment Schedule	Minimum
December 31,	Payments

2008	$—
2009	—
2010	—
2011	—
2012	6,557
Total	$6,557

12. Shareholders’ Equity (Deficiency)

Initial Public Offering. Pursuant to the Company’s Registration Statement (Registration No. 333-73716) on Form S-1, as amended, initially filed with the Securities and Exchange Commission on November 20, 2001 and declared effective May 21, 2002, the Company closed an initial public offering of 5,000,000 registered shares of common stock on May 28, 2002, plus an additional 229,000 shares on June 10, 2002 pursuant to an over allotment option, at a price of $15.00 per share (which sale is referred to herein as the “Offering”). The Offering generated net cash proceeds for the Company during the second quarter 2002 of approximately $70,721, net of underwriting commissions of $5,490 and other transaction fees of approximately $2,224.

Stock Split. On June 29, 2001 the Company declared a ten-for-one stock split to its common shareholders of record on June 29, 2001. This stock split was effected in the form of a stock dividend. On April 4, 2002, the Company declared a one-for-3.1 reverse stock split to its common shareholders of record on April 4, 2002. The consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the effects of the split and reverse split.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

Reincorporation.  On May 21, 2003, the Company completed a reincorporation by transitioning from a California corporation to a Delaware corporation. The reincorporation was effected though the merger of the former California entity into its newly created wholly owned Delaware subsidiary. In connection with the reincorporation, the number of authorized common shares was reduced from 200,000,000 to 100,000,000. Additionally, the par value of the common stock was changed from no par value common stock to common stock with a par value of $0.001 per share. For purposes of these notes, the term “Company” refers to the former California entity with respect to periods prior to May 21, 2003.

Preferred Stock. As of December 31, 2001, the Company received net proceeds of $5,577 from the sale of the preferred stock at a per share price of $12.40, as adjusted for the revised stock split. Upon the completion of the Offering, each share of preferred stock was converted automatically into one share of Class A common stock pursuant to the terms of the preferred stock issued.

Warrants

As of December 31, 2007, outstanding warrants to acquire shares of the Company’s common stock are as follows:

Number of Shares	Exercise Price	Expiration Date

1,039,255	$1.72	June 13, 2010
125,000	1.55	March 17, 2009
3,353,486	1.72	August 2, 2010
452,859	1.72	May 17, 2011
860,521	2.07	May 17, 2011
7,477,971	1.55	January 3, 2012
1,109,091	1.55	December 28, 2012
14,418,183

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the Company is required to report a value of the warrant as a fair value and record the fluctuation to the fair value of the warrant liability to current operations.  The change in the fair value of the warrants resulted in gains of $4,923, $279, and $3,985 for the years ended December 31, 2007, 2006, and 2005.  The fair value of warrants outstanding at December 31, 2007 of $2,583 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 1.21 to 4.99 years; (2) volatility of 63%, (3) risk free interest of 3.07% to 3.45%, and dividend rate of 0%.  The fair value of the warrants outstanding at December 31, 2006 of $2,662 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 2.21to 4.38 years; (2) volatility of 55%; (3) risk free interest of 4.70% to 4.82% and dividend rate of 0%.

13. Stock Compensation Plan

Under the Company’s 1996 Stock Option Plan (“1996 Company Plan”) the Company could grant to employees, directors or consultants options to purchase up to 12,903,226 shares of common stock as adjusted for the reverse stock split. The stock options are exercisable over a period determined by the Board of Directors or the Compensation Committee, but no longer than 10 years.

On April 4, 2002, our shareholders and board of directors adopted the 2002 Equity Incentive Plan (“2002 Equity Plan”). The 2002 Equity Plan provides for the grant of stock options to officers, employees, consultants and directors of the Company and its subsidiaries. In addition, the plan permits the granting of stock appreciation rights with, or independently of, options, as well as stock bonuses and rights to purchase restricted stock. A total of 10,000,000 shares of our common stock may be granted under the 2002 Equity Plan.  As of December 31, 2007, there are 2,350,955 options outstanding under the 2002 Equity Plan.

In 2006, certain of our current and former non-employee directors and our former Chief Executive Officer were given the opportunity to receive 138,397 shares of stock at prices ranging from $0.88 to $1.50 per share under the 2002 Equity Plan in lieu of past-due director and consulting fees that were due to them for fiscal year 2006 and 2005.

Prior to the approval of the 2002 Equity Plan, options were primarily granted under the Company’s 1996 Stock Option Plan (“1996 Company Plan”). On April 4, 2002, our board of directors terminated the 1996 Company Plan. The termination will not affect any outstanding options under the 1996 Company Plan and all such options will continue to remain outstanding and be governed by the Plan. No additional options may be granted under the 1996 Company Plan. As of December 31, 2007, there were 3,224,683 options outstanding under the 1996 Company Plan.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

On April 4, 2002, our shareholders and board of directors adopted the 2002 Non-employee Director Stock Option Plan (“2002 Director Plan”). Only non-employee directors are eligible for grants under the 2002 Director Plan. A total of 1,000,000 shares of the Company’s Common Stock may be granted under the 2002 Director Plan. There are 400,000 options outstanding under the 2002 Director Plan as of December 31, 2007.

Additionally, the Company has 2,221,508 options outstanding at December 31, 2007 which were granted outside the 1996 Company Plan, 2002 Equity Plan and 2002 Director Plan.

The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25 for options when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant.  As permitted, the Company had previously elected to adopt provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation for options granted to non-employees who perform services for the Company and the disclosure-only provisions of options granted to employees.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which replaces SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS 123”) and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123R, the Company is required to measure the cost of employee services received in exchange for stock options and similar awards based on the grant-date fair value of the award and recognize this cost in the income statement over the period during which an employee is required to provide service in exchange for the award. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition.  The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method and recorded $643 and $1,075 for the year ended December 31, 2007 and 2006, respectively, of non-cash charges for stock compensation related to amortization of the fair value of restricted stock and unvested stock options representing a $643, or $0.01 per share, increase from the stock compensation that would have been recorded under APB 25 and SFAS 123. Under this method, the Company will recognize compensation cost, on a prospective basis, for the portion of outstanding awards for which the requisite service has not yet been rendered as of January 1, 2006 and any new grants, based upon the grant-date fair value of those awards calculated under SFAS 123 for pro forma disclosure purposes.  Accordingly, we have not restated prior period amounts.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the  assumptions noted in the following table.  Expected volatilities are based on historical volatility expected over the expected life of the options.  The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is represents the period of time that options granted are expected to be outstanding.  Actual forfeitures were used for years ended December 31, 2007, 2006, and 2005.  The risk free rate for period within the expected life of the options is based on U.S. Treasury rates in effect at the time of grant.

	December 31,
	2007	2006	2005

Expected volatility	58% - 100%	100%	100%
Expected dividends	—	—	—
Expected term (in years)	5 - 6	5	5
Risk-free rate	3.84% - 4.68%	4.3% - 4.82%	3.6% - 4.3%

Stock-based compensation expense was recognized as follows for the year ended December 31, 2007:

	In accordance with
	APB Opinion	SFAS
	No. 25	No. 123R	Total

General and administrative	$—	$643	$643
Research and development	—	—	—
Total	$—	$643	$643

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

Stock-based compensation expense was recognized as follows for the year ended December 31, 2006:

	In accordance with
	APB Opinion	SFAS
	No. 25	No. 123R	Total

General and administrative	$—	$1,075	$1,075
Research and development	—	—	—
Total	$—	$1,075	$1,075

Stock-based compensation expense was recognized as follows for the year ended December 31, 2005:

	In accordance with
	APB Opinion	SFAS
	No. 25	No. 123	Total

General and administrative	$—	$41	$41
Research and development	—	—	—
Total	$—	$41	$41

The following table summarizes the Company’s stock option transactions for the three years ended December 31, 2007:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in thousands)
Options outstanding at December 31, 2004	7,375,509	4.72
Granted	1,048,165	2.18
Exercised	—	—
Forfeited	(429,919)	3.43
Options outstanding at December 31, 2005	7,993,755	4.45
Granted	992,500	1.42
Exercised	—	—
Forfeited	(1,193,664)	2.56
Options outstanding at December 31, 2006	7,792,591	4.35
Granted	1,334,565	0.08
Exercised	—	—
Forfeited	(930,010)	2.00
Options outstanding at December 31, 2007	8,197,146	$4.04	4.8
Options vested or expected to vest at December 31, 2007	8,061,154	$5.01	4.9	$—
Options exercisable at December 31, 2007	6,263,146	$4.93	3.2	$—

The weighted average fair value of options granted during the years ended December 31, 2007, 2006, and 2005 was $0.81, $1.10, and $1.74, respectively.  There were 6,263,146 options with a weighted average exercise price of $4.93 exercisable at December 31, 2007, there were 6,352,670 options with a weighted average exercise price of $4.88 exercisable at December 31, 2006, and 6,451,364 options with a weighted average exercise price of $4.87.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

Included in the above tables are certain options granted where their exercise prices were below the fair market value of the common stock at the grant date (measurement date).  Such options totaled 734,927 with a weighted average fair value of $7.56 were outstanding at December 31, 2007 and 2006.

The following table summarizes the Company’s stock options outstanding and exercisable by ranges of option prices as of December 31, 2007:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Numbers of options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price

$0.00 - $1.55	2,120,040	8.10	$0.97	532,540	$1.19
1.56 - 3.10	1,530,356	4.40	2.42	1,207,856	2.48
3.11 - 4.65	1,694,163	3.10	4.62	1,672,163	4.63
4.66 - 6.20	2,580,646	3.40	6.20	2,580,646	6.20
6.21 - 7.75	—	—	—	—	—
7.76 - 9.30	—	—	—	—	—
9.31 - 10.85	10,000	5.00	9.81	8,000	9.81
10.86 - 12.40	190,326	3.60	12.40	190,003	12.40
12.41 - 13.95	—	0.00	0.00	—	0.00
13.96 - 15.50	71,938	4.40	15.00	71,938	15.00
Total	8,197,469			6,263,146

14. Discontinued Operations

Liquidmetal Golf

On April 30, 2002, management terminated the operations of the retail golf segment by means of liquidating substantially all of the retail golf assets and liabilities. The disposition of the retail golf operations represents the disposal of a business segment. Accordingly, the accompanying consolidated financial statements reflect the retail golf segment as a discontinued operation for all periods presented.

There were no assets associated with discontinued retail golf operations at December 31, 2004 and 2005, and there were no gain or loss resulted from the discontinued operations for the years ended December 31, 2007, 2006, and 2005.

Stock Compensation Plan. Historically, Liquidmetal Golf granted its own options to employees, directors and consultants under a stock option plan (“1997 Golf Plan”) approved by Liquidmetal Golf’s Board of Directors pursuant to which Liquidmetal Golf could have granted stock options exercisable over a period determined by the Board of Directors to purchase up to 500,000 shares of common stock of Liquidmetal Golf. In connection with the Company’s plan to discontinue the retail golf operations, the Company does not intend to issue additional options under the 1997 Golf Plan.

Liquidmetal Golf previously applied Accounting Principles Board (“APB”) Opinion No. 25 for options when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant.  As permitted, the Company had previously elected to adopt provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation for options granted to non-employees who perform services for the Company and the disclosure-only provisions of options granted to employees. There was no compensation expense recorded during the years ended December 31, 2007, 2006, and 2005.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which replaces SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS 123”) and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123R, the Company is required

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

to measure the cost of employee services received in exchange for stock options and similar awards based on the grant-date fair value of the award and recognize this cost in the income statement over the period during which an employee is required to provide service in exchange for the award. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method for outstanding option.  Under this method, the Company would recognize compensation cost, on a prospective basis, for the portion of outstanding awards for which the requisite service has not yet been rendered as of January 1, 2006 and any new grants, based upon the grant-date fair value of those awards calculated under SFAS 123 for pro forma disclosure purposes. Accordingly, we have not restated prior period amounts.  There were no charges for stock compensation related to amortization of the fair value of restricted stock as the outstanding options were fully vested as of December 31, 2005 and no new grants were made during the years ended December 31, 2007 and  2006.

The following table summarizes Liquidmetal Golf’s stock option transactions for the three years ended December 31, 2007:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
(in thousands)
Options outstanding at December 31, 2004	88,700	8.80
Granted	—	—
Exercised	—	—
Forfeited	(10,500)	13.71
Options outstanding at December 31, 2005	78,200	8.14
Granted	—	—
Exercised	—	—
Forfeited	(78,200)	8.14
Options outstanding at December 31, 2006	—	—
Granted	—	—
Exercised	—	—
Forfeited	—	—
Options outstanding at December 31, 2007	—	$—	—	$—
Options vested or expected to vest at December 31, 2007	—	$—	—	$—
Options exercisable at December 31, 2007	—	$—	—	$—

There were no options exercisable at December 31, 2007 and 2006.  There were 78,200 options with a weighted average exercise price of $8.14 exercisable at December 31, 2005.

Included in the above tables are certain options granted where their exercise prices were below the fair market value of the common stock at the grant date. Such options totaled 10,000 with weighted average fair values of $5.74, were outstanding at December 31, 2005.

15. Income Taxes

Significant components of deferred tax assets are as follows:

	Years Ended December 31,
	2007	2006

Loss carry forwards	$36,577	$40,862
Other	2,227	2,272
Total deferred tax asset	38,804	43,134
Valuation allowance	(38,804)	(43,134)
Total deferred tax asset, net	$—	$—

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2007, 2006, and 2005

(in thousands, except share data)

The following table accounts for the differences between the expected federal tax benefit (based on the statutory U.S. federal income tax rate of 34%) and the actual tax provision:

	Years Ended December 31,
	2007	2006	2005
			(Restated)

Expected federal tax benefit	(34)%	(34)%	(34)%
State tax expense, net of expected federal tax benefit	0%	(4)%	0.00%
Foreign loss not subject to U.S. federal income tax	33%	7%	42%
Net operating loss utilized or expired	88%	—	—
Other	0%	(38)%	0%
Increase (decrease) in valuation allowance	(87)%	70%	(8)%
Total tax provision	0.00%	0.00%	0.00%

As of December 31, 2007, the Company had approximately $99 of net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes expiring in 2008 through 2028. In addition, the Company has California state NOL carryforwards of approximately $52 expiring in 2008 through 2018. The Company and Liquidmetal Golf filed on a separate company basis for federal income tax purposes. Accordingly, the federal NOL carryforwards of one legal entity are not available to offset federal taxable income of the other. As of December 31, 2007, Liquidmetal Technologies, Inc. had approximately $61 in federal NOL carryforwards, expiring in 2008 through 2028 and Liquidmetal Golf, Inc. had approximately $38 in federal NOL carryforwards, expiring in 2013 through 2028.

As of December 31, 2007, the Company had approximately $171 of Research & Development (“R&D”) credit carryforwards for U.S. federal income tax purposes expiring in 2022 through 2028.  In addition, the Company has California R&D credit carryforwards of approximately $241, which do not expire under current California law.

Section 382 of the Internal Revenue Code (“IRC”) imposes limitations on the use of NOL’s and credits following changes in ownership as defined in the IRC. The limitation could reduce the amount of benefits that would be available to offset future taxable income each year, starting with the year of an ownership change. The Company has not completed the complex analysis required by the IRC to determine if an ownership change has occurred.

The ability to realize the tax benefits associated with deferred tax assets, which includes benefits related to NOL’s, is principally dependent upon the Company’s ability to generate future taxable income from operations.  The Company has provided a full valuation allowance for its net deferred tax assets due to the Company’s net operating losses.

The Company adopted the provisions of FIN 48 on January 1, 2007. At the adoption date and as of December 31, 2007, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense which were $0 for the year ended December 31, 2007.

Tax years 2004 through 2007 and 1997 through 2007 are subject to examination by the federal and state taxing authorities, respectively. There are no income tax examinations currently in process.

16. Segment Reporting and Geographic Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires companies to provide certain information about their operating segments.  In April 2002, the Company began classifying operations into two reportable segments: Liquidmetal alloy industrial coatings and bulk Liquidmetal alloys.  The Liquidmetal alloy industrial coatings are used primarily as a protective coating for industrial machinery and equipment, such as drill pipe used by the oil drilling industry and boiler tubes used by coal burning power plants.  Bulk Liquidmetal alloys include market opportunities to manufacture and sell

LUQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006, and 2005
(in thousands, except share data)

casing components for electronic devices, medical devices, sporting goods, tooling, prototype sampling, defense applications and metal processing equipment. The expenses incurred by the bulk Liquidmetal alloy segment are manufacturing, research and development costs, and selling expenses associated with identifying and developing market opportunities. Bulk Liquidmetal alloy products can be distinguished from Liquidmetal alloy coatings in that the bulk Liquidmetal alloy can have significant thickness, up to approximately one inch, which allows for their use in a wider variety of applications other than a thin protective coating applied to machinery and equipment. Revenue and expenses associated with research and development services are included in the bulk Liquidmetal alloy segment. The accounting policies of the reportable segments are the same as those described in Note 3 above.

Summarized financial information concerning the Company’s reportable segments is shown in the following tables:

	Coatings	Bulk Alloy	Segment Totals

Year ended December 31, 2007
Revenue to external customers	$14,393	$14,629	$29,022
Gross profit (loss)	5,638	(3,075)	2,563
Total segment income (loss)	3,337	(4,386)	(1,049)
Total identifiable assets at end of period	14,557	7,956	22,513

Year ended December 31, 2006:
Revenue to external customers	$9,419	$18,250	$27,669
Gross profit (loss)	3,879	1,372	5,251
Total segment income (loss)	3,075	(1,815)	1,260
Total identifiable assets at end of period	—	20,286	20,286

Year ended December 31, 2005:
Revenue to external customers	$5,894	$10,471	$16,365
Gross profit (loss)	2,505	(1,269)	1,236
Total segment income (loss)	1,746	(7,747)	(6,001)
Total identifiable assets at end of period	1,199	16,474	17,673

Reconciling information for the statements of operations between reportable segments and the Company’s consolidated totals is shown in the following table:

	Years ended December 31,
	2007	2006	2005
			(Restated)

Total segment income (loss) before interest expense and discontinued operations	$(1,049)	$1,260	$(6,001)
General and administrative expenses, excluded	(6,206)	(6,349)	(6,904)
Consolidated loss before interest, other income, income taxes, and discontinued operations	(7,255)	(5,089)	(12,905)
Loss from extinguishment of debt	(648)	—	(1,247)
Change in value of warrants, gain	4,923	279	3,985
Change in value of conversion feature, (loss) gain	6,965	(226)	9,118
Interest expense	(9,364)	(9,509)	(6,021)
Interest income	123	23	17
Minority interests	(384)
Consolidated net loss	$(5,640)	$(14,522)	$(7,053)

LUQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006, and 2005
(in thousands, except share data)

Included in bulk alloy segment income is $226 of other income from gain on disposal of assets in connection with the equipment purchase agreement and transfer agreement of the Weihei operations to Grace Metal (see Note 20). Included in bulk alloy segment net income for the year ended December 31, 2006 is $572, of other income recognized from $480 gain on termination of a distribution agreement in March 2006 (see Note 18) and $92 gain on disposal of idle equipment in June 2006 (See Note 7).

Excluded general and administrative expenses are attributable to the Company’s corporate headquarters. These expenses primarily include corporate salaries, consulting, professional fees and facility costs. Research and development expenses are included in the operating costs of the segment that performed the research and development.

Reconciling information for the balance sheets between reportable segments and the Company’s consolidated totals is shown in the following table:

	2007	2006

Total segment assets	$19,339	$20,286
Cash and cash equivalents	1,055	118
Prepaid expenses and other current assets	785	375
Other property, plant and equipment	123	266
Intangibles, net	1,120	1,170
Other assets	91	29
Total consolidated assets	$22,513	$22,244

Assets excluded from segments include assets attributable to the Company’s corporate headquarters. The largest asset represents the Company’s intangible assets, consisting primarily of the Company’s patents and trademarks.

Certain customers accounted for more than 10% of revenues from continuing operations as follows:

	2007	2006	2005

Samsung	2%	5%	10%
Flextronics Manufacturing, LTD	6%	13%	8%
Grant Prideco	10%	5%	2%
Liquidmetal Korea (Grace Metal)	12%	0%	0%

Revenues from sales to companies in the United States were $15,003, $12,142, and $8,536 during the years ended December 31, 2007, 2006, and 2005, respectively. The revenue related to the United States of America was earned under defense-related research and development contracts, sales of coatings products, and sales of Liquidmetal bulk alloy products.

During the year ended December 31, 2007, 2006, and 2005 the Company had revenue on sales to companies outside of the United States of $14,019, $15,527, and $7,829, respectively, of which $7,850, $3,211, and $5,047 represented sales to companies located in South Korea, respectively.

Long-lived assets include net property, plant, and equipment and net intangible assets. The Company had long-lived assets of $1,613, and $1,439 located in the United States at December 31, 2007 and 2006, respectively. The Company had long-lived assets of $8,935 and $11,799 located in South Korea at December 31, 2007 and 2006, respectively. Further, the Company has long lived assets located in China of $0 and $221 at December 31, 2007 and 2006, respectively, as a result of a post-processing plant opened August 2004 (see Note 1).

LUQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006, and 2005
(in thousands, except share data)

17. Income (Loss) Per Common Share

Basic EPS is computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted EPS reflects the potential dilution of securities that could share in the earnings. A reconciliation of the number of common shares used in calculation of basic and diluted EPS is presented below:

	For the Years Ended December 31,
	2007	2006	2005

Weighted average basic shares	44,730,091	43,809,339	41,833,058
Effect of dilutive securities:
Stock options	—	—	—
Conversion of notes payable	—	—	—
Weighted average diluted shares	44,730,091	43,809,339	41,833,058

Options to purchase 8,197,146 shares of common stock at prices ranging from $0.75 to $15.00 per share were outstanding at December 31, 2007, but were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive. Options to purchase 7,792,591 shares of common stock at prices ranging from $0.77 to $15.00 per share were outstanding at December 31, 2006, but were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive. Options to purchase approximately 7,993,755 shares of common stock at prices ranging from $0.88 to $15.00 per share were outstanding at December 31, 2005, but were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive.

Warrants to purchase 14,418,183 shares of common stock between $1.55 and $2.07 per share outstanding at December 31, 2007 were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive. Warrants to purchase 4,875,778 shares of common stock between $2.00 and $2.58 per share outstanding at December 31, 2006 were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive. Warrants to purchase 4,986,028 shares of common stock between $2.00 and $4.65 per share outstanding at December 31, 2005 were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive.

16,179,548 shares of common stock issuable upon conversion of the Company’s senior convertible notes with conversion prices of $1.10 per share outstanding at December 31, 2007 were not included in the computation of diluted EPS for the period as the inclusion would have been antidilutive. 7,021,935 and 7,308,685 shares of common stock issuable upon conversion of the Company’s senior convertible notes with conversion prices between $1.00 and $2.00 per share outstanding at December 31, 2006 and 2005, respectively, were not included in the computation of diluted EPS for the period as the inclusion would have been antidilutive.

18. Commitments and Contingencies

The Company is from time to time a party to certain legal proceedings arising in the ordinary course of business. Although outcomes cannot be predicted with certainty, the Company does not believe that any legal proceeding to which it is a party will have a material adverse effect on the Company’s financial position, results of operations, and cash flows.

LUQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006, and 2005
(in thousands, except share data)

In August 2006, the United States Department of Justice (“DOJ”) instituted a grand jury proceeding in the Middle District of Florida to investigate, among other things, alleged accounting improprieties in relation to certain of our business transactions and a personal stock transaction by our former chief executive officer. The grand jury proceeding is based primarily upon the same underlying facts and circumstances as alleged in the federal class action and shareholder derivative actions. To date, subpoenas for the production of documents and/or grand jury testimony have been issued to our company and several present and former officers and directors. We are cooperating with the DOJ in its investigation.

In March 1996, the Company entered into a distribution agreement whereby it granted to a third party exclusive rights to market and sell golf products incorporating Liquidmetal Technology to certain Japanese sporting equipment companies. The third party paid the Company a $1,000 distribution fee as part of this agreement, of which a portion was refundable according to a formula based on the gross profit earned by the third party. The remaining unearned distribution fee of $830 had not been refunded. On March 28, 2003, the distribution agreement was terminated and the Company entered into a new agreement to pay to the same third party a commission on the net sales price of all Liquidmetal golf equipment that is shipped by the Company or its affiliates to Japanese golf companies for sale into the Japanese end-market. This commission was to be applied to golf equipment shipped by the Company or its affiliates during the period beginning on March 28, 2003 and ending on March 28, 2006. If, by March 28, 2006, the Company has not paid $350 in commission payments, the balance between commission paid and $350 were to be paid by April 30, 2006, thereby guaranteeing the third party a $350 minimum payment during the term of the agreement. As of December 31, 2007 the Company has paid $35 of commission and $315 remains as liability and is included in accounts payable and accrued liabilities. Further, the Company recognized net balance of the unearned distribution fee of $480 as other income during the year ended December 31, 2006. The Company is currently is in the process of renegotiating the distribution agreement with the same third party to settle the balance.

On June 26, 2006, the Company entered into a joint venture agreement with SAGA, SpA in Padova, Italy, (“SAGA”) a specialist precision parts manufacturer.  The joint venture is named Liquidmetal SAGA Italy, Srl (“LSI”).  The Company also entered into an exclusive manufacturing license agreement for the eyewear industry with LSI.  Under the joint venture agreement, the Company has option to buy ownership interest in LSI, initially, of 19.9% to up to 50%.  In December 2006, the Company exercised the 19.9% interest in LSI and will have two years to purchase the additional interest at a nominal price. In January 2007 and June 2007, the Company contributed additional $217 and $86, respectively, into LSI as additional investment.  The contribution did not change the Company’s 19.9% interest in LSI. Under the licensing agreement, at any time following 18 months after the effective date of the agreement, LSI may exercise its option to sell to the Company certain business assets including manufacturing equipment acquired under the joint venture. During year ended December 31, 2007 and 2006, the Company recognized revenues of $103 and $702, respectively, of Liquidmetal alloys sold to SAGA for use in the joint venture.

LUQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006, and 2005
(in thousands, except share data)

Operating Leases

The Company leases its offices and warehouse facilities under various lease agreements, certain of which are subject to escalations based upon increases in specified operating expenses or increases in the Consumer Price Index. Future minimum lease payments under non-cancelable operating leases during subsequent years are as follows:

Minimum
December 31,	Payments

2008	$269
2009	247
2010	230
2011	215
2012	87
Total	$1,048

Rent expense was $464, $449, and $508 for the years ended December 31, 2007, 2006, and 2005, respectively.

19.     401(k) Savings Plan

The Company has a tax-qualified employee savings and retirement plan, or 401(k) plan, which covers all of its United States-based employees. Our Korean employees are covered under a government sponsored pension program and do not participate in the U.S. based 401(k) program.

Under the U.S. based 401 (k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by up to 15% of their taxable compensation or of the statutorily prescribed annual limit, whichever is lower, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits the Company, in its sole discretion, to make additional employer contributions to the 401(k) plan. However, the Company did not make employer contributions to the 401(k) plan during any of the periods presented in the accompanying consolidated financial statements.

20. Related Party Transactions

In June 2003, the Company entered into an exclusive, ten-year license agreement with LLPG, Inc. (“LLPG”), a corporation headed by, Jack Chitayat, a former director of the Company.  Under the terms of the agreement, LLPG has the right to commercialize Liquidmetal alloys, particularly precious-metal based compositions, in jewelry and high-end luxury product markets.  The Company, in turn, will receive royalty payments over the life of the contract on all Liquidmetal products produced and sold by LLPG.  In conjunction with its technology licensing contract, LLPG purchased two proprietary Liquidmetal alloy melting machines and three proprietary Liquidmetal alloy casting machines for a total purchase price of $2,000.  The Company recognized $125 of revenues as minimum royalty fees under the license agreement during the year ended December 31, 2006.

In December 2006, the Company entered into an amended the license agreement with LLPG, which extends the license agreement to fifteen years at reduced royalty rates.  Additionally, the amended license agreement includes a $400 termination fee. The Company recognized $50 of revenue as minimum royalty fees under the licensing agreement during the year ended December 31, 2007.

As of December 31, 2007, Mr. Chitayat held interests in $ $2,500 of 8% Convertible Subordinated Notes due January 2010 and held a total of 906,819 exercisable warrants through entities related to Mr. Chitayat.

The Company has a license agreement with California Institute of Technology (“Caltech”) under which we exclusively license from Caltech certain inventions and technology relating to amorphous alloys.  Professor William Johnson, a member of the Company’s board of directors, is a professor at Caltech, and substantially all of the amorphous alloy technology licensed to us under the Caltech license agreement was developed in Professor Johnson’s Caltech laboratory.   Additionally, the Company reimburses Caltech for laboratory expenses incurred by Professor Johnson’s Caltech laboratory, which during the years ended December 31, 2007, 2006 and 2005, amounted to $60, $50 and $20, respectively.

LUQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006, and 2005
(in thousands, except share data)

Additionally, the Company is a party to a consulting agreement with Mr. Johnson. Under this agreement, Mr. Johnson provides consulting services on an as-needed basis through 2004 as it relates to marketing and development Liquidmetal alloy. During 2005, the agreement continued on a month to month basis. In April 2006, the Company entered into an agreement with Mr. Johnson effective from January 1, 2006 through December 31, 2006. During the years ended December 31, 2007, 2006 and 2005, the Company incurred $60, $60 and $15 in consulting fees from Mr. Johnson, respectively.

The Company is a party to a consulting agreement with Chitnis Consulting, Inc., which is owned 100% by Shekhar Chitnis, a former director and executive officer of the Company. Under this agreement, the Company engaged Chitnis Consulting to provide consulting services on an as-needed basis through December 31, 2005. On January 1, 2006, the term of the agreement was extended to December 31, 2006 and on January 1, 2007, the term of the agreement was once again extended to December 31, 2007. During the years ended December 31, 2007, 2006 and 2005, the Company incurred $0, $0 and $53 in consulting fees from Chitnis Consulting, respectively.

Soo Buchanan, the sister of John Kang, was employed by the Company and was paid aggregate compensation of approximately $0, $0 and $104 as of December 31, 2007, 2006 and 2005, respectively.  Effective, July 31, 2005, Ms. Buchanan was terminated as an employee and began providing services to the Company as a consultant. During 2007, 2006 and 2005, the Company incurred $94, $116 and $24, respectively, for her services as a consultant. Additionally, Otis Buchanan, the husband of Ms. Buchanan, was employed by the Company and was paid aggregate compensation of approximately $110, $110 and $103 as of December 31, 2007, 2006 and 2005, respectively.

In November 2004, the Company entered into an agreement with John Kang, our Chairman of the Board, in which Mr. Kang agreed that certain stock transactions by him in 2002 involving the Company’s common stock should have resulted in a liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”). These transactions include Mr. Kang’s private sale of 285,715 shares of his personal Liquidmetal Technologies common stock to Growell Metal Co., Ltd. in February 2002, prior to our initial public offering. They also include Mr. Kang’s subsequent indirect purchase and disposition of Liquidmetal Technologies common stock in order to satisfy a personal agreement Mr. Kang made to Growell Metal in February 2002 regarding the guaranteed minimum value of the stock purchased by Growell Metal in February 2002 (the purchases and dispositions incident to this agreement occurred in August and November 2002, respectively). Lastly, the transactions include open-market purchases of an aggregate of 89,300 shares of the Company’s common stock made by Mr. Kang in August 2002.

The Audit Committee of our Board of Directors conducted an independent inquiry into the above-described transactions with the aid of independent legal counsel and, as a result of such inquiry, the Audit Committee concluded that the transactions should have resulted in a liability to the Company under Section 16(b) in the amount of $302. Mr. Kang has acknowledged this liability, and in an agreement negotiated between Mr. Kang and the Audit Committee and approved by the full Board, Mr. Kang will pay this liability through periodic installments in 2005 and 2006. As a result, the Company accrued for the $302 receivable in other assets and other income as of December 31, 2004. The above-described transactions involving Growell Metal was reported on a new Form 4 filed by Mr. Kang on November 15, 2004, and the open-market purchases were previously reported on a timely basis in August 2002. As of December 31, 2007 and 2006, the outstanding amount of the receivable was $178 and $235, respectively, which is included in other assets. Mr. Kang has paid $57 and $0 during 2007 and 2006, respectively, and is currently in negotiation with the Board of Directors on a payment plan for the remaining liability.

As of December 31, 2007 and 2006, Mr. Cho, a member of our Board of Directors, held $467 of the convertible subordinated notes and $620 of senior convertible notes, respectively and held 305,918 and 92,584 exercisable warrants as of December 31, 2007 and 2006, respectively.

During the year ended December 31, 2006, Ricardo Salas, the Company’s former Chief Executive Officer, advanced the Company $550 to cover short-term liquidity needs. The Company paid $100 to Mr. Salas using 7.75% interest rate and on December 1 2006, the remaining balance of $450 and accrued interest of $9 was converted into the unsecured subordinated notes. As of December 31, 2007 and 2006, Mr. Salas held $0 and $310 of senior convertible notes, respectively, and $259 and $559 of the unsecured subordinated notes, respectively. He also held a total of 374,691 and 154,529 of exercisable warrants as of December 31, 2007 and 2006, respectively.

On June 1, 2007, the Company entered into a transaction with Grace Metal (“GM”), under which (i) GM agreed to purchase from us various equipment (including die casting machines and vacuum induction melters) used in the Company’s bulk amorphous alloy business segment and (ii) we granted GM a 10-year exclusive license to manufacture products made from bulk Liquidmetal alloys for customers whose principal headquarters or whose major operations are located in South Korea. GM was formed by an investor group that includes the former Founder and director of the Company, James Kang, who is also the brother of John Kang, Chairman of the Board of our company. Under an equipment purchase agreement between us and GM, GM agreed to buy the purchased equipment for a total purchase price of $2,000, of which $577 were received as of December 31, 2007. The equipment purchase agreement provides that delivery of the equipment can be delayed to accommodate our continuing manufacturing needs, and it also provides that the Company will retain a security interest in the purchased equipment until full payment of the purchase price.

LUQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2007, 2006, and 2005
(in thousands, except share data)

In consideration of the license agreement with GM, the Company will be entitled to royalty of 10% of GM’s net sales of licensed products (unless GM’s margin on the products falls below specified levels, in which case a new royalty will be negotiated in good faith). The agreement provides that the Company may convert the license to a non-exclusive in the event that the net sales in the second year of the contract or thereafter are not sufficient to result in royalties of $500 or more per year. The agreement also provides that GM will be required to purchase all alloy feedstock from us, and the Company will have the right to continue to manufacture Liquidmetal alloy products for South Korean customers until all purchased equipment has been commissioned.

Additionally, effective June 1, 2007, the Company discontinued our post-processing operation in Weihai, China and transferred our manufacturing staff and equipment in Weihai to GM under an amendment to the equipment purchase agreement with GM. Further, the Company transferred certain of our manufacturing staff from our South Korean plant to GM. As a result, GM assumed $370 of accrued severance liability for the transferred employee. The equipment purchase agreement and the transfer agreement regarding our Weihai operations resulted in a total net gain of $226, which is recorded as other income.

The Company has also changed the name of its South Korean subsidiary to Liquidmetal Technologies Korea Co., Ltd, which was formerly Liquidmetal Korea Co., Ltd. GM assumed the name Liquidmetal Korea to conduct business in South Korea.

The Company purchased production supplies and outsourced production of certain bulk alloy production with GM, Lead Metal, and SDM, which are controlled by James Kang, a former director and officer of the Company and the brother of our current Chairman. The Company purchased a total of $650 and $466 for the year ended December 31, 2007 and 2006, respectively, of which $0 and $10 is included in accounts payable and accrued liabilities at December 31, 2007 and 2006, respectively. The Company recognized revenue from sales of raw materials and royalties for a total of $3,392 for the year ended December 31, 2007, of which $401 is included in accounts receivable.

Effective October 20, 2006, Mr. Kang began providing services to the Company as a consultant, which would have continued through December 31, 2009. On December 31, 2007, the terms of the consulting agreement were accelerated whereby the remaining two years of Mr. Kang’s consulting fees were settled for $435.

In December 2007, the Company entered into agreements with two holders of our convertible subordinated notes (the “January 2010 Notes”) and GM, a South Korean company formed by investor groups including our former Founder and director, James Kang, and the two holders, whereby GM would assume the liabilities due under the January 2010 Notes, including principal, interest, and fees due by our company to the two holders totaling $434 and the Company released obligations due from GM for outstanding trade accounts receivables. In connection with the assumption of the liabilities by Grace Metal, warrants to purchase 179,620 shares of our common stock held by the holders were cancelled.

21. Subsequent Event

On February 22, 2008, Liquidmetal Coatings, LLC (“LMC”) completed a transaction under which it issued and sold $2,500 in preferred membership units to two existing holders of LMC common membership units.  LMC is a majority owned subsidiary of Liquidmetal Technologies, Inc. (the “Company”), and the preferred membership units were sold to two minority members of LMC.  Immediately following the sale of the preferred membership units, the subscription proceeds (after a 1% transaction fee) were distributed to LMC’s common unit members, and as a result of such distribution, the Company received approximately $1.7 million in the distribution.  The preferred units issued by LMC have an accruing priority return of 14% per year and are redeemable by the preferred holders on the fourth anniversary of the issue date, and if LMC fails to redeem the preferred units on or before the second anniversary of the issue date, the preferred units will receive an additional distribution equal to 200 common membership units (equal to 2% of the currently outstanding common units) per quarter until the preferred units are redeemed in full.

During January and February 2008, the Company paid a total of $1,650 of principal due under its 8% unsecured subordinated notes due August 2007 along with $222 of interest accrued related to the notes.

Schedule II – Valuation and Qualifying Accounts

Schedule II - Valuation and Qualifying Accounts	Balance at Beginning of Period	Additions Charged to Expenses	Write-offs and Payments	Balance at End of Period

Allowance for doubful accounts
Year ended December 31, 2007	$82	$7	$—	$89
Year ended December 31, 2006	61	47	(26)	82
Year ended December 31, 2005	108	(6)	(41)	61

Product warranty accrual
Year ended December 31, 2007	$738	$—	$(107)	$631
Year ended December 31, 2006	634	46	58	738
Year ended December 31, 2005	519	101	14	634

Deferred tax asset valuation allowance *
Year ended December 31, 2007	$43,134	$—	$(4,330)	$38,804
Year ended December 31, 2006	32,771	10,363	—	43,134
Year ended December 31, 2005	33,477	—	(706)	32,771

*    The deferred tax asset valuation allowance represents a 100% reserve against the deferred tax asset accounts at December 31, 2007, 2006, and 2005, respectively.

Exhibit 10.34

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

CONVERTIBLE SUBORDINATED NOTE

Issuance Date: October 1, 2007	Principal: U.S. $[ ]

FOR VALUE RECEIVED, LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of [INSERT HOLDER] or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of interest as determined pursuant to Section 2, from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Subordinated Note (including all Convertible Subordinated Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Convertible Subordinated Notes issued on January 3, 2007 (the “Original Date”) pursuant to the Securities Purchase Agreement (the “Original Notes”) or issued after January 3, 2007 in satisfaction of interest and/or other amounts owing by the Company to the holders of the Original Notes (the “Interest Notes”) (the Original Notes and Interest Notes are collectively referred to as the “Notes” herein, and any Notes other than this Note are collectively referred to as the “Other Notes”). This Note is deemed to be issued pursuant to Section 2 of the Holder’s Original Note and is subject to the terms and provisions of the Securities Purchase Agreement. Certain capitalized terms are defined in Section 29.

(1)                                  MATURITY AND AMORTIZATION PAYMENTS.

(a)                                  Payment on Maturity. On January 3, 2010 (the “Maturity Date”), the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest, and following receipt of such payment, the Holder shall mark this Note as “Cancelled” and shall surrender such cancelled Note to the Company by courier, registered mail, or other traceable means. Beginning on the first day of the eighteenth (18th) calendar month following the calendar month in which the Original Date occurs, the Company may, upon thirty (30) calendar days prior written notice to Holder and at the sole election of the Company, prepay this Note in whole or in part for a cash redemption price equal to One Hundred Five Percent (105%) of the the portion of the principal amount being redeemed plus all accrued and unpaid interest on the portion of the principal amount being redeemed, provided that following such notice the Holder may convert all or any part of the portion of the Note to be redeemed so long as the Company receives a duly executed Conversion Notice pursuant to Section 3 of this Note prior to the date on which prepayment is actually made. Notwithstanding the foregoing, in the event that prior to the Maturity Date the Company completes a public or private equity or debt offering or an Asset Sale pursuant to which the Company receives aggregate cash proceeds (net of placement agent fees, underwriter’s discouns, and other similar fees or commissions, and net of transaction fees) in excess of Five Million Dollars ($5,000,000), but excluding financings for the purpose of purchasing capital assets, then any net proceeds from such transaction after payment in full of transaction expenses and the full payment of the Company’s 8% Unsecured Subordinated Notes Due 2007 shall, within five (5) Business Days of the Company’s receipt of such net proceeds, be paid to reduce the Principal and accrued but unpaid interest under this Note and the other Interest Notes (and if such net proceeds are insufficient to pay the Interest Notes in full, then such net proceeds will be paid to the holders of the Interest Notes on a pro rata basis in accordance with the then-outstanding Principal under the Interest Notes held by them). For this purpose, an “Asset Sale” means any sale of assets by the Company in a single transaction or series of related transactions, other than (i) sales of inventory or other assets in the ordinary course of the Company’s business, (ii) sale of obsolete equipment.

(b)                                 Amortization Payments. Beginning on July 31, 2008 and at the end of each month thereafter (each, an “Amortization Date”) until there is no outstanding Principal of this Note, the Company shall redeem $[             ] [1/36th of the original Principal amount of this Note] of this Note (each, an “Amortization Redemption Amount”). If the Company is unable to redeem all Principal and Interest with respect to all Amortization Redemption Amounts on this Note and the Other Notes, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes subject to payment of an Amortization Redemption Amount on such Amortization Date pursuant to this Note and the Other Notes.

(c)                                  Payment of Amortization Redemption Amount. The Company shall pay the Amortization Redemption Amount in cash in accordance with the provisions of Section 12; provided, however, that if the Conditions to Amortization Conversion (as defined

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below) are satisfied or waived in writing by the Holder and the Company provides the Amortization Conversion Notice (as defined below), then the Company shall have the right to require the Holder to convert all or any such portion of the Amortization Redemption Amount designated in the Amortization Conversion Notice into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the applicable provisions of Section 3(c)(i). The Company may exercise its right to require conversion under this Section 1(c) by delivering at least 20 Trading Days prior to such Amortization Date a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent that specifically describes the portion of the Amortization Redemption Amount for this Note and the Other Notes that will be paid in Common Stock (the “Amortization Conversion Notice” and the date all of the holders received such notice is referred to as the “Amortization Conversion Notice Date”). The Amortization Conversion Notice shall be irrevocable; provided; that if any of the Conditions to Amortization Conversion is not satisfied on the applicable Amortization Date or waived by the Holder, the Company will notwithstanding delivery of the Amortization Conversion Notice be required to pay the Amortization Redemption Amount in cash. The conversion price applicable to an Amortization Conversion (the “Amortization Price”) that is being paid in Common Stock pursuant to this Section 1(c) shall be 90% of the Weighted Average Price of the Common Stock for the 20 consecutive Trading Days immediately preceding the Amortization Date. For purposes of this Section 1(c), “Conditions to Amortization Conversion” means the following conditions: (i) the Common Stock shall be traded on the Principal Market, the NASDAQ Gobal Market or NASDAQ Capital Market, or the American Stock Exchange on the applicable Amortization Date, (ii) on the Amortization Date, either (x) the Registration Statement or Registration Statements contemplated by the Registration Rights Agreement shall be effective and available for the sale for all of the Registrable Securities (as defined in the Registration Rights Agreement) then outstanding, together with the Common Stock to be issued on such Amortization Date, in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws, (iii) an Authorized Share Failure shall not be in effect on the Amortization Date; and (iv) any such payment of the Amortization Redemption Amount in Common Stock shall not consist of more than 20% of the total dollar volume traded in the Common Stock for the 20 Trading Days prior to the Amortization Date.

(d)                                 Special Redemption Right. Within two (2) trading days after the closing of one or more Qualified Transactions resulting in $25,000,000 (Twenty Five Million Dollars) in aggregate proceeds after transaction expenses and placement agent or broker commissions or fees, the Company will notify the Holder of said closing (a “Transaction Notice”).  Upon the closing of the Qualified Transaction, the Holder may elect to have all or part of the outstanding principal amount of this Note and all accrued but unpaid interest thereunder redeemed within five (5) Trading Days of the Company’s receipt of written notice of the Holder’s election to effect such redemption.  In order to elect such redemption, the Holder must deliver written notice of redemption to the Company within twenty (20) Trading Days after its receipt of the Transaction Notice, and such written notice must be accompanied by the surrender of the originally executed Note, which must be marked “cancelled” (provided that in lieu of

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surrendering the Notes (if not fully redeemed), the Holder may deliver a certification to the Company affirming that the requisite principal amount of Notes is being forfeited as a result of such redemption, in which case the change in the Notes will be noted by book entry by the Company).  For purposes hereof, the term “Qualified Transactions” means (A) the sale of Liquidmetal Korea’s manufacturing facility in Pyong-Taek, Republic of Korea and that the appropriate authorities or banks in the Republic of Korea approve the transfer of such proceeds from Liquidmetal Korea to the Company and/or (B) the raising of capital in a debt or equity offering after the date hereof (subject to any restrictions or limitations thereon set forth in the Purchase Agreement or the Notes).

(2)                                  INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears on the first day of each Calendar Quarter and on the Maturity Date during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being January 1, 2008. Interest shall be payable on each Interest Date in cash at the rate of 8.00% per annum (the “Interest Rate”). Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i). From and after the occurrence of an Event of Default, the Interest Rate shall be increased so that the Interest Rate shall be twelve percent (12.00%) per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3)                                  CONVERSION OF NOTES. This Note shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a)                                  Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) in increments of at least $50,000 of Principal (or such lesser amount if such amount represents the remaining Principal amount) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

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(b)                                 Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the “Conversion Rate”).

(i)                                     “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, plus (B) accrued and unpaid Interest with respect to such Principal.

(ii)                                  “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, $1.10.

(c)                                  Mechanics of Conversion.

(i)                                     Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with Depository Trust Company (“DTC”) through its Deposit Withdrawal At Custodian system or (Y) if the Transfer Agent is not participating in DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than five Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)                                  Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any

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Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay liquidated damages to the Holder for each day of such Conversion Failure in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five (5) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

(iii)                               Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

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(iv)                              Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

(d)                                 Limitations on Conversions.

(i)                                     Beneficial Ownership. Unless waived by the Holder upon no less than sixty one (61) days prior written notice to the Company, the Company shall not effect any conversion of this Note pursuant to Section 3(a) to the extent that after giving effect to such conversion the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Even if the Holder waives the limitation set forth in the preceding sentence, the Company shall in no event effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentences, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

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(ii)                                  Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock that the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of the Notes representing at least a majority of the principal amounts of the Notes then outstanding. Until such approval or written opinion is obtained, no holders of Notes (the “Purchasers”) shall be issued, upon conversion of Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Original Notes issued to such Purchaser pursuant to the Securities Purchase Agreement on the Issuance Date and the denominator of which is the aggregate principal amount of all Original Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Issuance Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

(4)                                  RIGHTS UPON EVENT OF DEFAULT.

(a)                                  Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)                                     the Company’s failure to pay to the Holder any amount of Principal or Interest when and as due under this Note if such failure continues for a period of at least five Business Days;

(ii)                                  the Company’s failure to pay to the Holder any amounts other than Principal or Interest when and as due under this Note, the Securities Purchase Agreement, or the Registration Rights Agreement, which failure is not cured within five Business Days after notice of such default sent by the Holder to the Company;

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(iii)                               any default under, redemption of or acceleration prior to maturity of any Indebtedness (as defined below) of the Company or any of its Subsidiaries (as defined in the Securities Purchase Agreement) other than with respect to any Other Notes and the Senior Indebtedness; provided that in the case of a payment default of such Indebtedness, such default is not cured within applicable cure periods; further provided that in the case of a non-payment default of such Indebtedness that has not resulted in an acceleration or redemption of such Indebtedness prior to its maturity, only upon acceleration or redemption of such Indebtedness;

(iv)                              the Company shall fail to observe or perform any other material covenant or agreement contained in the Securities Purchase Agreement, which failure is not cured within ten Business Days after notice of such default sent by the Holder to the Company;

(v)                                 the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”),  or (D) makes a general assignment for the benefit of its creditors;

(vi)                              a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case that remains undismissed for a period of 90 days, (B) appoints a Custodian of the Company or any of its Subsidiaries that remains undischarged or unstayed for a period of 90 days, or (C) orders the liquidation of the Company or any of its Subsidiaries;

(vii)                           a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above;

(viii)                        any breach or failure to comply with Section 15 of this Note; or

(ix)                                any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

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(b)                                 Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the Conversion Amount to be redeemed and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.

(5)                                  RIGHTS UPON CHANGE OF CONTROL.

(a)                                  Change of Control. Each of the following events shall constitute a “Change of Control”:

(i)                                     the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Company with or into another Person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

(ii)                                  the sale or transfer of all or substantially all of the Company’s assets; or

(iii)                               a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock.

No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).

(b)                                 Assumption. Prior to the consummation of any Change of Control, the Company will secure from any Person purchasing the Company’s assets or Common Stock or any successor resulting from such Change of Control (in each case, an “Acquiring Entity”) a written agreement (in form and substance satisfactory to the holders of Notes representing at

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least a majority of the aggregate principal amount of the Notes then outstanding) to deliver to each holder of Notes in exchange for such Notes, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder, and satisfactory to the holders of Notes representing at least a majority of the principal amount of the Notes then outstanding. In the event that an Acquiring Entity is directly or indirectly controlled by a company or entity whose common stock or similar equity interest is listed, designated or quoted on a securities exchange or trading market, the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding may elect to treat such Person as the Acquiring Entity for purposes of this Section 5(b).

(c)                                  Redemption Right. At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control and ending ten days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem; provided, however, that the Company shall not be under any obligation to redeem all or any portion of this Note or to deliver the applicable Change of Control Redemption Price unless and until the applicable Change of Control is consummated. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the greater of (i) the sum of (x) the product of (A) the Applicable Percentage (as defined below) and (B) the Conversion Amount being redeemed and (y) the amount of any accrued but unpaid Interest on such Conversion Amount being redeemed through the date of such redemption payment and (ii) the product of (x) the Applicable Percentage and (y) the sum of (1) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per Common Share to be paid to the holders of the Common Shares upon consummation of the Change of Control (any such non-cash consideration in the form of securities to be valued at the higher of the Closing Sale Price of such securities as of the Trading Day immediately prior to the consummation of such Change of Control, the Closing Sale Price on the Trading Day immediately following the public announcement of such proposed Change of Control and the Closing Sale Price on the Trading Day immediately prior to the public announcement of such proposed Change of Control) by (II) the Conversion Price plus (2) the amount of any accrued but unpaid Interest on such Conversion Amount being redeemed through the date of such redemption payment, (the “Change of Control Redemption Price”). Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with a Change of Control. For purposes of this Note, the term “Applicable Percentage” means 120% if the Change of Control is consummated on or before

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the first (1st) anniversary of the Original Date, 115% if the Change of Control is consummated after the first (1st) anniversary of the Original Date but on or before the second (2nd) anniversary of the Original Date, and 110% if the Change of Control is consummated at any time after the second (2nd) anniversary of the Original Date.

(6)                                  RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)                                  Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)                                 Other Corporate Events. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(7)                                  RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)                                  Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the

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Company in connection with any Excluded Security) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount (rounded to the nearest cent) equal to the New Securities Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i)                                     Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)                                  Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale. Notwithstanding anything in this Note to the contrary, in the event that the Company agrees to decrease the conversion

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price of any of its 7% Convertible Secured Promissory Notes due August 2007 in connection with an agreement by the holder of any such notes to convert the same, such decrease in the conversion price will not result in any adjustment to the Conversion Price pursuant to this Section 7(a) of this Note.

(iii)                               Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion,  exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv)                              Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of Notes representing at least a majority of the principal amounts of the Notes then outstanding. If such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of Notes representing at least a majority of the principal amounts of the Notes then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne equally by the Company, on the hand, and the holders of the Notes, on the other hand.

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(v)                                 Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)                                 Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c)                                  Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(9)                                  COMPANY’S RIGHT OF MANDATORY CONVERSION. (a) Mandatory Conversion. If at any time from and after the Issuance Date, the Weighted Average Price of the Common Stock exceeds 250% of the conversion price of the Original Notes as of the Original Date (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Original Date) for each of any 20 consecutive Trading Days (the “Mandatory Conversion Measuring Period”) and the Conditions to Mandatory Conversion (as set forth in Section 9(c)) are satisfied or waived in writing by the Holder, the Company shall have the right to require the Holder to convert all or any such portion of the Conversion Amount of this Note designated in the Mandatory Conversion Notice into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 9(a) by delivering within not more than five Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable.

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(b)                                 Pro Rata Conversion Requirement. If the Company elects to cause a conversion of all or any portion of the Conversion Amount of this Note pursuant to Section 9(a), then it must simultaneously take the same action with respect to the Other Notes (except that the Company is not required to take the same action with respect to the Other Notes to the extent limited by Section 3(d) in this Note or similar provisions under the Other Notes). If the Company elects to cause the conversion of this Note pursuant to Section 9(a) (or similar provisions under the Other Notes) with respect to less than all of the Conversion Amounts of the Notes then outstanding, then the Company shall require conversion of a Conversion Amount from each of the holders of the Notes equal to the product of (I) the aggregate Conversion Amount of Notes which the Company has elected to cause to be converted pursuant to Section 9(a), multiplied by (II) the fraction, the numerator of which is the sum of the aggregate principal amount of the Original Notes purchased by such holder pursuant to the Securities Purchase Agreement and the denominator of which is the sum of the aggregate principal amount of the Original Notes purchased by all holders pursuant to the Securities Purchase Agreement (except to the extent limited by Section 3(d) in this Note or similar provisions under the Other Notes) (such fraction with respect to each holder is referred to as its “Allocation Percentage,” and such amount with respect to each holder is referred to as its “Pro Rata Conversion Amount”). In the event that the initial holder of any Notes shall sell or otherwise transfer any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such holder’s Allocation Percentage. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 9(a), which Trading Day shall be at least 10 Business Days but not more than 60 Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the aggregate Conversion Amount of the Notes which the Company has elected to be subject to mandatory conversion from all of the holders of the Notes pursuant to this Section 9 (and analogous provisions under the Other Notes), (iii) each holder’s Pro Rata Conversion Amount of the Conversion Amount of the Notes the Company has elected to cause to be converted pursuant to this Section 9 (and analogous provisions under the Other Notes) and (iv) the number of shares of Common Stock to be issued to such Holder as of the Mandatory Conversion Date. All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount of this Note required to be converted on the Mandatory Conversion Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 3(c) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

(c)                                  Conditions to Mandatory Conversion. For purposes of this Section 9, “Conditions to Mandatory Conversion” means the following conditions: (i) during the period beginning on the date that is six months prior to the Mandatory Conversion Date and ending on and including the Mandatory Conversion Date, the Company shall have delivered shares of Common Stock upon any conversion of Conversion Amounts as set forth in Section 3(c)(i); (ii) on each day during the period beginning on the first Trading Day of the Mandatory Conversion Measuring Period and ending on and including the Mandatory Conversion Date, the

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Common Stock shall be traded on the Principal Market, the NASDAQ Global Market or Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange, or the American Stock Exchange; (iii) on the Mandatory Conversion Date either (x) the Registration Statement or Registration Statements contemplated by the Registration Rights Agreement shall be effective and available for the sale for all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (iv) on the Mandatory Conversion Date, an Authorized Share Failure shall not be in effect; and (v) any such payment of the Conversion Amount in Common Stock shall not consist of more than 20% of the total dollar volume traded in the Common Stock for the 20 Trading Days prior to the Mandatory Conversion Date.

(10)                            NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11)                            RESERVATION OF AUTHORIZED SHARES.

(a)                                  Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 100% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. Thereafter, the Company, so long as any of the Notes are outstanding, shall use commercially reasonable efforts to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding (without regard to any limitations on conversions) (the “Required Reserve Amount”). The number of shares of Common Stock reserved for conversions of the Notes shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the time of Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)                                 Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall as soon as practicable use commercially reasonable efforts to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.

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(12)                            HOLDER’S REDEMPTIONS.

(a)                                  Mechanics. In the event that the Holder has sent an Event of Default Redemption Notice or a Change of Control Redemption Notice to the Company pursuant to Section 4(b) or Section 5(c), respectively (each, a “Redemption Notice”), the Holder shall promptly submit this Note to the Company. If the Holder has submitted an Event of Default Redemption Notice in accordance with Section 4(b), the Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(c), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five Business Days after the Company’s receipt of such notice if such notice is received after the consummation of such Change of Control. With respect to an Amortization Redemption, the Company shall deliver the applicable Amortization Redemption Amount to the Holder within five Business Days after the end of the applicable month for such Amortization Redemption. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder, at the Holder’s request, a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the Event of Default Redemption Price, the Change of Control Redemption Price, or the Amortization Redemption Amount (each, the “Redemption Price”), as applicable, to the Holder (or deliver any Common Stock to be issued pursuant to a Redemption Notice) within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price (and issues any Common Stock required pursuant to a Redemption Notice) in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (or any Common Stock required to be issued pursuant to a Redemption Notice) has not been paid. Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the Closing Bid Price on the date on which the Redemption Notice is voided.

(b)                                 Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(c) (each, an “Other Redemption Notice”), the Company shall immediately forward to

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the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices during the seven Business Day period beginning on and including the date which is three Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(13)                            SUBORDINATION TO SENIOR INDEBTEDNESS.

(a)                                  General. The Company and the Holder covenant and agree that this Note shall be subject to the provisions of this Section 13 and to the extent and in the manner set forth in this Section 13, the indebtedness represented by this Note and the payment of Principal, Interest, the Redemption Price, and any redemption amount, liquidated damages, fees, expenses, or any other amounts in respect of this Note are hereby expressly made subordinate and junior and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness of the Company now outstanding or hereinafter incurred.

(b)                                 No Payment if Default Under Senior Indebtedness.

(i)                                     [Intentionally left blank]

(ii)                                  No cash payment on account of Principal or Redemption Price of, or Interest on, this Note or any other payment payable with respect to this Note shall be made, and no portion of this Note shall be redeemed or purchased directly or indirectly by the Company, if at the time of such payment or purchase or immediately after giving effect thereto, (A) a default in the payment of principal, premium, if any, interest or other obligations in respect of any Senior Indebtedness having either an outstanding principal balance or a commitment to lend greater than $500,000 (“Designated Senior Debt”) occurs and is continuing (or, in the case of Senior Indebtedness for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness) (a “Payment Default”), unless and until such Payment Default shall have been cured or waived or shall have ceased to exist or (B) the Company shall have received notice (a “Payment Blockage Notice”) from the holder or holders of Designated Senior Debt that there exists under such Designated Senior Debt a default, which shall not have been cured or waived, permitting the holder or holders thereof to declare such Designated Senior Debt due and payable, but only for the period (the “Payment Blockage Period”) commencing on the date of receipt of the Payment Blockage Notice and ending on the earlier of (a) the date such default shall have been cured or waived, or (b) the 180th day immediately following

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the Company’s receipt of such Payment Blockage Notice. The Company shall resume payments on and distributions in respect of this Note, including any past scheduled payments of the principal of (and premium, if any) and interest on this Note to which the Holder would have been entitled but for the provisions of this Section 13(b)(ii) in the case of a Payment Default, within five (5) Business Days of the date upon which such Payment Default is cured or waived or ceases to exist (and if payment is made within such time period, any Event of Default with respect to such nonpayment shall be cured). In addition, notwithstanding clauses (A) and (B) of this subsection (ii), unless the holders of Designated Senior Debt shall have accelerated the maturity of such Designated Senior Debt or there is a Payment Default, the Company shall resume payments on this Note within (5) Business Days after the end of each Payment Blockage Period. In any consecutive 365-day period, there shall be (i) no more than three Payment Blockage Notices given in the aggregate on this Note and the Other Notes, irrespective of the number of defaults with respect to Designated Senior Debt during such period, and (ii) at least 90 days during which no Payment Blockage Period shall be in effect.

(c)                                  Payment upon Dissolution, Etc. In the event of any bankruptcy, insolvency, reorganization, receivership, composition, assignment for benefit of creditors or other similar proceeding initiated by or against the Company or any dissolution or winding up or total or partial liquidation or reorganization of the Company (being hereinafter referred to as a “Proceeding”), the Holder agrees that such Holder shall, upon request of a holder of Senior Indebtedness, and at such holder of Senior Indebtedness’ own expense, take all reasonable actions (including but not limited to the execution and filing of documents and the giving of testimony in any Proceeding, whether or not such testimony could have been compelled by process) necessary to prove the full amount of all its claims in any Proceeding, and the Holder shall not waive any claim in any Proceeding without the written consent of such holder. If the Holder does not file a proper proof of claim or proof of debt in the form required in any Proceeding at least thirty (30) days before the expiration of the time to file such claim, the holders of any Senior Indebtedness are hereby authorized to file an appropriate claim for and on behalf of the Holder.

The Holder shall retain the right to vote and otherwise act with respect to the claims under this Note (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension); provided that the Holder shall not vote with respect to any such plan or take any other action in any way so as to (i) contest the validity of any Senior Indebtedness or any collateral therefor or guaranties thereof, (ii) contest the relative rights and duties of any of the lenders under the Senior Indebtedness established in any instruments or agreement creating or evidencing the Senior Indebtedness with respect to any of such collateral or guaranties, or (iii) contest the Holders’ obligations and agreements set forth in this Section 13.

Upon payment or distribution to creditors in a Proceeding of assets of the Company of any kind or character, whether in cash, property or securities, all principal and interest due upon any Senior Indebtedness shall first be paid in full before the Holder shall be entitled to receive or, if

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received, to retain any payment or distribution on account of this Note, and upon any such Proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this Section 13 shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holder who shall have received such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of such Senior Indebtedness held by such holder) or their representatives to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Holder or any holders of the Notes.

(d)                                 Payments on Notes. Subject to Sections 13(b) and 13(c), the Company may make regularly scheduled payments of the Principal of, or Interest on, this Note or any other payment payable with respect to this Note, if at the time of payment, and immediately after giving effect thereto, there exists no Payment Default or a Payment Blockage Period.

(e)                                  Certain Rights. Nothing contained in this Section 13 or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors including the holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Note in accordance herewith.

(f)                                    Subrogation. Subject to payment in full in cash of all Senior Indebtedness, the rights of the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of the assets of the Company made on such Senior Indebtedness until all principal and interest on this Note shall be paid in full in cash; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the subordination provisions of this Section 13 shall, as between the Holder and the Company and/or its creditors other than the holders of the Senior Indebtedness, be deemed to be a payment on account of the Senior Indebtedness.

(g)                                 Rights of Holders Unimpaired. The provisions of this Section 13 are and are intended solely for the purposes of defining the relative rights of the Holder and the holders of Senior Indebtedness and nothing in this Section 13 shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay to the Holder the principal thereof (and premium, if any) and interest thereon, in accordance with the terms of this Note.

(h)                                 Holders of Senior Indebtedness. These provisions regarding subordination will constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness; such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made

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obligees under such provisions to the same extent as if they were named therein, and they or any of them may proceed to enforce such subordination and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders have agreed in writing thereto. The holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provisions of this Section 13, (i) subject to the limitations set forth herein, increase the amount of, change the manner, terms or place of payment of, or renew or alter, any Senior Indebtedness, or otherwise amend, modify, restate or supplement the same (provided that any such modified indebtedness continues to be constitute Senior Indebedness within the meaning of this Agreement), (ii) sell, exchange or release any collateral mortgaged, pledged or otherwise securing the Senior Indebtedness, (iii) release any Person liable in any manner for the Senior Indebtedness and (iv) exercise or refrain from exercising any rights against the Company or any other Person.

(i)                                     Proceeds Held in Trust. In the event that notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise) prohibited by the provisions hereof shall be received by the Holder before all Senior Indebtedness if paid in full in cash, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness, as their respective interests may appear, as calculated by the Company, for application to, or to be held as collateral for, the payment of any Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

(j)                                     Blockage of Remedies. During any Payment Default or any Payment Blockage Period, if an Event of Default has occurred and is continuing under this Note, the Holder will not commence or join with any creditor of the Company in asserting or commencing any proceedings to collect or enforce its rights hereunder or take any action to foreclose or realize upon the indebtedness hereunder for a period beginning on the date of such Event of Default and ending on the first to occur of (i) the date that is 180 days following the date that the holders of the Senior Indebtedness are notified of such Event of Default or (ii) the date such Payment Default is cured, waived or ceases to exist or the date such Payment Blockage Period ends, as the case may be; provided, however, that until all of the Senior Indebtedness shall have been paid in full in cash, any payments, distributions or proceeds received by the Holder resulting from the exercise of any action to collect or enforce any right or remedy available to the Holder shall be subject to the terms of this Note.

(k)                                  Subsequent Senior Indebtedness Requested Modifications. In connection with the incurrence of any future Senior Indebtedness, the Holder agrees that it shall act reasonably and negotiate in good faith any modifications to the provisions of this Section 13 reasonably requested by the holder of such Senior Indebtedness; provided that nothing in this section shall restrict the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding from changing or amending this Section 13 pursuant to Section 17 hereof.

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(l)                                     Failure to Make Payment. In the event that the Company is prohibited or restricted from making any payment required under under this Note by reason of the provisions of this Section 13, such prohibition or restriction shall not preclude the failure to make such payment from being an Event of Default under Section 4(a) of this Note.

(14)                            VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Note.

(15)                            RANK; ADDITIONAL INDEBTEDNESS; LIENS.

(a)                                  Rank.                  All payments due under this Note (a) shall rank pari passu with all Other Notes (“Pari Passu Indebtedness”), (b) shall be subordinate in right of payment to the prior payment of all existing and future Senior Indebtedness and (c) shall be senior to all other Indebtedness of the Company and its Subsidiaries, other than Senior Indebtedness and Pari Passu Indebtedness.

(b)                                 Incurrence of Senior Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness which shall rank senior to the Notes other than Senior Indebtedness.

(c)                                  Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens. As used herein, “Permitted Liens” means (i) Liens incurred to secure Senior Indebtedness, (ii) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, to the extent of Indebtedness incurred within thirty days for such acquisition, construction or improvement and incurred within thirty days of such acquisition, construction or improvement, (iii) purchase money Liens, or (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens imposed by law.

(d)                                 Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, other than Senior Indebtedness or Pari Passu Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting an Event of Default has occurred and is continuing.

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(16)                            PARTICIPATION. The Holder, as the holder of this Note, shall be entitled to such dividends paid and distributions made to the holders of Common Stock (each, a “Distribution”), in each such case to the extent of the Distribution as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments (if any) under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(17)                            VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of Notes representing not less than a majority of the aggregate principal amount of the then outstanding Notes, shall be required for any change or amendment to this Note or the Other Notes provided such change or amendment is consented to by the Company, which such consent may be granted or withheld in the sole discretion of the Company.

(18)                            TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

(19)                            REISSUANCE OF THIS NOTE.

(a)                                  Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) and this Section 19(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)                                 Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

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(c)                                  Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)                                 Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest on the Principal and Interest of this Note, from the Issuance Date.

(20)                            REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Securities Purchase Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(21)                            PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

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(22)                            CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(23)                            FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(24)                            DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(25)                            NOTICES; PAYMENTS.

(a)                                  Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. Notwithstanding the foregoing, Section 4(i) of the Securities Purchase Agreement shall apply to all notices given pursuant to this Note.

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(b)                                 Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(26)                            CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(27)                            WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(28)                            GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(29)                            CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)                                  “Approved Stock Plan” means any employee benefit, option or incentive plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(b)                                 “Bloomberg” means Bloomberg Financial Markets.

(c)                                  “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

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(d)                                 “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(e)                                  “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(f)                                    [Intentionally left blank]

(g)                                 “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(h)                                 “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

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(i)                                     “Excluded Securities” means any shares of Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Notes and the Other Notes; (iii) upon conversion of any Options or Convertible Securities which are outstanding on the Issuance Date, (iv) pursuant to or in connection with commercial credit arrangements, equipment lease financings, acquisitions of other assets or businesses, strategic transactions not primarily for financing purposes, or similar transactions into which the Company may enter with a non-affiliate.

(j)                                     “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) off-balance sheet liabilities retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries, and (H) all indebtedness referred to in clauses (A) through (G) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (I) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (H) above.

(k)                                  “Issuance Date” means                , 2007.

(l)                                     “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(m)                               “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(n)                                 “Principal Market” means the OTC Bulletin Board.

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(o)                                 “Registration Rights Agreement” means that certain Registration Rights Agreement, dated        , 2007, between the Company and the initial holders of the Interest Notes.

(p)                                 “SEC” means the United States Securities and Exchange Commission.

(q)                                 “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated January 3, 2007, between the Company and the initial holders of the Original Notes pursuant to which the Company issued the Original Notes.

(r)                                    “Senior Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable costs, enforcement expenses (including reasonable legal fees and disbursements, collateral protection expenses and other reimbursement or indemnity obligations relating thereto)), and all other obligations of the Company under (i) any of the agreements or instruments evidencing any Indebtedness of the Company and its Subsidiaries arising after the Original Date to an unaffiliated, third-party commercial lender (together with any renewals, refundings, refinancings or other extensions thereof) for purposes of purchasing equipment (which debt shall be secured only by the assets purchased with such financing), and (ii) Indebtedness secured by up to a maximum of eighty five percent (85%) of the Company’s accounts receivable and/or up to sixty percent (60%) of the value of the Company’s inventory. For the avoidance of doubt, Senior Indebtedness shall not include the debt which is required to be paid by the Company pursuant to Section 4(i) of the Securities Purchase Agreement.

(s)                                  [Intentionally left blank]

(t)                                    “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(u)                                 [intentionally left blank]

(v)                                 “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not

30

apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

LIQUIDMETAL TECHNOLOGIES, INC.

By:
	Name:	Larry E. Buffington
	Title:	President / Chief Executive Officer

EXHIBIT I

LIQUIDMETAL TECHNOLOGIES, INC.

CONVERSION NOTICE

Reference is made to the Convertible Subordinated Note (the “Note”) issued to the undersigned by Liquidmetal Technologies, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

The undersigned hereby certifies to the Company that the undersigned’s conversion of the amount set forth above in accordance with Section 3(a) of the Note will not directly result in the undersigned (together with the undersigned’s affiliates) beneficially owning in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, calculated in accordance with Section 3(d)(i) of the Note; provided that if the undersigned has previously waived the 4.99% beneficial ownership limitation upon no less than sixty one (61) days prior written notice, the undersigned certifies to the Company that the undersigned’s conversion of the amount set forth above will not directly result in the undersigned (together with the undersigned’s affiliates) beneficially owning in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, calculated in accordance with Section 3(d)(i) of the Note.

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Co. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated January 3, 2007 from the Company.

LIQUIDMETAL TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit 10.35

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

CONVERTIBLE SUBORDINATED NOTE

Issuance Date: December 28, 2007	Principal: U.S. $[ ]

FOR VALUE RECEIVED, LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of [INSERT HOLDER] or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of interest as determined pursuant to Section 2, from the date set out above as the Issuance Date (the “Original Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Subordinated Note (including all Convertible Subordinated Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Convertible Subordinated Notes (collectively, the “Notes” and such other Convertible Subordinated Notes, the “Other Notes”) issued on the Issuance Date pursuant to the Securities Purchase Agreement (as defined below). Certain capitalized terms are defined in Section 29.

(1)                                  MATURITY AND AMORTIZATION PAYMENTS.

(a)                                  Payment on Maturity. On January 3, 2010 (the “Maturity Date”), the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest, and following receipt of such payment, the Holder shall mark this Note as “Cancelled” and shall surrender such cancelled Note to the Company by courier, registered mail, or other traceable means. Beginning on the first day of the eighteenth (18th) calendar month following the calendar month in which the Original Date occurs, the Company may, upon thirty (30) calendar days prior written notice to Holder and at the sole election of the Company, prepay this Note in whole or in part for a cash redemption price equal to One Hundred Five Percent (105%) of the the portion of the principal amount being redeemed plus all accrued and unpaid interest on the portion of the principal amount being redeemed, provided that following such notice the Holder may convert all or any part of the portion of the Note to be redeemed so long as the Company receives a duly executed Conversion Notice pursuant to Section 3 of this Note prior to the date on which prepayment is actually made.

(b)                                 Amortization Payments. Beginning on July 31, 2008 and at the end of each month thereafter (each, an “Amortization Date”) until there is no outstanding Principal of this Note, the Company shall redeem $[                  ] [1/36th of the original Principal amount of this Note] of this Note (each, an “Amortization Redemption Amount”). If the Company is unable to redeem all Principal and Interest with respect to all Amortization Redemption Amounts on this Note and the Other Notes, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes subject to payment of an Amortization Redemption Amount on such Amortization Date pursuant to this Note and the Other Notes.

(c)                                  Payment of Amortization Redemption Amount. The Company shall pay the Amortization Redemption Amount in cash in accordance with the provisions of Section 12; provided, however, that if the Conditions to Amortization Conversion (as defined below) are satisfied or waived in writing by the Holder and the Company provides the Amortization Conversion Notice (as defined below), then the Company shall have the right to require the Holder to convert all or any such portion of the Amortization Redemption Amount designated in the Amortization Conversion Notice into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the applicable provisions of Section 3(c)(i). The Company may exercise its right to require conversion under this Section 1(c) by delivering at least 20 Trading Days prior to such Amortization Date a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent that specifically describes the portion of the Amortization Redemption Amount for this Note and the Other Notes that will be paid in Common Stock (the “Amortization Conversion Notice” and the date all of the holders received such notice is referred to as the “Amortization Conversion Notice Date”). The Amortization Conversion Notice shall be irrevocable; provided; that if any of the Conditions to Amortization Conversion is not satisfied on the applicable Amortization Date or waived by the Holder, the Company will notwithstanding delivery of the Amortization Conversion Notice be required to pay the Amortization Redemption Amount in cash. The conversion price applicable to an Amortization Conversion (the “Amortization Price”) that is being paid in Common Stock pursuant to this Section 1(c) shall be 90% of the Weighted Average Price of the Common Stock for the 20 consecutive Trading Days immediately preceding the Amortization Date. For purposes of this Section 1(c), “Conditions to Amortization Conversion” means the following conditions: (i) the Common Stock shall be traded on the Principal Market, the NASDAQ Gobal Market or NASDAQ Capital Market, or the American Stock Exchange on the applicable Amortization Date, (ii) on the Amortization Date, either (x) the Registration Statement or Registration Statements contemplated by the Registration

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Rights Agreement shall be effective and available for the sale for all of the Registrable Securities (as defined in the Registration Rights Agreement) then outstanding, together with the Common Stock to be issued on such Amortization Date, in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws, (iii) an Authorized Share Failure shall not be in effect on the Amortization Date; and (iv) any such payment of the Amortization Redemption Amount in Common Stock shall not consist of more than 20% of the total dollar volume traded in the Common Stock for the 20 Trading Days prior to the Amortization Date.

(2)                                  INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears on the first day of each Calendar Quarter and on the Maturity Date during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being April 1, 2008. Interest shall be payable on each Interest Date at the option of the Company (i) in cash at the rate of 8.00% per annum (the “Cash Interest Rate”) or (ii) at the rate of 10.00% per annum (the “Note Interest Rate”, and referred to sometimes herein as the “Interest Rate”) in the form of an additional Convertible Subordinated Note in the form of this Note in the principal amount of such Interest. Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Cash Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i). From and after the occurrence of an Event of Default, the Interest Rate shall be increased so that the Cash Interest Rate shall be twelve percent (12.00%) per annum and the Note Interest Rate per annum shall be fifteen percent (15%) per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. Notwithstanding the foregoing, the Company may not elect to pay interest at the Note Interest Rate and issue additional Convertible Subordinated Notes in the principal amount of such Interest unless either (i) the Registration Statement or Registration Statements contemplated by the Registration Rights Agreement shall be effective and available for the sale of all of the then-outstanding Registrable Securities, together with the Common Stock issuable upon conversion of such additional Convertible Subordinated Notes in accordance with the terms of the Registration Rights Agreement or (ii) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws.

(3)                                  CONVERSION OF NOTES. This Note shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

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(a)                                  Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) in increments of at least $50,000 of Principal (or such lesser amount if such amount represents the remaining Principal amount) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)                                 Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the “Conversion Rate”).

(i)                                     “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, plus (B) accrued and unpaid Interest with respect to such Principal.

(ii)                                  “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, $1.10.

(c)                                  Mechanics of Conversion.

(i)                                     Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with Depository Trust Company (“DTC”) through its Deposit Withdrawal At Custodian system or (Y) if the Transfer Agent is not participating in DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically

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surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than five Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)                                  Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay liquidated damages to the Holder for each day of such Conversion Failure in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five (5) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

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(iii)                               Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)                              Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

(d)                                 Limitations on Conversions.

(i)                                     Beneficial Ownership. Unless waived by the Holder upon no less than sixty one (61) days prior written notice to the Company, the Company shall not effect any conversion of this Note pursuant to Section 3(a) to the extent that after giving effect to such conversion the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Even if the Holder waives the limitation set forth in the preceding sentence, the Company shall in no event effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentences, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained

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herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(ii)                                  Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock that the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of the Notes representing at least a majority of the principal amounts of the Notes then outstanding. Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued, upon conversion of Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchaser pursuant to the Securities Purchase Agreement on the Issuance Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Issuance Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

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(4)                                  RIGHTS UPON EVENT OF DEFAULT.

(a)                                  Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)                                     the Company’s failure to pay to the Holder any amount of Principal or Interest when and as due under this Note if such failure continues for a period of at least five Business Days;

(ii)                                  the Company’s failure to pay to the Holder any amounts other than Principal or Interest when and as due under this Note, the Securities Purchase Agreement, or the Registration Rights Agreement, which failure is not cured within five Business Days after notice of such default sent by the Holder to the Company;

(iii)                               any default under, redemption of or acceleration prior to maturity of any Indebtedness (as defined below) of the Company or any of its Subsidiaries (as defined in the Securities Purchase Agreement) other than with respect to any Other Notes and the Senior Indebtedness; provided that in the case of a payment default of such Indebtedness, such default is not cured within applicable cure periods; further provided that in the case of a non-payment default of such Indebtedness that has not resulted in an acceleration or redemption of such Indebtedness prior to its maturity, only upon acceleration or redemption of such Indebtedness;

(iv)                              the Company shall fail to observe or perform any other material covenant or agreement contained in the Securities Purchase Agreement, which failure is not cured within ten Business Days after notice of such default sent by the Holder to the Company;

(v)                                 the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), or (D) makes a general assignment for the benefit of its creditors;

(vi)                              a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case that remains undismissed for a period of 90 days, (B) appoints a Custodian of the Company or any of its Subsidiaries that remains undischarged or unstayed for a period of 90 days, or (C) orders the liquidation of the Company or any of its Subsidiaries;

(vii)                           a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company or any of its Subsidiaries and which

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judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above;

(viii)                        any breach or failure to comply with Section 15 of this Note; or

(ix)                                any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b)                                 Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the Conversion Amount to be redeemed and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.

(5)                                  RIGHTS UPON CHANGE OF CONTROL.

(a)                                  Change of Control. Each of the following events shall constitute a “Change of Control”:

(i)                                     the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Company with or into another Person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

(ii)                                  the sale or transfer of all or substantially all of the Company’s assets; or

(iii)                               a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock.

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No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).

(b)                                 Assumption. Prior to the consummation of any Change of Control, the Company will secure from any Person purchasing the Company’s assets or Common Stock or any successor resulting from such Change of Control (in each case, an “Acquiring Entity”) a written agreement (in form and substance satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding) to deliver to each holder of Notes in exchange for such Notes, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder, and satisfactory to the holders of Notes representing at least a majority of the principal amount of the Notes then outstanding. In the event that an Acquiring Entity is directly or indirectly controlled by a company or entity whose common stock or similar equity interest is listed, designated or quoted on a securities exchange or trading market, the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding may elect to treat such Person as the Acquiring Entity for purposes of this Section 5(b).

(c)                                  Redemption Right. At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control and ending ten days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem; provided, however, that the Company shall not be under any obligation to redeem all or any portion of this Note or to deliver the applicable Change of Control Redemption Price unless and until the applicable Change of Control is consummated. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the greater of (i) the sum of (x) the product of (A) the Applicable Percentage (as defined below) and (B) the Conversion Amount being redeemed and (y) the amount of any accrued but unpaid Interest on such Conversion Amount being redeemed through the date of such redemption payment and (ii) the product of (x) the Applicable Percentage and (y) the sum of (1) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per Common Share to be paid to the holders of the

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Common Shares upon consummation of the Change of Control (any such non-cash consideration in the form of securities to be valued at the higher of the Closing Sale Price of such securities as of the Trading Day immediately prior to the consummation of such Change of Control, the Closing Sale Price on the Trading Day immediately following the public announcement of such proposed Change of Control and the Closing Sale Price on the Trading Day immediately prior to the public announcement of such proposed Change of Control) by (II) the Conversion Price plus (2) the amount of any accrued but unpaid Interest on such Conversion Amount being redeemed through the date of such redemption payment, (the “Change of Control Redemption Price”). Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with a Change of Control. For purposes of this Note, the term “Applicable Percentage” means 120% if the Change of Control is consummated on or before the first (1st) anniversary of the Original Date, 115% if the Change of Control is consummated after the first (1st) anniversary of the Original Date but on or before the second (2nd) anniversary of the Original Date, and 110% if the Change of Control is consummated at any time after the second (2nd) anniversary of the Original Date.

(6)                                  RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)                                  Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)                                 Other Corporate Events. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder

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would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(7)                                  RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)                                  Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount (rounded to the nearest cent) equal to the New Securities Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i)                                     Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)                                  Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of

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such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale. Notwithstanding anything in this Note to the contrary, in the event that the Company agrees to decrease the conversion price of any of its 7% Convertible Secured Promissory Notes due August 2007 in connection with an agreement by the holder of any such notes to convert the same, such decrease in the conversion price will not result in any adjustment to the Conversion Price pursuant to this Section 7(a) of this Note.

(iii)                               Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv)                              Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock,

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Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of Notes representing at least a majority of the principal amounts of the Notes then outstanding. If such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of Notes representing at least a majority of the principal amounts of the Notes then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne equally by the Company, on the hand, and the holders of the Notes, on the other hand.

(v)                                 Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)                                 Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c)                                  Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(9)                                  COMPANY’S RIGHT OF MANDATORY CONVERSION. (a) Mandatory Conversion. If at any time from and after the Issuance Date, the Weighted Average Price of the Common Stock exceeds 250% of the Conversion Price as of the Original Date (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Original Date) for each of any 20 consecutive Trading Days

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(the “Mandatory Conversion Measuring Period”) and the Conditions to Mandatory Conversion (as set forth in Section 9(c)) are satisfied or waived in writing by the Holder, the Company shall have the right to require the Holder to convert all or any such portion of the Conversion Amount of this Note designated in the Mandatory Conversion Notice into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 9(a) by delivering within not more than five Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable.

(b)                                 Pro Rata Conversion Requirement. If the Company elects to cause a conversion of all or any portion of the Conversion Amount of this Note pursuant to Section 9(a), then it must simultaneously take the same action with respect to the Other Notes (except that the Company is not required to take the same action with respect to the Other Notes to the extent limited by Section 3(d) in this Note or similar provisions under the Other Notes). If the Company elects to cause the conversion of this Note pursuant to Section 9(a) (or similar provisions under the Other Notes) with respect to less than all of the Conversion Amounts of the Notes then outstanding, then the Company shall require conversion of a Conversion Amount from each of the holders of the Notes equal to the product of (I) the aggregate Conversion Amount of Notes which the Company has elected to cause to be converted pursuant to Section 9(a), multiplied by (II) the fraction, the numerator of which is the sum of the aggregate principal amount of the Notes purchased by such holder pursuant to the Securities Purchase Agreement and the denominator of which is the sum of the aggregate principal amount of the Notes and purchased by all holders pursuant to the Securities Purchase Agreement (except to the extent limited by Section 3(d) in this Note or similar provisions under the Other Notes) (such fraction with respect to each holder is referred to as its “Allocation Percentage,” and such amount with respect to each holder is referred to as its “Pro Rata Conversion Amount”). In the event that the initial holder of any Notes shall sell or otherwise transfer any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such holder’s Allocation Percentage. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 9(a), which Trading Day shall be at least 10 Business Days but not more than 60 Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the aggregate Conversion Amount of the Notes which the Company has elected to be subject to mandatory conversion from all of the holders of the Notes pursuant to this Section 9 (and analogous provisions under the Other Notes), (iii) each holder’s Pro Rata Conversion Amount of the Conversion Amount of the Notes the Company has elected to cause to be converted pursuant to this Section 9 (and analogous provisions under the Other Notes) and (iv) the number of shares of Common Stock to be issued to such Holder as of the Mandatory Conversion Date. All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount of this Note required to

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be converted on the Mandatory Conversion Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 3(c) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

(c)                                  Conditions to Mandatory Conversion. For purposes of this Section 9, “Conditions to Mandatory Conversion” means the following conditions: (i) during the period beginning on the date that is six months prior to the Mandatory Conversion Date and ending on and including the Mandatory Conversion Date, the Company shall have delivered shares of Common Stock upon any conversion of Conversion Amounts as set forth in Section 3(c)(i); (ii) on each day during the period beginning on the first Trading Day of the Mandatory Conversion Measuring Period and ending on and including the Mandatory Conversion Date, the Common Stock shall be traded on the Principal Market, the NASDAQ Global Market or Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange, or the American Stock Exchange; (iii) on the Mandatory Conversion Date either (x) the Registration Statement or Registration Statements contemplated by the Registration Rights Agreement shall be effective and available for the sale for all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (iv) on the Mandatory Conversion Date, an Authorized Share Failure shall not be in effect; and (v) any such payment of the Conversion Amount in Common Stock shall not consist of more than 20% of the total dollar volume traded in the Common Stock for the 20 Trading Days prior to the Mandatory Conversion Date.

(10)                            NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11)                            RESERVATION OF AUTHORIZED SHARES.

(a)                                  Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 100% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. Thereafter, the Company, so long as any of the Notes are outstanding, shall use commercially reasonable efforts to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding (without regard to any limitations on conversions) (the “Required Reserve Amount”). The number of shares of Common Stock reserved for conversions of the Notes shall be allocated pro rata among the holders of the Notes

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based on the principal amount of the Notes held by each holder at the time of Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)                                 Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall as soon as practicable use commercially reasonable efforts to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.

(12)                            HOLDER’S REDEMPTIONS.

(a)                                  Mechanics. In the event that the Holder has sent an Event of Default Redemption Notice or a Change of Control Redemption Notice to the Company pursuant to Section 4(b) or Section 5(c), respectively (each, a “Redemption Notice”), the Holder shall promptly submit this Note to the Company. If the Holder has submitted an Event of Default Redemption Notice in accordance with Section 4(b), the Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(c), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five Business Days after the Company’s receipt of such notice if such notice is received after the consummation of such Change of Control. With respect to an Amortization Redemption, the Company shall deliver the applicable Amortization Redemption Amount to the Holder within five Business Days after the end of the applicable month for such Amortization Redemption. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder, at the Holder’s request, a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the Event of Default Redemption Price, the Change of Control Redemption Price, or the Amortization Redemption Amount (each, the “Redemption Price”), as applicable, to the Holder (or deliver any Common Stock to be issued pursuant to a Redemption Notice) within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price (and issues any Common Stock required pursuant to a Redemption Notice) in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion

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Amount that was submitted for redemption and for which the applicable Redemption Price (or any Common Stock required to be issued pursuant to a Redemption Notice) has not been paid. Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the Closing Bid Price on the date on which the Redemption Notice is voided.

(b)                                 Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(c) (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices during the seven Business Day period beginning on and including the date which is three Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(13)                            SUBORDINATION TO SENIOR INDEBTEDNESS.

(a)                                  General. The Company and the Holder covenant and agree that this Note shall be subject to the provisions of this Section 13 and to the extent and in the manner set forth in this Section 13, the indebtedness represented by this Note and the payment of Principal, Interest, the Redemption Price, and any redemption amount, liquidated damages, fees, expenses, or any other amounts in respect of this Note are hereby expressly made subordinate and junior and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness of the Company now outstanding or hereinafter incurred.

(b)                                 No Payment if Default in other Senior Indebtedness.

(i)                                     [Intentionally left blank]

(ii)                                  No cash payment on account of Principal or Redemption Price of, or Interest on, this Note or any other payment payable with respect to this Note shall be made, and no portion of this Note shall be redeemed or purchased directly or indirectly by the Company, if at the time of such payment or purchase or immediately after giving effect thereto, (A) a default in the payment of principal, premium, if any, interest or other

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obligations in respect of any Senior Indebtedness having either an outstanding principal balance or a commitment to lend greater than $500,000 (“Designated Senior Debt”) occurs and is continuing (or, in the case of Senior Indebtedness for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness) (a “Payment Default”), unless and until such Payment Default shall have been cured or waived or shall have ceased to exist or (B) the Company shall have received notice (a “Payment Blockage Notice”) from the holder or holders of Designated Senior Debt that there exists under such Designated Senior Debt a default, which shall not have been cured or waived, permitting the holder or holders thereof to declare such Designated Senior Debt due and payable, but only for the period (the “Payment Blockage Period”) commencing on the date of receipt of the Payment Blockage Notice and ending on the earlier of (a) the date such default shall have been cured or waived, or (b) the 180th day immediately following the Company’s receipt of such Payment Blockage Notice. The Company shall resume payments on and distributions in respect of this Note, including any past scheduled payments of the principal of (and premium, if any) and interest on this Note to which the Holder would have been entitled but for the provisions of this Section 13(b)(ii) in the case of a Payment Default, within five (5) Business Days of the date upon which such Payment Default is cured or waived or ceases to exist (and if payment is made within such time period, any Event of Default with respect to such nonpayment shall be cured). In addition, notwithstanding clauses (A) and (B) of this subsection (ii), unless the holders of Designated Senior Debt shall have accelerated the maturity of such Designated Senior Debt or there is a Payment Default, the Company shall resume payments on this Note within (5) Business Days after the end of each Payment Blockage Period. In any consecutive 365-day period, there shall be (i) no more than three Payment Blockage Notices given in the aggregate on this Note and the Other Notes, irrespective of the number of defaults with respect to Designated Senior Debt during such period, and (ii) at least 90 days during which no Payment Blockage Period shall be in effect.

(c)                                  Payment upon Dissolution, Etc. In the event of any bankruptcy, insolvency, reorganization, receivership, composition, assignment for benefit of creditors or other similar proceeding initiated by or against the Company or any dissolution or winding up or total or partial liquidation or reorganization of the Company (being hereinafter referred to as a “Proceeding”), the Holder agrees that such Holder shall, upon request of a holder of Senior Indebtedness, and at such holder of Senior Indebtedness’ own expense, take all reasonable actions (including but not limited to the execution and filing of documents and the giving of testimony in any Proceeding, whether or not such testimony could have been compelled by process) necessary to prove the full amount of all its claims in any Proceeding, and the Holder shall not waive any claim in any Proceeding without the written consent of such holder. If the Holder does not file a proper proof of claim or proof of debt in the form required in any Proceeding at least thirty (30) days before the expiration of the time to file such claim, the holders of any Senior Indebtedness are hereby authorized to file an appropriate claim for and on behalf of the Holder.

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The Holder shall retain the right to vote and otherwise act with respect to the claims under this Note (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension); provided that the Holder shall not vote with respect to any such plan or take any other action in any way so as to (i) contest the validity of any Senior Indebtedness or any collateral therefor or guaranties thereof, (ii) contest the relative rights and duties of any of the lenders under the Senior Indebtedness established in any instruments or agreement creating or evidencing the Senior Indebtedness with respect to any of such collateral or guaranties, or (iii) contest the Holders’ obligations and agreements set forth in this Section 13.

Upon payment or distribution to creditors in a Proceeding of assets of the Company of any kind or character, whether in cash, property or securities, all principal and interest due upon any Senior Indebtedness shall first be paid in full before the Holder shall be entitled to receive or, if received, to retain any payment or distribution on account of this Note, and upon any such Proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this Section 13 shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holder who shall have received such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of such Senior Indebtedness held by such holder) or their representatives to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Holder or any holders of the Notes.

(d)           Payments on Notes.  Subject to Sections 13(b) and 13(c), the Company may make regularly scheduled payments of the Principal of, or Interest on, this Note or any other payment payable with respect to this Note, if at the time of payment, and immediately after giving effect thereto, there exists no Payment Default or a Payment Blockage Period.

(e)           Certain Rights.  Nothing contained in this Section 13 or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors including the holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Note in accordance herewith.

(f)            Subrogation.  Subject to payment in full in cash of all Senior Indebtedness, the rights of the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of the assets of the Company made on such Senior Indebtedness until all principal and interest on this Note shall be paid in full in cash; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the subordination provisions of this Section 13 shall, as between the Holder and the Company and/or its creditors other than the holders of the Senior Indebtedness, be deemed to be a payment on account of the Senior Indebtedness.

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(g)           Rights of Holders Unimpaired.  The provisions of this Section 13 are and are intended solely for the purposes of defining the relative rights of the Holder and the holders of Senior Indebtedness and nothing in this Section 13 shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay to the Holder the principal thereof (and premium, if any) and interest thereon, in accordance with the terms of this Note.

(h)           Holders of Senior Indebtedness.  These provisions regarding subordination will constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness; such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees under such provisions to the same extent as if they were named therein, and they or any of them may proceed to enforce such subordination and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders have agreed in writing thereto.  The holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provisions of this Section 13, (i) subject to the limitations set forth herein, increase the amount of, change the manner, terms or place of payment of, or renew or alter, any Senior Indebtedness, or otherwise amend, modify, restate or supplement the same (provided that any such modified indebtedness continues to be constitute Senior Indebedness within the meaning of this Agreement, (ii) sell, exchange or release any collateral mortgaged, pledged or otherwise securing the Senior Indebtedness, (iii) release any Person liable in any manner for the Senior Indebtedness and (iv) exercise or refrain from exercising any rights against the Company or any other Person.

(i)            Proceeds Held in Trust.  In the event that notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise) prohibited by the provisions hereof shall be received by the Holder before all Senior Indebtedness if paid in full in cash, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness, as their respective interests may appear, as calculated by the Company, for application to, or to be held as collateral for, the payment of any Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

(j)            Blockage of Remedies.  During any Payment Default or any Payment Blockage Period, if an Event of Default has occurred and is continuing under this Note, the Holder will not commence or join with any creditor of the Company in asserting or commencing any proceedings to collect or enforce its rights hereunder or take any action to foreclose or realize upon the indebtedness hereunder for a period beginning on the date of such Event of Default and ending on the first to occur of (i) the date that is 180 days following the

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date that the holders of the Senior Indebtedness are notified of such Event of Default or (ii) the date such Payment Default is cured, waived or ceases to exist or the date such Payment Blockage Period ends, as the case may be; provided, however, that until all of the Senior Indebtedness shall have been paid in full in cash, any payments, distributions or proceeds received by the Holder resulting from the exercise of any action to collect or enforce any right or remedy available to the Holder shall be subject to the terms of this Note.

(k)           Subsequent Senior Indebtedness Requested Modifications.  In connection with the incurrence of any future Senior Indebtedness, the Holder agrees that it shall act reasonably and negotiate in good faith any modifications to the provisions of this Section 13 reasonably requested by the holder of such Senior Indebtedness; provided that nothing in this section shall restrict the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding from changing or amending this Section 13 pursuant to Section 17 hereof.

(l)            Failure to Make Payment.  In the event that the Company is prohibited or restricted from making any payment required under under this Note by reason of the provisions of this Section 13, such prohibition or restriction shall not preclude the failure to make such payment from being an Event of Default under Section 4(a) of this Note.

(14)         VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Note.

(15)         RANK; ADDITIONAL INDEBTEDNESS; LIENS.

(a)           Rank.  All payments due under this Note (a) shall rank pari passu with all Other Notes (“Pari Passu Indebtedness”), (b) shall be subordinate in right of payment to the prior payment of all existing and future Senior Indebtedness and (c) shall be senior to all other Indebtedness of the Company and its Subsidiaries, other than Senior Indebtedness and Pari Passu Indebtedness.

(b)           Incurrence of Senior Indebtedness.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness which shall rank senior to the Notes other than Senior Indebtedness.

(c)           Existence of Liens.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.  As used herein, “Permitted Liens” means (i) Liens incurred to secure Senior Indebtedness, (ii) Liens on fixed or capital assets acquired, constructed or improved by the Company or any

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Subsidiary, to the extent of Indebtedness incurred within thirty days for such acquisition, construction or improvement and incurred within thirty days of such acquisition, construction or improvement, (iii) purchase money Liens, or (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens imposed by law.

(d)           Restricted Payments.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, other than Senior Indebtedness or Pari Passu Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting an Event of Default has occurred and is continuing.

(16)         PARTICIPATION.  The Holder, as the holder of this Note, shall be entitled to such dividends paid and distributions made to the holders of Common Stock (each, a “Distribution”), in each such case to the extent of the Distribution as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments (if any) under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(17)         VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of Notes representing not less than a majority of the aggregate principal amount of the then outstanding Notes, shall be required for any change or amendment to this Note or the Other Notes provided such change or amendment is consented to by the Company, which such consent may be granted or withheld in the sole discretion of the Company.

(18)         TRANSFER.  This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

(19)         REISSUANCE OF THIS NOTE.

(a)           Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) and this Section 19(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

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(b)           Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c)           Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)           Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest on the Principal and Interest of this Note, from the Issuance Date.

(20)         REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Securities Purchase Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

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(21)         PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(22)         CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(23)         FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(24)         DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant.  The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(25)         NOTICES; PAYMENTS.

(a)           Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of

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such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty  days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.  Notwithstanding the foregoing, Section 4(i) of the Securities Purchase Agreement shall apply to all notices given pursuant to this Note.

(b)           Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(26)         CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(27)         WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(28)         GOVERNING LAW.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

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(29)         CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)           “Approved Stock Plan” means any employee benefit, option or incentive plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(b)           “Bloomberg” means Bloomberg Financial Markets.

(c)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d)           “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(e)           “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(f)            [Intentionally left blank]

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(g)           “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(h)           “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(i)            “Excluded Securities” means any shares of Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Senior Notes, the Notes, and the Other Notes; (iii) upon conversion of any Options or Convertible Securities which are outstanding on the Issuance Date, (iv) pursuant to or in connection with commercial credit arrangements, equipment lease financings, acquisitions of other assets or businesses, strategic transactions not primarily for financing purposes, or similar transactions into which the Company may enter with a non-affiliate.

(j)            “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) off-balance sheet liabilities retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries, and (H) all indebtedness referred to in clauses (A) through (G) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (I) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (H) above.

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(k)           “Issuance Date” means December 28, 2007.

(l)            “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(m)          “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity  and a government or any department or agency thereof.

(n)           “Principal Market” means the OTC Bulletin Board.

(o)           “Registration Rights Agreement” means that certain Registration Rights Agreement, dated January 3, 2007, between the Company and the initial holders of the Notes relating to the registration of the resale of the shares of Common Stock issuable upon conversion of the Notes and the exercise of the Warrants.

(p)           “SEC” means the United States Securities and Exchange Commission.

(q)           “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated January 3, 2007, between the Company and the initial holders of the Notes pursuant to which the Company issued the Notes and the Warrants.

(r)            “Senior Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable costs, enforcement expenses (including reasonable legal fees and disbursements, collateral protection expenses and other reimbursement or indemnity obligations relating thereto)), and all other obligations of the Company under (i) any of the agreements or instruments evidencing any Indebtedness of the Company and its Subsidiaries arising after the Original Date to an unaffiliated, third-party commercial lender (together with any renewals, refundings, refinancings or other extensions thereof) for purposes of purchasing equipment (which debt shall be secured only by the assets purchased with such financing), and (ii) Indebtedness secured by up to a maximum of eighty five percent (85%) of the Company’s accounts receivable and/or up to sixty percent (60%) of the value of the Company’s inventory.  For the avoidance of doubt, Senior Indebtedness shall not include the debt which is required to be paid by the Company pursuant to Section 4(i) of the Securities Purchase Agreement.

(s)           [Intentionally left blank]

(t)            “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the

29

Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(u)           “Warrants” means the warrants issued under the Securities Purchase Agreement to the initial holders of the Notes.

(v)           “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

LIQUIDMETAL TECHNOLOGIES, INC.

By:
	Name:	John Kang
	Title:	Chairman

EXHIBIT I

LIQUIDMETAL TECHNOLOGIES, INC.

CONVERSION NOTICE

Reference is made to the Convertible Subordinated Note (the “Note”) issued to the undersigned by Liquidmetal Technologies, Inc. (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

The undersigned  hereby certifies to the Company that the undersigned’s conversion of the amount set forth above in accordance with Section 3(a) of the Note will not directly result in the undersigned (together with the undersigned’s affiliates) beneficially owning in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, calculated in accordance with Section 3(d)(i) of the Note; provided that if the undersigned has previously waived the 4.99% beneficial ownership limitation upon no less than sixty one (61) days prior written notice, the undersigned certifies to the Company that the undersigned’s conversion of the amount set forth above will not directly result in the undersigned (together with the undersigned’s affiliates) beneficially owning in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, calculated in accordance with Section 3(d)(i) of the Note.

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Co. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated January 3, 2007 from the Company.

LIQUIDMETAL TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit 10.36

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORS OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE, NOR MAY ANY INTEREST THEREIN BE, OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY, SUBJECT TO CERTAIN EXCEPTIONS, A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, IN FORM AND SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES IN ACCORDANCE WITH APPLICABLE LAWS.

LIQUIDMETAL TECHNOLOGIES, INC.

COMMON STOCK PURCHASE WARRANT

Warrant No. [ ]	Date of Original Issuance: December 28, 2007

Liquidmetal Technologies, Inc., a Delaware corporation (together with any entity that shall succeed to or assume the obligations of Liquidmetal Technologies, Inc. hereunder, the “Company”), hereby certifies that, for value received, [ ] or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of [ ] shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $1.55 per share (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from time to time from and after the date hereof and through and including December 28, 2012; provided that with respect to any Warrant Shares that are not covered by an effective registration statement by the date which is one hundred twenty (120) calendars days after the Date of Original Issuance of this Warrant (the “Extension Date”), the expiration date of this Warrant as to such Warrant Shares shall be extended, but not beyond the seventh (7th) anniversary of the Date of Original Issuance, by an additional thirty (30) calendar days for every thirty (30) day period following the Extension Date that such Warrant Shares are not covered by an effective registration statement (the “Expiration Date”), and subject to the following terms and conditions:

1.             Definitions.  In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein shall have the meanings given to such terms in the Securities Purchase Agreement dated January 3, 2007 to which the Company and the original Holder are parties (the “Purchase Agreement”) and the 8% Subordinated Convertible Unsecured Notes of the Company (the “Notes”) issued in connection therewith.  The term “Common Stock” shall include the Company’s common stock, par value $0.001 per share as authorized on the date of the Purchase Agreement and any other securities or property of the Company or of any other person (corporate or otherwise) which the Holder at any time shall be entitled to receive on the exercise hereof in lieu of or in addition to such common stock, or which at any time shall be issuable in exchange for or in replacement of such common stock.  The term “Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 promulgated by the SEC pursuant to the Securities Act of 1933, as amended.

2.             Holder of Warrant.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary from the transferee and transferor.

3.             Recording of Transfers.  Subject to Section 6, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein.  As a condition to the transfer, the Company may request a legal opinion as contemplated by the legend above and related terms of the Purchase Agreement.  Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

4.             Exercise and Duration of Warrants.

(a)           This Warrant shall be exercisable by the registered Holder in whole or in part at any time and from time to time on or after the date hereof to and including the Expiration Date by delivery to the Company of a duly executed facsimile copy of the Exercise Notice form annexed  hereto (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company).  At 6:30 p.m., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value.  The Company may not call or redeem all or any portion of this Warrant without the prior written consent of the Holder.  If at any time (i) this Warrant is exercised after one year from the date of issuance of this Warrant but before the Expiration Date and (ii) during the Trading Day period immediately preceding the holder’s delivery of an Exercise Notice in respect of such exercise, a Registration Statement (as defined in the Registration Rights Agreement) covering the Warrant Shares that

2

are the subject of the Exercise Notice (the “Unavailable Warrant Shares”) is not available for the resale of such Unavailable Warrant Shares, the holder of this Warrant also may exercise this Warrant as to any or all of such Unavailable Warrant Shares and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Exercise Price, elect instead to receive upon such exercise a reduced number of shares of Common Stock (the “Net Number”) determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised in a Cashless Exercise.

B= the VWAP on the Trading Day immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

VWAP = For any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price per share of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price per share of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.

There cannot be a Cashless Exercise unless “B” exceeds “C”.

(b)           The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 4(a) or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, such Holder (together with such Holder’s Affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s Affiliates),

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as set forth on the applicable Notice of Exercise, would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by such Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Warrants or Notes) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by a Holder that the Company is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 4(b) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder together with any Affiliates) and of which a portion of this Warrant is exercisable shall be in the sole discretion of a Holder, and the submission of a Notice of Exercise shall be deemed to be each Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(b), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Beneficial Ownership Limitation provisions of this Section 4(b) may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the Company to change the Beneficial Ownership Limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant, and the provisions of this Section 4(b) shall continue to apply. Upon such a change by a Holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation may not be further waived by such

4

Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(b)) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

5.             Delivery of Warrant Shares.

(a)           To effect exercises hereunder, the Holder shall not be required to physically surrender this Warrant upon exercise unless this Warrant ceases to be further exercisable for additional Warrant Shares.  Upon delivery of the Exercise Notice to the Company (with the attached Warrant Shares Exercise Log) at its address for notice set forth herein and upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, the Company shall promptly (but in no event later than three Trading Days after the Date of Exercise (as defined herein)) issue and deliver to the Holder, a certificate for the Warrant Shares issuable upon such exercise, which, unless otherwise required by the Purchase Agreement, shall be free of restrictive legends.  A “Date of Exercise” means the date on which the Holder shall have delivered to Company: (i) the Exercise Notice (with the Warrant Exercise Log attached to it), appropriately completed and duly signed and (ii) except in the case of a Cashless Exercise, payment in full of the Exercise Price in immediately available funds or federal funds for the number of Warrant Shares so indicated by the Holder to be purchased.

(b)           If by the third Trading Day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 5(a), then the Holder will have the right to rescind such exercise.

(c)           If by the third Trading Day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 5(a), and if after such third Trading Day and prior to the receipt of such Warrant Shares, the Holder purchases in a bona fide arm’s length transaction for fair market value (in an open market transaction or otherwise) the number of shares of Common Stock necessary to deliver in satisfaction of a bona fide arm’s length sale for fair market value by the Holder of the Warrant Shares which the Holder was entitled to receive upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the Holder’s total sales price (including brokerage commissions, if any) for the shares of Common Stock so sold and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  The Holder shall provide the Company written notice and reasonably detailed documentation indicating the amounts requested by the Holder in respect of the Buy-In.

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(d)           The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

6.             Charges, Taxes and Expenses.  Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.             Replacement of Warrant.  If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and ownership thereof and customary and reasonable indemnity.  Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.  If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8.             Reservation of Warrant Shares.  The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

9.             Certain Adjustments.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

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(a)           Stock Dividends and Splits, Recapitalizations, Etc.  If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock or subdivides the outstanding shares of Common Stock into a larger number of shares (by any stock split, recapitalization or otherwise), then in each such case the Exercise Price shall be proportionately reduced and the number of Warrant Shares shall be proportionately increased, and (ii) combines outstanding shares of Common Stock into a smaller number of shares (by reverse stock split, recapitalization, or otherwise), then in each such case the Exercise Price shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased.  Any adjustment made pursuant to clauses (i) and (ii) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution or immediately after the effective date of such subdivision or combination (as the case may be). If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

(b)           Pro Rata Distributions.  If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then in each such case the Exercise Price shall be appropriately adjusted.  Any adjustment made pursuant to this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.  If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

(c)           Adjustment of Exercise Price upon Issuance of Common Stock.  If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to the New Securities Issuance Price.  For purposes of determining the adjusted Exercise Price under this Section 9(c), the following shall be applicable:

(i)            Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 9(c)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange

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or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share.  For the purposes of this Section 9(c)(ii), the “price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Exercise Price had been or are to be made pursuant to other provisions of this Section 9(c), no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii)          Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  Notwithstanding anything in this Warrant to the contrary, in the event that the Company agrees to decrease the conversion price of any of its 7% Convertible Secured Promissory Notes due August 2007 in connection with an agreement by the holder of any such notes to convert the same, such decrease in the conversion price will not result in any adjustment to the Exercise Price pursuant to this Section 9(c) of this Warrant.

(iv)          Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any Common Stock, Options

8

or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt.  If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined by the Company.

(v)           Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d)           Fundamental Transactions.  If, at any time while this Warrant is outstanding, (1) the Company effects any merger or consolidation of the Company with or into another Person, (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”).  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  At the Holder’s option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof.  Any such successor or surviving entity shall be deemed to be required to comply with the provisions of this paragraph (d) and shall insure that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent

9

transaction analogous to a Fundamental Transaction.  Notwithstanding the foregoing, in the event of a Fundamental Transaction that constitutes a Change in Control (as defined in the Notes), at the request of the Holder delivered before the 90th day after such Fundamental Transaction is consummated, the Company (or the successor to the Company) shall purchase this Warrant from the Holder by paying to the Holder, within five Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date such Fundamental Transaction is consummated.  For the purpose of this Warrant, “Black Scholes Value” means the value, as reasonably calculated by the Company, of this Warrant based on the Black-Scholes Option Pricing Model, provided that the Black Sholes Value of this Warrant shall not for this purpose exceed an amount equal to $5.00 multiplied by the number of shares of Common Stock for which this Warrant is exercisable at the time the Fundamental Transaction is consummated (with such $5.00 cap being subject to adjustment for stock dividends, stock splits, reverse stock splits, and the like).

(e)           Number of Warrant Shares.  Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(f)            Calculations.  All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g)           Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based.  Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.  No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this Section 9(g) are not required to be made shall be carried forward  and taken into account in any subsequent adjustment.

(h)           Notice of Corporate Events.  If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company,

10

then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least five calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10.           Payment of Exercise Price.  Upon exercise of this Warrant the Holder shall pay the Exercise Price in immediately available funds unless it is a Cashless Exercise in accordance with Section 4 hereof.

11.           No Fractional Shares.  No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant.  In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported by Bloomberg L.P. (or the successor to its function of reporting share prices) on the date of exercise.

12.           Notices.  Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent and delivered by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such communications shall be:  (i) if to the Company, to Liquidmetal Technologies, Inc., 30452 Esperanza, Rancho Santa Margarita, CA  92688.  Attn: Chief Executive Officer, Facsimile No.: (949) 635-2108, or (ii) if to the Holder, to the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section.

13.           Warrant Agent.  The Company shall serve as warrant agent under this Warrant.  Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent.  Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act.  Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

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14.           Miscellaneous.

(a)           This Warrant shall be binding on and inure to the benefit of the parties hereto and the respective successors and assigns of the Holder it being understood that transfers of this Warrant by the Holder are subject to the legend set forth of the face hereof.  Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.  This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

(b)           All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings to resolve any dispute concerning the interpretations, enforcement and defense of this Warrant and the transactions herein contemplated (“Proceedings”) (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”), although depositions may be taken in other locations.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant or the transactions contemplated hereby.  If either party shall commence a Proceeding to enforce any provisions of this Warrant, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

(c)           The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(d)           In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(e)           The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of

12

any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against such impairment.

(f)            This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.  In connection with an exercise of this Warrant in accordance with the terms hereof, upon the surrender of this Warrant and the payment of the aggregate Exercise Price (or by means of a Cashless Exercise if permitted hereunder), the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

LIQUIDMETAL TECHNOLOGIES, INC.

BY:
Name:	John Kang
Title:	Chairman

14

EXERCISE NOTICE

To Liquidmetal Technologies, Inc.

The undersigned hereby irrevocably elects to purchase  ______________ shares of common stock, par value $0.001 per share, of Liquidmetal Technologies, Inc. (“Common Stock”), pursuant to Warrant No. [  ], originally issued January 3, 2007 (the “Warrant”), and, if not a Cashless Exercise in accordance with Section 4, encloses herewith $_______ in cash, federal funds or other immediately available funds, which sum represents the aggregate Exercise Price (as defined in the Warrant) for the number of shares of Common Stock to which this Exercise Notice relates, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

The undersigned  hereby certifies to the Company that the undersigned’s exercise of the amount set forth above will not directly result in the undersigned (together with the undersigned’s affiliates) beneficially owning in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, calculated in accordance with Section 4(b) of the Warrant; provided that if the undersigned has waived the 4.99% beneficial ownership requirement  by providing the Company with notice at least 61 days prior to the date hereof, the undersigned hereby certifies to the Company that the undersigned’s exercise of the amount set forth above will not directly result in the undersigned (together with the undersigned’s affiliates) beneficially owning in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, calculated in accordance with Section 4(b) of the Warrant.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of

Print Name of Holder:

Signature:
Name:
Title:

HOLDER’S SOCIAL SECURITY OR
TAX IDENTIFICATION NUMBER:

Holder’s Address:

Warrant Shares Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the right represented by the within Warrant to purchase  ____________ shares of Common Stock of Liquidmetal Technologies, Inc. to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:    ______________, ____

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

Tax Identification Number or Social Security Number of Transferee

In the presence of:

_________________________

Exhibit 10.37

October 31, 2007

To:	Holders of 8% Unsecured Subordinated Notes
of Liquidmetal Technologies, Inc.

This letter is being sent to each Holder (a “Holder”) of the 8% Unsecured Subordinated Notes (the “Outstanding Notes”) issued by Liquidmetal Technologies, Inc. (the “Company”) between May and December 2006.  The purpose of this letter is to provide for, subject to the due date extension of the Outstanding Note to allow the Company to finalize its current joint venture and licensing relationship negotiations, the amendment of your Outstanding Note and the amendment of the Common Stock Purchase Warrant previously granted to you in connection with the Outstanding Note (the “Outstanding Warrant”).  Please return an executed copy of this letter to the Company to confirm your agreement to the following:

(1)  The second sentence of the first paragraph of your Outstanding Note is hereby amended by deleting said sentence in its entirety and replacing it with the following:  “All principal and interest under this Note shall become due and payable on November 30, 2007 (the “Maturity Date”).”

(2)  With respect to your Outstanding Warrant and in consideration of the due date extension of your Outstanding Note as described in the preceding paragraph, the Exercise Price (as defined in the Outstanding Warrant) shall be adjusted to $1.75 per share, which adjustment shall be effective as of the date of this letter, and the maximum number of Warrant Shares (as defined in the Outstanding Warrant) that may be purchased upon the exercise of the Outstanding Warrant shall be increased as of the date of this letter by an amount equal to thirty percent (30%) of the maximum number of Warrant Shares subject to the Outstanding Warrant immediately prior to such increase.

(3)  The following information correctly reflects the original issue date of your Outstanding Note and Outstanding Warrant, the original principal amount of your Outstanding Note, the original number of Warrant Shares included in your Outstanding Warrant, and the number of Warrant Shares that will be subject to your Outstanding Warrant as a result of the upward adjustment described in the preceding paragraph.

HOLDER’S NAME	ORIGINAL ISSUE DATE OF OUTSTANDING NOTE AND WARRANT	ORIGINAL PRINCIPAL AMOUNT OF OUTSTANDING NOTE	ORIGINAL # OF WARRANT SHARES SUBJECT TO OUTSTANDING WARRANT*	TOTAL # OF WARRANT SHARES SUBJECT TO OUTSTANDING WARRANT AS A RESULT OF ABOVE- DESCRIBED ADJUSTMENT

[letter continues on next page]

We kindly request that you sign and return this letter as soon as possible to the Company.

If you have any questions regarding the matters set forth herein, please do not hesitate to call John Kang at (949) 635-2100.

Sincerely,

/s/ John Kang

John Kang, Chairman of the Board

AGREED TO AND ACKNOWLEDGED:

Name of
Holder:
By:
Name:
Title:
Date:	, 2007

Please complete, sign, and return as soon as possible to:

Won Chung, Vice President- Finance

Liquidmetal Technologies, Inc.

30452 Esperanza
Rancho Santa Margarita, California 92688

Fax No.: (949) 635-2108

won.chung@liquidmetal.com

2

Exhibit 10.38

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 13, 2008, by and between LIQUIDMETAL TECHNOLOGIES, Inc., a Delaware corporation (the “Company”), GERALD E. MORROW (the “Employee”).

RECITALS

WHEREAS, the Employee desires to be employed by the Company upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Company desires to assure itself of the Employee’s continued employment in the capacities set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereto covenant and agree as follows:

1.                                       Employment.  The Company hereby employs Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

2.                                       Term. Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions for termination set forth in Section 5 hereof, the employment of the Employee under this Agreement shall commence on January 13, 2008 and shall continue through the close of business on January 13, 2011 (the “Initial Term”).  Upon the expiration of the Initial Term, the Employee’s employment with the Company will continue on an “at-will” basis and may be terminated by Employee or the Company for any reason and at any time, provided that the terminating party shall provide at least thirty (30) days prior written notice of the termination to the other party (unless the termination is With Cause as defined in this Agreement, in which case the Employee’s employment may be terminated immediately).  Notwithstanding the expiration of the Initial Term of this Agreement, the provisions of this Agreement other than those of Sections 1, 4, and 5, Term, Compensation, and Termination, respectively, shall remain in full force and effect.  All other provisions of this Agreement, including but without limitation, Sections 2, 6, and 7, entitled Employment, Nonsolicitation and Nondisclosure Covenants, and Employee Inventions, respectively, shall survive the expiration of the Initial Term.  Notwithstanding the expiration of the this Agreement or the termination of employment by any means by any party, Sections 2, 6, and 7, entitled Term, Nonsolicitation and Nondisclosure Covenants, and Employee Inventions, respectively, shall survive and remain fully enforceable.

3.                                       Duties.  Employee will initially serve as Chief Financial Officer of the Company. The Employee will devote the necessary business time, attention, skill, and energy to the business of the Company, will use the Employee’s best efforts to promote the success of the Company’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Company.  Furthermore, the Employee shall assume and competently perform such reasonable responsibilities and duties as may be assigned to the Employee from time to time by the Board of Directors, Chairman of the Board, President, Chief Executive Officer of the Company or their designee.  To the extent that the Company shall have any parent company, subsidiaries, affiliated corporations, partnerships, or joint ventures (collectively “Related Entities”), the Employee shall perform such duties to promote these entities and to promote and protect their respective interests to the same extent as the interests of the Company without additional compensation. At all times, the Employee agrees that the Employee has read and will abide by, and prospectively will read and abide by, any employee handbook, policy, or practice that the Company or Related Entities has or hereafter adopts with respect to its employees generally. The Employee will report directly to the Chairman of the Board.

4.                                       Compensation.

(a)                                  Annual Base Salary.  As compensation for Employee’s services and in consideration for the Employee’s covenants contained in this Agreement, the Company shall pay the Employee an annual base salary of $175,000.00.  The annual compensation (and commission rates, if applicable) may be adjusted upward or downward in the sole discretion of the Board of Directors or Chief Executive Officer.  For purposes of this Agreement, the term “Salary Year” means the one year, 365-day period (or 366 day period for a leap year) that begins on the January 13, 2008 and each successive one year period thereafter.

(b)                                 Bonuses.  In addition to the Employee’s annual base compensation, during the term of the Employee’s employment hereunder, the Employee shall be entitled to only such bonuses or additional compensation as may be granted to the Employee by the Board of Directors or Chief Executive Officer of the Company, in their sole discretion.

(c)                                  Reimbursement of Expenses.  The Employee shall be reimbursed for all reasonable and customary travel and other business expenses incurred by Employee in the performance of Employee’s duties hereunder, provided that such reimbursement shall be subject to, and in accordance with, any expense reimbursement policies and/or expense documentation requirements of the Company that may be in effect from time to time.

(d)                                 Option Grant.  In addition to the foregoing, in consideration of the execution of this Agreement by the Employee, the Company shall, on the date hereof, grant to the employee an option to purchase up to 200,000 shares of the common stock of the Company in accordance with a stock option agreement in the form set forth as Exhibit A hereto.

(e)                                  Other Benefits.  During the term of the Employee’s employment hereunder, the Employee shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other benefits plans, if any, which the Company may from time to time make available to similar-level employees.

(f)                                    Vacation.  The Employee shall be entitled to three weeks paid vacation during each Salary Year during the term of the Employee’s employment hereunder.  Vacation

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shall be taken at such times and with such notice so as to not disrupt or interfere with the business of the Company.  Unused vacation from a particular Salary Year will not carry over to succeeding Salary Years, and the Employee will not be paid for any unused vacation.

5.                                       Termination.

(a)                                  Death.  The Employee’s employment under this Agreement shall terminate immediately upon Employee’s death.  In the event of a termination pursuant to this Section 5(a), the Employee’s estate shall be entitled to receive any unpaid base salary owing to Employee up through and including the date of the Employee’s death.

(b)                                 Disability.  If, during the term of the Employee’s employment hereunder, the Employee becomes physically or mentally disabled in the determination of a physician appointed or selected by the Company, or, if due to any physical or mental condition, the Employee becomes unable for a period of more than sixty (60) days during any six-month period to perform Employee’s duties hereunder on substantially a full-time basis as determined a physician selected by the Company, the Company may, at its option, terminate the Employee’s employment upon not less than thirty (30) days written notice. In the event of a termination pursuant to this Section 5(b), the Employee shall be entitled to receive any unpaid base salary owing to Employee up through and including the effective date of Termination.

(c)                                  Termination By Company Without Cause.  In addition to the other termination provisions of this Agreement, the Company may terminate the Employee’s employment at any time without cause (a “Termination Without Cause”).  In the event of a Termination Without Cause, the Employee shall continue to receive the Employee’s base salary (as then in effect) during the six month period immediately following the effective date of the Termination Without Cause (the “Severance Period”).  In addition to the severance pay described in the preceding sentence, the Employee shall continue to receive, during the Severance Period, all employee health and welfare benefits that Employee would have received during the Severance Period in the absence of such termination.  Employee agrees and acknowledges, however, that Employee will forfeit the right to receive base salary and benefits during the Severance Period immediately upon the Employee’s breach of any covenant set forth in Section 6 of this Agreement.  The Employee will also forfeit the right to salary and benefits during the Severance Period upon accepting employment with another employer with comparable salary and benefits hereunder shall be forfeited and shall cease upon the Employee becoming eligible for benefits from the Employee’s new employer.  Notwithstanding the foregoing, the termination of the Employee’s employment pursuant to the second sentence of Section 2 of this Agreement shall not constitute a Termination Without Cause and shall not give rise to any severance payment or other benefits pursuant to this Section 5(c).

(d)                                 Termination By Company With Cause.  The Company may terminate the Employee’s employment at any time with Cause.  As used in this Agreement, “Cause” shall include the following: (1) the Employee’s failure or inability to perform Employee’s duties under this Agreement; (2) dishonesty or other serious misconduct, (3) the commission of an unlawful act material to Employee’s employment, (4) a material violation of the Company’s policies or practices which reasonably justifies immediate termination;

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(5) committing, pleading guilty, nolo contendre or no contest (or their equivalent) to, entering into a pretrial intervention or diversion program regarding, or conviction of, a felony or any crime or act involving moral turpitude, fraud, dishonesty, or misrepresentation; (6) the commission by the Employee of any act which could reasonably affect or impact to a material degree the interests of the Company or Related Entities or in some manner injure the reputation, business, or business relationships of the Company or Related Entities; (7) the Employee’s inability to perform an essential function of Employee’s position; or (8) any material breach by Employee of this Agreement.  The Company may terminate this Agreement for Cause at any time without notice.  In the event of a termination for Cause, the Company shall be relieved of all its obligations to the Employee provided for by this Agreement as of the effective date of termination, and all payments to the Employee hereunder shall immediately cease and terminate as of such date, except that Employee shall be entitled to the annual base salary hereunder up to and including the effective date of termination, provided, however, that the Employee’s obligations under Sections 6 and 7 shall survive such a Termination for Cause and any liabilities or obligations which have accrued and are owed by the Employee to the Company shall not be extinguished or released thereby.

6.                                       Nonsolicitation and Nondisclosure Covenants.

(a)                                  Rationale for Restrictions.  Employee acknowledges that Employee’s services hereunder are of a special, unique, and extraordinary character, and Employee’s position with the Company places Employee in a position of confidence and trust with customers, suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship.   The Employee further acknowledges that the rendering of services under this Agreement will likely require the disclosure to Employee of Confidential Information (as defined below) including Trade Secrets of the Company relating to the Company and/or Related Entities.  As a consequence, the Employee agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Employee make the covenants contained in this Section 6, that such covenants are a material inducement for the Company to employ the Employee and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(b)                                 Nonsolicitation Covenants.  As used herein, the term “Restrictive Period” means the time period commencing on the date of this Agreement and ending on the second (2nd) anniversary of the date on which the Employee’s employment by the Company (or any Related Entity) expires or is terminated for any reason, including both a termination by the Company for Cause and Not for Cause.  In addition, the term “Covered Business” means any business which is the same as, or similar to, any business conducted by the Company or any of the Related Entities at any time during the Restrictive Period.  The Employee agrees that the Employee will not engage in any of the following acts anywhere in the world during the Restrictive Period:

(i)                                     directly or indirectly assist, promote or encourage any existing or potential employees, customers, clients, or vendors of the Company or any Related Entity, as well as any other parties which have a business

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relationship with the Company or a Related Entity, to terminate, discontinue, or reduce the extent of their relationship with the Company or a Related Entity;

(ii)

directly or indirectly solicit business of the same or similar type as a Covered Business, from any person or entity known by the Employee to be a customer or client of the Company, whether or not the Employee had contact with such person or entity during the Employee’s employment with the Company;

(iii)

disparage the Company, any Related Entities, and/or any shareholder, director, officer, employee, or agent of the Company or any Related Entity; and/or

(iv)

engage in any practice the purpose of which is to evade the provisions of this Section 6 or commit any act which adversely affects the Company, any Related Entity, or their respective businesses.

Employee acknowledges that Employee’s services hereunder are of a special, unique, and extraordinary character, and Employee’s position with the Company places Employee in a position of confidence and trust with customers, suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship.  The Employee further acknowledges that the rendering of services under this Agreement will likely require the disclosure to Employee of Confidential Information (as defined below) and Trade Secrets (as defined below) of the Company relating to the Company and/or Related Entities.  As a consequence, the Employee agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Employee make the covenants contained in this Section 6, that such covenants are a material inducement for the Company to employ the Employee and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.  Accordingly, the Employee agrees that the geographic scope of the above covenants is a reasonable means of protecting the Company’s (and the Related Entities’) legitimate business interests.  Notwithstanding the foregoing covenants, nothing set forth in this Agreement shall prohibit the Employee from owning the securities of (i) corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation or (ii) any corporation, partnership, firm or other form of business organization which does not compete with, is not engaged in, and does not carry on any aspect of, either directly or indirectly through a subsidiary or otherwise, any Covered Business.

(c)                                  Disclosure of Confidential Information.  The Employee acknowledges that the inventions, innovations, software, Trade Secrets, business plans, financial strategies, finances, and all other confidential or proprietary information with respect to the business and operations of the Company and Related Entities are valuable, special, and unique assets of the Company.  Accordingly, the Employee agrees not to, at any time whatsoever either during or after the Employee’s term of employment with the Company, disclose, directly or indirectly,

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to any person or entity, or use or authorize any person or entity to use, any confidential or proprietary information with respect to the Company or Related Entities without the prior written consent of the Company, including, without limitation, information as to the financial condition, results of operations, identities of clients or prospective clients, products under development, acquisition strategies or acquisitions under consideration, pricing or cost information, marketing strategies, passwords or codes or any other information relating to the Company or any of the Related Entities which could be reasonably regarded as confidential (collectively referred to as “Confidential Information”).  However, the term “Confidential Information” does not include any information which is or shall become generally available to the public other than as a result of disclosure by the Employee or by any person or entity which the Employee knows (or which the Employee reasonably should know) has a duty of confidentiality to the Company or a Related Entity with respect to such information.  In addition to the foregoing, Company will be fully entitled to all of the protections and benefits afforded by the California Uniform Trade Secrets Acts and any other applicable law.  Trade Secret shall mean information, including a formula, pattern, compilation, program, device, method technique, or process that derives independent economic value, actual or potential, from being not generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, including but not limited to the patented information and processes as well as the unpatented information and processes comprising, underlying, arising from, and associated with Liquidmetal Alloy and Liquidmetal Coatings used by the Company.

(d)                                 Prevention of Premature Disclosure of Confidential Information and Trade Secrets.  The Employee agrees and acknowledges that, because the success of the Company is heavily dependent upon maintaining the secrecy of the Company’s Confidential Information and Trade Secrets and preventing the premature public disclosure of the Company’s proprietary information and technology including its Confidential Information and Trade Secrets, the Employee agrees to use the Employee’s best efforts and his or her highest degree of care, diligence, and prudence to ensure that no Confidential Information or Trade Secret prematurely leaks or otherwise prematurely makes its way into the public domain or any public forum, including, without limitation, into any trade publications, internet chat rooms, or other similar forums.  In the event that the Employee becomes aware of any premature leak of Confidential Information or Trade Secret or becomes aware of any circumstances creating a risk of such a leak, the Employee shall immediately inform the Board of Directors, the Chief Executive Officer, or the Employee’s supervisor of such leak or of such circumstances.

(e)                                  Removal and Return of Proprietary Items.  The Employee will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, and under such conditions and restrictions as are specifically authorized and/or required by the Company) or transmit by any means, electronic or otherwise, any document, record, notebook, plan, model, component, device, computer software or code, or Confidential Information or Trade Secret whether embodied in a disk or in any other form, including electronic form (collectively, the “Proprietary Items”).  The Employee recognizes that, as between the Company and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the

6

exclusive property of the Company.  Upon termination of Employee’s employment with the Company by either party (regardless of the reason for termination), or upon the request of the Company during the term of employment, the Employee will return to the Company all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items, Confidential Information, Trade Secret or any part thereof.

(f)                                    Enforcement and Remedies.  In the event of any breach of any of the covenants set forth in this Section 6, the Employee recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 6.  Additionally, the period of time applicable to any covenant set forth in this Section 6 will be extended by the duration of any violation by Employee of such covenant.  In the event a court of competent jurisdiction determines that any of the covenants set forth in this Section 6 are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent, but only to the extent, necessary to render it enforceable.

7.                                       Employee Inventions.

(a)                                  Definition. For purposes of this Agreement, “Employee Invention” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employee’s employment with the Company or during the twenty four (24) month period following such employment, that relates in any way to, or is useful in any manner in, the businesses then being conducted or proposed to be conducted by the Company or any Related Entity.

(b)                                 Ownership of Employee Inventions.  Employee agrees and acknowledges that all Employee Inventions will belong exclusively to the Company and that all Employee Inventions are works made for hire and the property of the Company, including any copyrights, patents, semiconductor mask protection, or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Company all of the Company’s right, title, and interest, including all rights of copyright, patent, semiconductor mask protection, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that the Employee will promptly:

(i)

disclose to the Company in writing any Employee Invention;

(ii)

assign to the Company or to a party designated by the Company, at the Company’s request and without additional compensation, all of the

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Employee’s right to the Employee Invention for the United States and all foreign jurisdictions;

(iii)

execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv)

sign all other papers necessary to carry out the above obligations; and

(v)

give testimony and render any other assistance in support of the Company’s rights to any Employee Invention.

8.                                       Essential and Independent Covenants.  The Employee’s covenants in Sections 6 and 7 of this Agreement are independent covenants, and the existence of any claim by the Employee against the Company under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Section 6 or 7.  The covenants of Sections 6 and 7 shall survive the termination, extinguishment, or lapse of this Agreement under any circumstances, even if this Agreement is terminated by either party, whether for Cause or Not for Cause.

9.                                       Representations and Warranties by The Employee. The Employee represents and warrants to the Company that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee, or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound, including, without limitation, any noncompetition agreement or similar agreement.  Employee further represents and warrants that he fully and completely understands this Agreement and that he has engaged in negotiations with the Company and has either consulted with an attorney of his choice or has had ample opportunity to do so and is fully satisfied with the opportunity he has had.

10.                                 Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by facsimile transmission (as long as receipt is acknowledged), or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the address or facsimile number for each party set forth on the signature page hereto, or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

11.                                 Miscellaneous.  No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by both of the parties hereto.  No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time.  This Agreement is the entire agreement between the parties hereto with respect to the

8

Employee’s employment by the Company, and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Employee which are not set forth in this Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Company, its respective successors and assigns, and the Employee and Employee’s heirs, executors, administrators and legal representatives.  The duties and covenants of the Employee under this Agreement, being personal, may not be delegated or assigned by the Employee without the prior written consent of the Company, and any attempted delegation or assignment without such prior written consent shall be null and void and without legal effect.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.  This Agreement may be assigned by the Company without the consent of the Employee, provided, however, that the Employee is given notice of the assignment.

12.                                 Governing Law; Resolution of Disputes.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California without regard to principles of choice of law or conflicts of law thereunder.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of California, County of Orange, or, if it has or can acquire jurisdiction, in the federal courts located in, Orange County, California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.  The parties hereto agree that having venue and jurisdiction solely in California is reasonable in that the headquarters for the Company is in Orange County, California and that site for litigation is the most central for such matters.  THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EMPLOYMENT OF THE EMPLOYEE WITH THE COMPANY.  This Agreement shall not be construed against either party but shall be construed without regard to the participation of either party in the drafting of this Agreement or any part thereof.

13.                                 Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be effective upon the execution and delivery by any party hereto of facsimile copies of signature pages hereto duly executed by such party; provided, however, that any party delivering a facsimile signature page covenants and agrees to deliver promptly after the date hereof two (2) original copies to the other party hereto.

14.                                 Modification By The Court.   In the event that any provision or Section of this Agreement violates any law of the state of California or is for some other reason unenforceable as written in the state of California, the Employee and the Company agree that the unenforceable provision or Section should not cause the entire Agreement to become unenforceable unless it is caused to fail in its essential purpose.  In the event that any provision

9

or Section of this Agreement violates any law of the state of California or is for some other reason unenforceable as written in the state of California, the Employee agrees that the provision should be reduced in scope or length or otherwise modified by the Court, if possible under the law, to cause the provision or Section of the Agreement to be legal and enforceable but to still provide to the Company the maximum protection available to it under the law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LIQUIDMETAL TECHNOLOGIES, Inc.

By:	/s/ John Kang
John Kang, Chairman

Liquidmetal Technologies
30452 Esperanza
Rancho Santa Margarita, CA 92688
Facsimile Number: 949-635-2108

EMPLOYEE

By:	/s/ Gerald Morrow

Printed Name:	Gerald Morrow

Address and Facsimile Number:

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Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors

Liquidmetal Technologies, Inc.

We consent to the incorporation by reference of our report of Independent Registered Public Accounting Firm dated March 28, 2008 on management’s assessment of internal control over financial reporting as of December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, and our report of Independent Registered Public Accounting Firm dated March 28, 2008 on the consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the three year period ended December 31, 2007 included in this Form 10-K, into the Company’s previously filed S-8 Registration Statement (File No. 333-101447).

/s/ Choi, Kim, Park, LLP
Los Angeles, California
April 3, 2008

Exhibit 31.1

CERTIFICATION

I, Larry Buffington, certify that:

1. I have reviewed this annual report on Form 10-K of Liquidmetal Technologies, Inc. for the year ended December 31, 2007;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-1f(f) and 15d-1f(f)) for the registrant and we have:

a)     Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)    Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)     Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)    Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal year (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonable likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)     All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: April 3, 2008	/s/ Larry E. Buffington
Larry E. Buffington
President and Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION

I, Gerald Morrow, certify that:

1. I have reviewed this annual report on Form 10-K of Liquidmetal Technologies, Inc. for the year ended December 31, 2007;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-1f(f) and 15d-1f(f)) for the registrant and we have:

a)     Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)    Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)     Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)    Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal year (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonable likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)     All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: April 3, 2008	/s/ Gerald E. Morrow
Gerald E. Morrow
Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C.

SECTION 1350, AS ADOPTED PURSUANT TOSECTION 906

OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Liquidmetal Technologies, Inc. (the “company”) on Form 10-K for the year ending December 31, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), we, Larry Buffington, President / Chief Executive Officer, and Gerald Morrow, Chief Financial Officer, of the company, certify, pursuant to and for purposes of 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company.

Date: April 3, 2008	By:	/s/ Larry E. Buffington
Larry E. Buffington
President and CEO

Date: April 3, 2008	By:	/s/ Gerald E. Morrow
Gerald E. Morrow
CFO

A signed original of this written statement required by Section 906 has been provided to Liquidmetal Technologies, Inc. and will be retained by Liquidmetal Technologies, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.